Exhibit 2.1

SPHERE 3D CORP.

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CATHEDRA BITCOIN INC.

- and -

S3D ACQUISITION CORP.

ARRANGEMENT AGREEMENT

March 5, 2026

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- ii -

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT made as of the 5th day of March, 2026

B E T W E E N:

SPHERE 3D CORP., a company existing under the laws of the Province of Ontario,

("Sphere")

AND:

CATHEDRA BITCOIN INC., a company existing under the laws of the Province of British Columbia,

("Cathedra")

AND:

S3D ACQUISITION CORP., a company existing under the laws of the Province of British Columbia,

("Amalco Sub")

WITNESSES THAT WHEREAS:

A. Sphere and Cathedra have agreed to enter into a business combination pursuant to which Sphere will acquire all of the Cathedra Shares in exchange for Sphere Common Shares to be completed under a plan of arrangement pursuant to Section 288 of the Business Corporation Act (British Columbia), subject to the terms and conditions of this Agreement;

B. Amalco Sub is a wholly-owned, direct Subsidiary of Sphere, and was formed for the sole purpose of consummating the transactions contemplated by this Agreement;

C. The Cathedra Board has determined, after receiving financial and legal advice, that the Consideration Shares to be received by the Cathedra Shareholders are fair from a financial point of view and that the Arrangement is in the best interests of Cathedra, and the Cathedra Board has resolved to recommend that the Cathedra Shareholders vote in favour of the Arrangement Resolution, all subject to the terms and conditions contained in this Agreement;

D. The Sphere Board has determined, after receiving financial and legal advice, that that the Arrangement is fair from a financial point of view and that the Arrangement is in the best interests of Sphere, and the Sphere Board has resolved to recommend that the Sphere Shareholders vote in favour of the Sphere Resolution, all subject to the terms and conditions contained in this Agreement;

E. each of the directors, senior officers and certain securityholders of Cathedra have entered into the Cathedra Support Agreement in favour of Sphere pursuant to which the Cathedra Locked-up Shareholders have agreed to vote any securities of Cathedra over which they exercise control or direction in favour of the Arrangement Resolution; and

F. each of the directors and senior officers of Sphere have entered into the Sphere Support Agreement in favour of Cathedra pursuant to which the Sphere Locked-up Shareholders have agreed to vote any securities of Sphere over which they exercise control or direction in favour of the Sphere Resolution.

NOW THEREFORE in consideration of the mutual premises and the respective covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1 Definitions

In this Agreement and in the recitals hereto, unless there is something in the subject matter or context inconsistent therewith, the following words and terms shall have the meanings hereinafter set out:

"Accelerated Cathedra RSUs" means the outstanding Cathedra RSUs that will fully vest immediately prior to the Effective Time in accordance with their terms;

"Acquisition Proposal" means, with respect to a Party, other than the transactions contemplated by this Agreement and other than any transaction involving only a Party and/or one or more of its wholly-owned Subsidiaries, any offer, proposal, expression of interest or inquiry from any person or group of persons "acting jointly or in concert" (within the meaning of National Instrument 62-104 - Take Over Bids and Issuer Bids), whether or not in writing and whether or not delivered to the shareholders of a Party, after the date hereof relating to: (a) any acquisition or sale, direct or indirect, through one or more transactions, of: (i) the assets of that Party and/or one or more of its Subsidiaries that, individually or in the aggregate, constitute 20% or more of the fair market value of the consolidated assets of that Party and its Subsidiaries, taken as a whole, or which contribute 20% or more of the consolidated revenue of a Party and its Subsidiaries, taken as a whole, or (ii) 20% or more of the issued and outstanding voting or equity securities or any securities exchangeable for or convertible into voting or equity securities of that Party or any one or more of its Subsidiaries that, individually or in the aggregate, contribute 20% or more of the consolidated revenues or constitute 20% or more of the fair market value of the consolidated assets of that Party and its Subsidiaries, taken as a whole; (b) any take-over bid, tender offer, exchange offer or other transaction that, if consummated, would result in such person or group of persons beneficially owning 20% or more of the issued and outstanding voting or equity securities of any class of voting or equity securities of that Party; (c) any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, joint venture, partnership, liquidation, dissolution or other similar transaction involving that Party or any of its Subsidiaries whose assets or revenues, individually or in the aggregate, constitute 20% or more of the consolidated assets or revenues, as applicable, of that Party and its Subsidiaries, taken as a whole; (d) any other similar transaction or series of transactions similar to those referred to in paragraphs (a) through (c) above, involving a Party or any of its Subsidiaries. For the purposes of the definition of "Superior Proposal", reference in this definition of Acquisition Proposal to "20%" shall be deemed to be replaced by "100%";

"Act" means the Business Corporations Act (British Columbia) and the regulations made thereunder, as promulgated or amended from time to time;

"Amalco Sub" means S3D Acquisition Corp.;

"Applicable Securities Laws" means such of the Canadian Securities Laws and the U.S. Securities Laws as are applicable to a transaction or a person;

"Arrangement" means the arrangement of Cathedra under section 288 of the Act, on the terms and subject to the conditions described in the Plan of Arrangement, subject to any amendments or variations made thereto in accordance with this Agreement, the applicable provisions of the Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of Sphere and Cathedra, each acting reasonably;

"Arrangement Resolution" means the special resolution of each class of the Cathedra Shareholders approving the Plan of Arrangement to be considered by the Cathedra Shareholders at the Cathedra Meeting, substantially in the form set out in Schedule "B" to this Agreement;

"ATM Agreement" means that certain Sales Agreement, dated as of January 3, 2025, by and between Sphere and A.G.P./Alliance Global Partners;

"Board" means in respect of any Party, its board of directors;

"Business Day" means a day which is not a Saturday, Sunday or a civic or statutory holiday in the Provinces of British Columbia and Ontario or in the State of New York, on which banks are open for business in the Cities of Vancouver, Toronto and New York;

"Canadian Securities Authorities" means the British Columbia Securities Commission and any other applicable securities commissions and securities regulatory authority of a province or territory of Canada;

"Canadian Securities Laws" means: (a) the Securities Act (British Columbia) and the equivalent legislation in each Province and Territory of Canada; (b) the rules, regulations, instruments and policies adopted by the securities regulatory authority of any Province or Territory of Canada, as amended from time to time; and (c) the policies of the TSXV, each as amended from time to time;

"Cathedra" means Cathedra Bitcoin Inc.;

"Cathedra Assets" means all of Cathedra's right, title, estate and interest in and to its property and assets, real and personal, moveable and immoveable, of whatsoever nature and kind and wheresoever situate, including, without limitation, the assets as more particularly set forth and described in the Cathedra Financial Statements;

"Cathedra Board" means the Board of Cathedra;

"Cathedra CAPEX Cap" has the meaning ascribed thereto in Subsection 5.1(c)(ix);

"Cathedra Circular" means the notice of the Cathedra Meeting and accompanying management information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular, to be sent to the Cathedra Shareholders in connection with the Cathedra Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement;

"Cathedra Closing Payments" means the payments contemplated by the agreements set forth in Schedule 3.1(q)(iv) and Schedule 3.1(mm) of the Cathedra Disclosure Letter;

"Cathedra Disclosure Letter" means the disclosure letter dated the date hereof executed by Cathedra and delivered to Sphere;

"Cathedra Fairness Opinion" means an oral opinion to be subsequently confirmed in writing from Evans & Evans, Inc. that, as of the date of such opinion and subject to the assumptions, limitations and qualifications set out therein, the Consideration Shares to be received by Cathedra Shareholders pursuant to the Arrangement is fair, from a financial point of view, to the Cathedra Shareholders;

"Cathedra Financial Statements" has the meaning ascribed thereto in Subsection 3.1(f);

"Cathedra Intellectual Property" means all Intellectual Property used in the ordinary course of business of Cathedra, including but not limited to the Intellectual Property listed in Schedule 3.1(t)(i) of the Cathedra Disclosure Letter;

"Cathedra Material Contracts" means any contract, agreement, license, lease, arrangement or commitment to which Cathedra or any Cathedra Subsidiary is a party or otherwise bound that: (a) provides for obligations or entitlements of Cathedra and/or the Cathedra Subsidiaries exceeding $50,000 in any year; (b) whose termination would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cathedra; (c) expressly limiting or restricting the ability of Cathedra or any Cathedra Subsidiary to compete in, solicit in respect of, or otherwise to conduct, their respective businesses or operations in any geographic area or during any period of time; (d) contains any right of first refusal or first offer or similar right or that limits in any material respect the ability of Cathedra or any Cathedra Subsidiary to own, operate, sell, pledge or otherwise dispose of material assets, property or the business of Cathedra or such Cathedra Subsidiary; (e) is a financial risk management contract, such as currency, commodity or interest related hedge contracts; (f) provides for the termination, acceleration of payment or other special rights upon the occurrence of a change in control of Cathedra; (g) is a shareholder, joint venture or partnership agreement; or (h) is with an affiliate of Cathedra or any other person with whom Cathedra does not deal at arm's length within the meaning of the Income Tax Act, other than a contract between a contract between Cathedra and a wholly-owned Subsidiary of Cathedra or between two or more wholly-owned Subsidiaries of Cathedra;

"Cathedra Locked-up Shareholders" means each of the directors and senior officers of Cathedra and any other person that signs a Cathedra Support Agreement;

"Cathedra LTIP" means Cathedra's long term incentive plan as approved by the Cathedra Board on June 18, 2024;

"Cathedra Meeting" means the annual general and special meeting of the Cathedra Shareholders, including any adjournment or adjournments thereof, to be held pursuant to the Interim Order for the purpose of considering and, if thought fit, approving the Arrangement Resolution and for any other purpose as may be set out in the Cathedra Circular;

"Cathedra MV Shares" means the multiple voting shares in the authorized capital of Cathedra;

"Cathedra Optionholders" means the holders from time to time of Cathedra Options;

"Cathedra Options" means options to acquire Cathedra SV Shares granted under the Cathedra LTIP;

"Cathedra Permitted Encumbrances" means those security interests charging the Cathedra Assets as set forth in the Cathedra Financial Statements and as more specifically set forth in Schedule 1.1(b) of the Cathedra Disclosure Letter;

"Cathedra Public Record" means all information, documents, materials and filings relating to Cathedra that have been filed by or on behalf of Cathedra and publicly disseminated through the System for Electronic Document Analysis and Retrieval (SEDAR+), together with any documents incorporated by reference therein, in each case as filed and publicly available as of the date hereof;

"Cathedra RSU holders" means the holders from time to time of Cathedra RSUs;

"Cathedra RSUs" means restricted share units to acquire Cathedra SV Shares granted under the Cathedra LTIP;

"Cathedra Securityholders" means, collectively, the Cathedra Shareholders and holders of Cathedra Options, Cathedra Warrants and Cathedra RSUs;

"Cathedra Shareholder Approval" has the meaning ascribed thereto in Subsection 2.2(c);

"Cathedra Shareholders" means the holders from time to time of Cathedra Shares;

"Cathedra Shares" means the Cathedra SV Shares and the Cathedra MV Shares;

"Cathedra Subsidiaries" means, together, Fortress Blockchain Holdings Corp., Fortress Blockchain (US) Holdings Corp., Cathedra Lease Co. LLC, Kungsleden, Inc., North Campbell HoldCo LLC, North Campbell LandCo LLC, North Campbell HostCo LLC, Sentinel Technology, LLC, Churchill Technologies LLC, Two Key Technologies LLC, Crystal Core LLC, Buckeye Technologies HoldCo LLC, Buckeye Technologies OpCo LLC, HPC Holdings LLC and Buckeye HPC LLC;

"Cathedra Superior Proposal" means any unsolicited bona fide written Acquisition Proposal from a person or persons who is or are, as at the date of this Agreement, a party that deals at arm's length with Cathedra, that is not obtained in violation of this Agreement, to acquire 100% of the outstanding Cathedra Shares (other than Cathedra Shares beneficially owned by the person or persons making such Acquisition Proposal) or all or substantially all of the assets of Cathedra and its Subsidiaries on a consolidated basis made after the date of this Agreement: (a) that is reasonably capable of being completed without undue delay, taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal and the person or persons making such Acquisition Proposal; (b) that is not subject to any financing condition and in respect of which it has been demonstrated to the satisfaction of the Cathedra Board that adequate arrangements have been made in respect of any financing required to complete such Acquisition Proposal; (c) that is not subject to any due diligence condition; and (d) in the event that Cathedra does not have the financial resources to pay the Termination Fee, the terms of such Acquisition Proposal provide that the person making such Superior Proposal shall advance or otherwise provide Cathedra the cash required for Cathedra to pay the Termination Fee and such amount shall be advanced or provided on or before such Termination Fee becomes payable; and (e) in respect of which, the Cathedra Board determines, in its good faith judgment, after receiving the advice of its financial and legal advisors and after taking into account all the terms and conditions of such Acquisition Proposal and all factors and matters considered appropriate in good faith by the Cathedra Board, that it would, if consummated in accordance with its terms (but not assuming away  any  risk of non-completion), result in a transaction which is more favourable, from a financial point of view, to Cathedra Shareholders, than the Arrangement (including any amendments to the terms and conditions of the Arrangement proposed by Sphere pursuant to Subsection 7.2(b));

"Cathedra Support Agreements" means the voting support agreements dated as of the date hereof in the form provided to Cathedra and duly executed by Cathedra, Sphere and each of the Cathedra Locked-up Shareholders;

"Cathedra SV Shares" means the subordinate voting shares in the authorized capital of Cathedra;

"Cathedra Warrantholders" means the holders from time to time of Cathedra Warrants;

"Cathedra Warrants" means warrants to acquire Cathedra SV Shares;

"Change in Recommendation" means the circumstances where, prior to Cathedra having obtained the Cathedra Shareholder Approval or Sphere having obtained the Sphere Shareholder Approval, as applicable, the Board of a Party (a) fails to unanimously recommend or withdraws, amends, modifies, qualifies, or changes in a manner adverse to the other Party, or publicly proposes to or publicly state that it intends to withdraw, amend, modify, qualify or change in a manner adverse to the other Party, its approval or recommendation of the Arrangement; (b) fails to approve or recommend or reaffirm its approval or recommendation of the Arrangement within three (3) Business Days (and in any case prior to the Cathedra Meeting and the Sphere Meeting) after having been requested in writing by such other Party to do so; or (c) in the event of a publicly announced Acquisition Proposal, fails to approve or recommend or reaffirm its approval or recommendation of the  Arrangement within five (5) Business Days after any such announcement of an Acquisition Proposal (it being understood that the taking of a neutral position or no position with respect to an Acquisition Proposal beyond a period of five (5) Business Days after any such announcement of an Acquisition Proposal (or beyond the date which is one day prior to the Cathedra Meeting and the Sphere Meeting, if sooner) shall be considered an adverse modification);

"Closing Payments" means, collectively, all amounts, payments, compensation, consideration, fees, costs, expenses, liabilities and other obligations of any kind (whether in cash, securities, digital assets or other property) that are paid, payable, accrued, triggered, accelerated, assumed or required to be paid by Cathedra or any of its Subsidiaries or Sphere or any of its Subsidiaries as a result of, in connection with, or upon the consummation of the Arrangement or any of the transactions contemplated hereby, whether payable at or following the Effective Time, including, without limitation:

(a) severance, termination, retention, bonus, incentive, commission, transaction, success or change-of-control payments or benefits (including any gross-ups, whether payable pursuant to Section 280G of the U.S. Internal Revenue Code or otherwise) payable to any current or former directors, officers, employees or consultants;

(b) any amounts triggered or accelerated under any employment, consulting, equity compensation, incentive, pension, benefit, severance, deferred compensation, change-of-control or similar plan, agreement or arrangement;

(c) any fees, expenses, break fees, consent fees, penalties or make-whole amounts payable to any third party in connection with the Arrangement or the termination, amendment or acceleration of any contract, agreement or commitment; and

(d) any employer payroll, withholding, sales, excise or similar Taxes arising in connection with any of the foregoing.

"Confidentiality Agreement" means the confidentiality agreement between Sphere and Cathedra dated August 3, 2023;

"Consideration Securities" means, collectively, the Consideration Shares, the Replacement Warrants, the Replacement Options and the Replacement RSUs;

"Consideration Shares" means the Sphere Common Shares and the Sphere Series I Shares to be issued in exchange for Cathedra Shares and the Accelerated Cathedra RSUs pursuant to the Arrangement;

"Corrupt Practices Legislation" has the meaning ascribed thereto in Subsection 3.1(ii);

"Court" means the Supreme Court of British Columbia;

"Depositary" means any trust company, bank or financial institution agreed to in writing between Sphere and Cathedra for the purpose of, among other things, exchanging certificates representing Cathedra Shares for certificates representing Consideration Shares in connection with the Arrangement;

"Depositary Agreement" means a depositary agreement to be dated on or prior to the Effective Date between Sphere, Cathedra, and the Depositary, pursuant to which the Depositary agrees to act in the capacity of the Depositary for the purposes of the Plan of Arrangement, and to undertake the actions of the Depositary provided for therein;

"Director Nominees" has the meaning ascribed thereto in Section 2.18;

"Dissent Rights" means the rights of dissent exercisable by the Cathedra Shareholders in respect of the Arrangement described in the Plan of Arrangement;

"Effective Date" has the meaning ascribed thereto in Section 2.11;

"Effective Time" means the time on the Effective Date when the Arrangement will be deemed to be completed as may be agreed to by the Parties and as denoted on the filings with the Registrar, to the extent that such filings are required;

"Employee Plan" means any:

(a) pension, retirement, deferred compensation, registered retirement savings plan, savings, profit-sharing, stock option, stock purchase, bonus, incentive, vacation pay, severance pay, supplemental unemployment benefit, employee assistance, death benefit or other employee or post-retirement benefit plan, trust, arrangement, contract, agreement, policy or commitment (including any arrangement to provide pension benefits in excess of the maximum amounts which are allowed under the Income Tax Act to be provided through a registered pension plan) from which current or former employees or consultants of a Party or any of its Subsidiaries (or their affiliates), in Canada or any other country, benefit or have the potential to benefit; or

(b) group or individual insurance policy or coverage (including self-insured coverage) for accident and sickness or life insurance (including any individual insurance policy under which any employee or former employee of a Party or any of its Subsidiaries is the named insured and as to which a Party or any of its Subsidiaries makes premium payments, whether or not the Party or any of its Subsidiaries is the owner, beneficiary or both of that policy), or other insured or covered expense reimbursement coverage, from which current or former employees or consultants of a Party or any of its Subsidiaries (or their affiliates), in Canada or any other country, benefit or have the potential to benefit, which is intended to provide or does provide benefits to any or all current or former employees or consultants of a Party or any of its Subsidiaries (or their affiliates), and to which a Party or any of its Subsidiaries is a party or by which a Party or any of its Subsidiaries (or any of the rights, properties or assets of a Party or any of its Subsidiaries) is bound, or with respect to which a Party or any of its Subsidiaries has any liability or potential liability, whether or not any of the foregoing is funded or unfunded, written or oral, formal or informal, and whether or not a Party or any of its Subsidiaries still maintains such plan, trust, arrangement, contract, agreement, policy or commitment

"Encumbrance" means any hypothecs, mortgages, pledges, assignments, liens, charges, security interests, adverse rights or claims, other third-party interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

"Environment" includes the air (including all layers of the atmosphere), land (including soil, sediment deposited on land, fill, and lands submerged under water), and water (including oceans, lakes, rivers, streams, groundwater, and surface water);

"Environmental Laws" means all Laws relating in any way to the Environment, environmental assessment, health, occupational health and safety, or the use, purchase, storage, treatment, transportation or disposal of Hazardous Substances;

"Final Order" means the final order of the Court under Section 291 of the Act, in a form acceptable to the Parties, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of the Parties, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that such that any such amendment is acceptable to the Parties, each acting reasonably) on appeal;

"FINRA" means Financial Industry Regulatory Authority;

"GAAP" means the generally accepted accounting principles in the United States;

"Governmental Authority" means any (a) multinational, federal, provincial, state, county, regional, municipal, local or other government, governmental or public department or ministry, central bank, court, tribunal, arbitral body, commission, commissioner, stock exchange, board, official, minister, bureau or agency, whether domestic or foreign; (b) subdivision, agent or representative of any of the foregoing; or (c) quasi-governmental or private body exercising any administrative, regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

"Hazardous Substances" means, collectively, any contaminant, toxic substance, dangerous goods, or pollutant or any other substance that when Released to the natural Environment is likely to cause, at some immediate or future time, material harm or degradation to the natural environment or material risk to human health, including (a) any petroleum substances, radioactive materials, asbestos, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined under Environmental Laws as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "restricted hazardous materials", "extremely hazardous substances", "toxic substances", "contaminants" or "pollutants" or words of similar meaning and regulatory effect; or (c) any other chemical, material or substance, exposure to which is prohibited, limited, or regulated by any Environmental Law;

"IFRS" means the International Financial Reporting Standards as issued by the International Accounting Standards Board, applied on a consistent basis;

"Income Tax Act" means the Income Tax Act (Canada) and the regulations made thereunder, as amended;

"Intellectual Property" means all domestic and foreign (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications, patent disclosures and industrial designs, together with all reissuances, continuations, continuations-in-part, revisions, extensions and re-examinations thereof, (b) trademarks, service marks, trade dress, trading styles, logos, trade names and business names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith and all applications, registrations and renewals in connection therewith, (c) copyrightable works, copyrights and applications, registrations and renewals in connection therewith, (d) trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (e) computer systems, software, data and related documentation, (f) other proprietary rights, (g) right, title and interest as licensee or authorized user of any of the aforementioned intellectual property, and (h) copies and tangible embodiments thereof in whatever form or medium whether now known or hereafter developed;

"Interim Order" means the interim order of the Court to be issued following the application therefor contemplated by Section 2.2, in a form acceptable to the Parties, each acting reasonably, and containing declarations and directions with respect to the Arrangement and providing for, among other things, the calling and holding of the Cathedra Meeting, as such order may be amended, modified, supplemented or varied by the Court (provided that any such amendment, modification, supplement or variation is acceptable to the Parties, each acting reasonably);

"Internal Revenue Code" means the United States Internal Revenue Code of 1986, and the regulations promulgated thereunder, as now in effect and as they may be promulgated or amended from time to time;

"Law" or "Laws" means all:

(a) laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, statutory rules, principles of law, published policies or guidelines of any Governmental Authority;

(b) judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, orders, decisions, rulings, decrees or awards, including general principles of common and civil law; and

(c) terms and conditions of any grant of approval, permission, authority or licence of any Governmental Authority,

domestic or foreign, and the term "Applicable" with respect to such Laws and in a context that refers to one or more persons, means that such Laws apply to such person or persons or its or their business, undertaking, property, assets or securities and emanate from a Governmental Authority having jurisdiction over the person or persons or its or their business, undertaking, property, assets or securities;

"Management Member Employment Agreement" means the employment agreements to be entered into between Joel Block and Sphere on the Effective Date;

"Management Members" means Joel Block, as Chief Executive Officer of Sphere effective as at the Effective Time, Kurt Kalbfleisch, as Chief Financial Officer of Sphere effective as at the Effective Time, and Tiah Reppas, as Chief Accounting Officer of Sphere effective as at the Effective Time;

"Material Adverse Change" means, in respect of any Party, any one or more changes, events or occurrences, and "Material Adverse Effect" means, in respect of any Party, any one or more changes, effects, events or occurrences, which, in either case, either individually or in the aggregate, is or would reasonably be expected to be material and adverse to the business, operations, results of operations or financial condition of that Party and its Subsidiaries, on a consolidated basis, or that would prevent or materially impede the completion of the Arrangement, except any change, effect, event or occurrence resulting from or relating to: (a) the public announcement of the execution of this Agreement or the transactions contemplated hereby or the performance of any obligation hereunder or, in the case of Cathedra, communication by Sphere of its plans or intentions with respect to Cathedra and/or any of its Subsidiaries; (b) any change in Applicable Laws or in the interpretation thereof by any Governmental Authority (other than orders, judgments or decrees against the Party and its Subsidiaries) or in IFRS or GAAP; (c) any natural disaster; (d) conditions affecting the cryptocurrency mining industry generally or the price of bitcoin or other relevant cryptocurrencies; (e) general economic, financial, currency exchange, securities or commodity market conditions, including the imposition of U.S. tariffs on imports from Canada as well as retaliatory tariffs on U.S. exports by Canada; (f) any act of terrorism, outbreak or escalation of hostilities or armed conflict, epidemic, pandemic, public health emergency, or the imposition of any quarantine, shelter-in-place, travel restriction, or similar governmental or regulatory order related thereto; or (g) any change in the market price of the Cathedra SV Shares or the Sphere Common Shares, as applicable, (it being understood, without limiting the applicability of paragraphs (a) to (g), that the cause or causes of any such change in the market price of the Cathedra SV Shares or the Sphere Common Shares may constitute, in and of itself, a Material Adverse Change or Material Adverse Effect and may be taken into account in determining whether a Material Adverse Change or Material Adverse Effect has occurred), provided further that any change, effect, event or occurrence referred to in paragraphs (b) to (f) does not relate primarily only to (or have the effect of relating primarily only to) such Party or have a materially disproportionate effect on such Party and its Subsidiaries (on a consolidated basis) relative to comparable cryptocurrency mining companies; and references in this Agreement to dollar amounts are not intended to be and shall not be deemed to be illustrative or interpretative for purposes of determining whether a "Material Adverse Effect" or a "Material Adverse Change" has occurred;

"material fact" has the meaning attributed to such phrase in the Securities Act (British Columbia);

"MI 61-101" means Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions;

"Money Laundering Laws" has the meaning ascribed thereto in Subsection 3.1(jj);

"MVS Exchange Ratio" means 12.3014:1, representing 12.3014 Sphere Common Shares for each Cathedra MV Share;

"NASDAQ" means the Nasdaq Capital Market;

"Outside Date" means September 30, 2026;

"Parties" means Cathedra, Sphere and Amalco Sub, and any other person who becomes a party to this Agreement, and "Party" means any of them;

"Permitted Expenditures" means expenditures (including, without limitation, disbursements of cash and dispositions or uses of digital assets, including cryptocurrencies) (i) in the ordinary course of business consistent with past practice, (ii) to pay Transaction Expenses or (iii) to pay the Cathedra Closing Payments or the Sphere Closing Payments, as applicable;

"person" is to be construed generally and includes any natural person, partnership, limited partnership, limited liability partnership, estate, body corporate, limited liability company, unlimited liability company, joint stock company, trust, estate, unincorporated association, joint venture or other entity or Governmental Authority, and pronouns have a similarly extended meaning;

"Plan of Arrangement" means the plan of arrangement substantially in the form and content annexed as Schedule "A" to this Agreement as from time to time amended, supplemented or restated in accordance with this Agreement, the Plan of Arrangement or at the direction of the Court in the Final Order with the consent of the Parties, each acting reasonably;

"Preferred Shares" means the preferred shares of Sphere, issuable in series;

"Principal Holders" means Joel Block, Thomas Masiero and Jialin "Gavin" Qu;

"Registrar" means the "registrar" as defined in the Act;

"Regulatory Approvals" means any consent, waiver, permit, exemption, review, order, decision, non-objection or approval of, or any registration, licence and filing with, any Governmental Authority, NASDAQ, FINRA and the TSXV, or the expiry, waiver or termination of any waiting period imposed by Applicable Law or a Governmental Authority, NASDAQ, FINRA and the TSXV, in each case required in relation to the transactions contemplated by this Agreement;

"Release" means any release, spill, leak, discharge, abandonment, disposal, pumping, pouring, emitting, emptying, injecting, leaching, dumping, depositing, dispersing, passive migration, or allowing to escape or migrate into or through the environment (including ambient air, surface water, ground water, land surface and subsurface strata or within any building, structure, facility or fixture) of any Hazardous Substance, including the abandonment or discarding of Hazardous Substances in barrels, drums, tanks or other containers, regardless of when discovered;

"Replacement Options" means options to acquire Sphere Common Shares that will be granted by Sphere to holders of Cathedra Options pursuant to the Arrangement;

"Replacement RSUs" means restricted share units to acquire Sphere Common Shares that will be granted by Sphere to certain holders of Cathedra RSUs pursuant to the Arrangement;

"Replacement Warrants" means Warrants to acquire Sphere Common Shares that will be issued by Sphere to the holders of Cathedra Warrants pursuant to the Arrangement;

"Representatives" means, collectively, the directors, officers, employees, counsel, accountants, financial advisors, consultants, agents and other authorized representatives of a Party or its Subsidiaries;

"Required Consents" means the consents listed on Schedule "D";

"SEC" means the U.S. Securities Exchange Commission;

"SEC Clearance" has the meaning ascribed thereto in Subsection 2.4(a);

"Securities Authorities" means the Canadian Securities Authorities and the SEC, as applicable;

"Sphere" means Sphere 3D Corp.;

"Sphere Assets" means all of Sphere's right, title, estate and interest in and to its property and assets, real and personal, moveable and immoveable, of whatsoever nature and kind and wheresoever situate, including, without limitation, the assets as more particularly set forth and described in the Sphere Financial Statements;

"Sphere Board" means the Board of Sphere;

"Sphere CAPEX Cap" has the meaning ascribed thereto in Subsection 5.2(c)(ix);

"Sphere Common Shares" means the common shares in the capital of Sphere;

"Sphere Closing Payments" means the payments contemplated by the agreements set forth in Schedule 4.1(q)(iv) and Schedule 4.1(ll) and of the Sphere Disclosure;

"Sphere Disclosure Letter" means the disclosure letter dated the date hereof executed by Sphere and delivered to Cathedra;

"Sphere Fairness Opinion" means an oral opinion to be subsequently confirmed in writing from Rosenblatt Securities that, as of the date of such opinion and subject to the assumptions, limitations and qualifications set out therein, that the Arrangement is fair, from a financial point of view, to the Sphere Shareholders;

"Sphere Intellectual Property" means all Intellectual Property used in the ordinary course of business of Sphere, including but not limited to the Intellectual Property listed in Schedule 4.1(t)(i) of the Sphere Disclosure Letter;

"Sphere Locked-up Shareholders" means each of the directors and senior officers of Sphere that signs a Sphere Support Agreement;

"Sphere Material Contracts" means any contract, agreement, license, lease, arrangement or commitment to which Sphere or any Sphere Subsidiary is a party or otherwise bound that: (a) provides for obligations or entitlements of Sphere and/or the Sphere Subsidiaries exceeding $50,000 in any year; (b) whose termination could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Sphere; (c) expressly limiting or restricting the ability of Sphere or any Sphere Subsidiary to compete in, solicit in respect of, or otherwise to conduct, their respective businesses or operations in any geographic area or during any period of time; (d) contains any right of first refusal or first offer or similar right or that limits in any material respect the ability of Sphere or any Sphere Subsidiary to own, operate, sell, pledge or otherwise dispose of material assets, property or the business of Sphere or such Sphere Subsidiary; (e) is a financial risk management contract, such as currency, commodity or interest related hedge contracts; (f) provides for the termination, acceleration of payment or other special rights upon the occurrence of a change in control of Sphere; (g) is a shareholder, joint venture or partnership agreement; or (h) is with an affiliate of Sphere or any other person with whom Sphere does not deal at arm's length within the meaning of the Income Tax Act, other than a contract between a contract between Sphere and a wholly-owned Subsidiary of Sphere or between two or more wholly-owned Subsidiaries of Sphere;

"Sphere Meeting" means the special meeting of the Sphere Shareholders, including any adjournment or adjournments thereof, to be held for the purpose of considering and, if thought fit, approving the Sphere Resolution and for any other purpose as may be set out in the Sphere Proxy Statement;

"Sphere Options" means options granted to acquire Sphere Common Shares;

"Sphere PIP" means Sphere's 2025 Performance Incentive Plan as approved by the Sphere Shareholders on May 29, 2025;

"Sphere Preferred Shares" means the Sphere Series H Shares and once created, the Sphere Series I Shares;

"Sphere Proxy Statement" means the proxy statement on Schedule 14A to be distributed to Sphere Shareholders, including all schedules, appendices and exhibits thereto and enclosures therewith, and information incorporated by reference therein, in connection with the Sphere Meeting, as amended, supplemented or otherwise modified from time to time in accordance with this Agreement;

"Sphere Public Record" means all information, documents, materials and filings relating to Sphere that have been filed by or on behalf of Sphere and publicly disseminated through the System for Electronic Document Analysis and Retrieval (SEDAR+) or filed with the SEC, together with any documents incorporated by reference therein, in each case as filed and publicly available as of the date hereof;

"Sphere Resolution" means the resolutions of Sphere Shareholders approving the issuance of the Consideration Shares;

"Sphere RSAs" means restricted share awards to acquire Sphere Common Shares granted under the Sphere PIP;

"Sphere RSUs" means restricted share units to acquire Sphere Common Shares granted under the Sphere PIP;

"Sphere Series H Shares" means the Series H Preferred Shares in the authorized share capital of Sphere;

"Sphere Series I Shares" means the shares of Sphere to be created pursuant to Section 3.1(a) of the Plan of Arrangement and to be designated as Series I Preferred Shares;

"Sphere Shares" means the Sphere Common Shares, Sphere Series H Shares and, once created, the Sphere Series I Shares;

"Sphere Shareholder Approval" means the approval of the Sphere Resolution by a simple majority of Sphere Shareholders present in person or by proxy at the Sphere Meeting;

"Sphere Shareholders" means the holders from time to time of Sphere Common Shares;

"Sphere Subsidiaries" means, collectively, Sphere 3D Inc., a Canadian company, Sphere 3D Mining Corp., a Delaware company, and 101250 Investments Ltd., a Turks & Caicos Island company and S3D Acquisition Corp., a British Columbia company;

"Sphere Superior Proposal" means any unsolicited bona fide written Acquisition Proposal from a person or persons who is or are, as at the date of this Agreement, a party that deals at arm's length with Sphere, that is not obtained in violation of this Agreement, to acquire 100% of the outstanding Sphere Common Shares (other than Sphere Common Shares beneficially owned by the person or persons making such Acquisition Proposal) or all or substantially all of the assets of Sphere and its Subsidiaries on a consolidated basis made after the date of this Agreement: (a) that is reasonably capable of being completed without undue delay, taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal and the person or persons making such Acquisition Proposal; (b) that is not subject to any financing condition and in respect of which it has been demonstrated to the satisfaction of the Sphere Board that adequate arrangements have been made in respect of any financing required to complete such Acquisition Proposal; (c) that is not subject to any due diligence condition; (d) in the event that Sphere does not have the financial resources to pay the Termination Fee, the terms of such Acquisition Proposal provide that the person making such Superior Proposal shall advance or otherwise provide Sphere the cash required for Sphere to pay the Termination Fee and such amount shall be advanced or provided on or before such Termination Fee becomes payable; and (e) in respect of which, the Sphere Board determines, in its good faith judgment, after receiving the advice of its financial and legal advisors and after taking into account all the terms and conditions of such Acquisition Proposal and all factors and matters considered appropriate in good faith by the Sphere Board, that it would, if consummated in accordance with its terms (but not assuming away  any  risk of non-completion), result in a transaction which is more favourable, from a financial point of view, to Sphere Shareholders, than the Arrangement (including any amendments to the terms and conditions of the Arrangement proposed by Cathedra pursuant to Subsection 7.2(b));

"Sphere Support Agreements" means the voting support agreements dated as of the date hereof in the form provided to Sphere and duly executed by Sphere, Cathedra and each of the Sphere Locked-up Shareholders;

"Sphere Warrantholders" means the holders from time to time of Sphere Warrants;

"Sphere Warrants" means warrants to acquire Sphere Shares;

"Subsidiary" means, with respect to a specified body corporate, any body corporate, partnership, limited partnership, trust or other entity controlled, directly or indirectly, by such body corporate and, for the purpose of this definition, "control" means the direct or indirect possession of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise;

"Superior Proposal" means a Cathedra Superior Proposal or a Sphere Superior Proposal, as the case may be;

"Superior Proposal Notice" has the meaning given to such term in Subsection 7.2(a)(iv);

"Support Agreements" means, collectively, the Cathedra Support Agreements and the Sphere Support Agreements;

"SVS Exchange Ratio" means 0.123014:1, representing 0.123014 Sphere Common Shares for each Cathedra SV Share;

"Systems" means the hardware equipment and software components of the information management, technology and computer systems of the relevant Party.

"Tax Returns" means all returns, declarations, reports, information returns and statements required to be filed with any taxing authority relating to Taxes, including any attached schedules, claim for refund, amended return or declarations of estimated Tax;

"Taxes" means all taxes, fees, imports, assessments or charges of any kind whatsoever and however denominated, including any interest, penalties or other additions that may become payable in respect thereof, imposed by any Governmental Authority, which Taxes include all income taxes (including any tax on or based upon net income, gross income, income that is specifically defined, earnings, profits or selected items of income), capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes, franchise taxes, license taxes, withholding taxes, payroll taxes, employment taxes, Canada Pension Plan premiums, excise, social security premiums, workers' compensation premiums, unemployment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, property taxes, escheat or unclaimed property, windfall profits taxes, alternative or add-on minimum taxes, goods and services tax, customs duties, pension or health plan assessments, mining taxes, mining or mineral royalties, governmental charges and other obligations of the same or of a similar nature to any of the foregoing, which a Party or any of its Subsidiaries is required to pay, withhold or collect;

"Termination Fee" means US$500,000;

"Transaction Expenses" means reasonable, documented, out-of-pocket fees, costs and expenses of outside legal counsel, financial advisors, accountants, transfer agents, proxy solicitors, filing fees and court fees, in each case incurred solely in connection with the transactions contemplated by this Agreement and the Plan of Arrangement;

"TSXV" means the TSX Venture Exchange;

"United States" or "U.S." means the United States of America, its territories and possessions, any State of the United States and the District of Columbia;

"U.S. Person" has the meaning ascribed thereto in Regulation S under the U.S. Securities Act;

"U.S. Securities Act" means the United States Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder;

"U.S. Securities Exchange Act" means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; and

"U.S. Securities Laws" means the U.S. Securities Act, the U.S. Securities Exchange Act and any applicable state securities laws.

1.2 Construction

In this Agreement, unless otherwise expressly stated or the context or the subject matter otherwise requires:

(a) the division of this Agreement into Articles, Sections and Subsections, the provision of a table of contents and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation hereof;

(b) the words "this Agreement", "hereof", "herein", "hereto", "hereunder" and similar expressions refer to this Agreement as a whole and not to any particular Article, Section, Subsection or other part hereof and references to an "Article", "Section", "Subsection" or "Schedule" followed by a number and/or letter refers to the specified Article, Section or Subsection of, or Schedule to, this Agreement;

(c) words importing the singular include the plural and vice versa, words importing any gender include all genders and words importing persons include individuals, corporations, general and limited partnerships, trusts, unincorporated associations or organizations, Governmental Authorities and other legal entities;

(d) references to "include", "includes", "including" or "in particular" will be deemed to be followed by the words "without limitation";

(e) unless the context otherwise requires, "or" is inclusive and not exclusive;

(f) a reference to "approval", "authorization" or "consent" in this Agreement means written approval, authorization or consent;

(g) reference to any statute is to that statute as now enacted or as the statute may from time to time be amended, re-enacted, supplemented or replaced and includes any regulation, rule or other subordinate legislation made thereunder, as such regulation, rule or subordinate legislation may from time to time be amended, supplemented or replaced;

(h) if any date on which any action is required or permitted to be taken under this Agreement is not a Business Day, such action will be required or permitted to be taken on the next succeeding Business Day;

(i) unless otherwise indicated, all references in this Agreement to sums of money are expressed and will be payable in lawful money of Canada;

(j) all accounting terms used in this Agreement have the meanings attributable to them under IFRS as it applies to Cathedra and GAAP as it applies to Sphere, and all determinations of an accounting nature required to be made will be made in a manner consistent with IFRS as it applies to Cathedra and GAAP as it applies to Sphere;

(k) where any representation or warranty is qualified by reference to the "knowledge" of a Party, such Party confirms that it has made due and diligent enquiry of such persons (including appropriate officers, employees and consultants, as applicable) as is reasonable, taking into account the matters that are the subject matter of the representations and warranties;

(l) reference to the "ordinary course of business", or any variation thereof, of any person refers to the business of such person, carried on in the regular and ordinary course, consistent with such person's past practice including with respect to nature, scope, magnitude, timing and frequency, and including commercially reasonably and business-like actions that are in the regular and ordinary course of business for a company operating in the industry in which such business is conducted but, excluding any expenditures in respect of extraordinary items, bonuses, change in control or retention payments, severance, indebtedness retirement, asset acquisitions or dispositions, settlements of litigation, or capital expenditure in excess of the Cathedra CAPEX Cap and Sphere CAPEX Cap, as applicable; and

(m) where a word, term or phrase is defined in this Agreement, its derivatives or other grammatical forms have a corresponding meaning.

1.3 Severability

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, then:

(a) that provision will (to the extent of the invalidity, illegality or unenforceability) be deemed severed from this Agreement and will be given no effect;

(b) the validity, legality or enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired by the severance of the invalid, illegal or unenforceable provisions thereof; and

(c) the Parties will use all reasonable commercial efforts to replace each invalid, illegal or unenforceable provision with a valid, legal and enforceable substitute provision, the effect of which is as close as possible to the intended effect of the invalid, illegal or unenforceable provision.

1.4 Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of Canada, and ''$'' refers to Canadian dollars. All references in this Agreement to sums of money expressed in lawful money of the United States refers to ''US$''.

1.5 Schedules

The following schedules are attached to this Agreement and will be deemed to be incorporated in and form a part hereof:

Schedule	Title

Schedule "A"	Plan of Arrangement

Schedule "B"	Arrangement Resolution

Schedule "C"	Material Terms of Management Member Employment Agreement

Schedule "D"	Required Consents

ARTICLE 2
THE ARRANGEMENT

2.1 Arrangement

Cathedra, Sphere and Amalco Sub agree that the Arrangement shall be implemented in accordance with and subject to the terms and conditions contained in this Agreement and the Plan of Arrangement. Notwithstanding the foregoing, Cathedra, Sphere and Amalco Sub agree to consider and act reasonably with respect to any proposed amendments to the Arrangement that may be required to accommodate tax advice at any time prior to the application to the court for the Interim Order; provided that such tax advice is not unduly adverse to the other party.

2.2 Interim Order

As soon as reasonably practicable following the execution of this Agreement and in any event no later than twenty (20) Business Days after the date hereof, unless otherwise mutually agreed by the Parties, Cathedra and Amalco Sub shall apply to the Court in a manner acceptable to Sphere, acting reasonably, pursuant to Part 9 - Division 5 of the Act and, with the assistance of Sphere, prepare, file and diligently pursue an application for the Interim Order, which shall provide, among other things:

(a) for the class of persons to whom notice is to be provided in respect of the Arrangement and the Cathedra Meeting and for the manner in which such notice is to be provided;

(b) confirmation of the record date for determining those Cathedra Shareholders entitled to notice of and to vote at the Cathedra Meeting, and that such record date will not change in respect of any adjournment(s) of the Cathedra Meeting;

(c) that the requisite approval for the Arrangement Resolution (collectively, the "Cathedra Shareholder Approval"), shall be at least:

(i) 66⅔% of the votes cast on the Arrangement Resolution by holders of Cathedra SV Shares and the holders of Cathedra MV Shares present in person or by proxy at the Cathedra Meeting voting together as a single class, with each Cathedra SV Share entitling the holder thereof to one vote per Cathedra SV Share and each Cathedra MV Share entitling the holder thereof to 152 votes per Cathedra MV Share; and

(ii) 66⅔% of the votes cast on the Arrangement Resolution by holders of Cathedra SV Shares, holders of Cathedra MV Shares, Cathedra Optionholders, Cathedra Warrantholders and Cathedra RSU holders, present in person or by proxy at the Cathedra Meeting voting together as a single class;

(d) that, in all other respects, the terms, conditions and restrictions of the articles and notice of articles of Cathedra, including the quorum requirement and other matters, shall apply in respect of the Cathedra Meeting;

(e) for the grant of Dissent Rights to the registered holders of Cathedra Shares as contemplated in the Plan of Arrangement;

(f) for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(g) that the Cathedra Meeting may be adjourned or postponed from time to time by Cathedra with the consent of Sphere (such consent not to be unreasonably withheld) subject to the terms of this Agreement without the need for additional approval of the Court;

(h) that the record date for the Cathedra Shareholders entitled to vote at the Cathedra Meeting will not change in respect of any adjourned or postponed Cathedra Meeting;

(i) that it is Sphere's intention to rely upon the exemption from registration provided by Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of the Consideration Shares, the Replacement Options, the Replacement Warrants and the Replacement RSUs to be issued pursuant to the Arrangement, based on the Court's approval of the Arrangement; and

(j) for such other matters as Sphere or Cathedra may reasonably require, subject to obtaining the prior consent of the other Party, such consent not to be unreasonably conditioned, withheld or delayed, and subject to the approval of the Court.

2.3 Cathedra Meeting

(a) Subject to the terms of this Agreement, Cathedra agrees to convene and conduct the Cathedra Meeting in accordance with the Interim Order, Cathedra's articles and Applicable Law as soon as reasonably practicable and in any event on or before the date that is sixty (60) days following the date the Interim Order is issued.

(b) Subject to the terms of this Agreement, except as required for quorum purposes or otherwise permitted under this Agreement, Cathedra shall not adjourn, postpone or cancel (except as required by Law or by valid Cathedra Shareholder action), the Cathedra Meeting without Sphere's prior written consent.

(c) Subject to the terms of this Agreement, and the compliance by the directors and officers of Cathedra with their fiduciary duties, Cathedra will use its commercially reasonable efforts, at its cost, to solicit proxies in favour of the approval of the Arrangement Resolution.

(d) Cathedra will advise Sphere, as Sphere may reasonably request, and if requested by Sphere, on a daily basis on each of the last ten (10) Business Days prior to the date of the Cathedra Meeting, as to the aggregate tally of the proxies received by Cathedra in respect of the Arrangement Resolution.

(e) Cathedra will promptly advise Sphere of any written notice of dissent or purported exercise by any Cathedra Shareholder of Dissent Rights received by Cathedra in relation to the Arrangement and any withdrawal of Dissent Rights received by Cathedra and, subject to Applicable Law, any written communications sent by or on behalf of Cathedra to any Cathedra Shareholder exercising or purporting to exercise Dissent Rights in relation to the Arrangement. Cathedra shall not settle any claims with respect to Dissent Rights without first consulting with Sphere.

(f) Upon receipt by Cathedra from Sphere of all necessary documents required to be executed by it, including signed undertakings relating to use of shareholder lists required under the Act, Cathedra will use commercially reasonable efforts to prepare or cause to be prepared and provide to Sphere lists of the holders of all classes and series of securities of Cathedra, including lists of the Cathedra Shareholders and the holders of Cathedra Options, Cathedra RSUs and Cathedra Warrants, as well as a security position listing from each depositary of its securities, including The Canadian Depositary for Securities Limited and The Depository Trust Company, as applicable, within five (5) Business Days after the date hereof and will obtain and deliver to Sphere thereafter on demand supplemental lists setting out any changes thereto, all such deliveries to be in printed form and, if available, in computer-readable format.

(g) Cathedra shall provide notice to Sphere of the Cathedra Meeting and allow Sphere's Representatives to attend the Cathedra Meeting, either in person or electronically, unless such attendance is prohibited by the Interim Order.

(h) Subject to Applicable Laws, Cathedra shall promptly advise Sphere of any material oral communications, and shall furnish promptly to Sphere a copy of each material notice, report, schedule or other document or communication delivered, filed or received by Cathedra from the TSXV, any of the Securities Authorities or any other Governmental Authority in connection with, or in any way affecting, the Cathedra Meeting, the Arrangement or the other transactions contemplated herein.

2.4 Sphere Meeting

(a) Subject to the terms of this Agreement, Sphere agrees to convene and conduct the Sphere Meeting in accordance with Sphere's articles of incorporation, by-laws and Applicable Law as soon as reasonably practicable after the earliest to occur of (i) the SEC informing Sphere that it has no remaining comments to, or will not review, the Sphere Proxy Statement (and Sphere agrees to advise Cathedra of such matters promptly after the SEC informs Sphere of such) or (ii) the passage of at least ten (10) calendar days (as calculated pursuant to Rule 14a-6 of the U.S. Securities Exchange Act) since the filing of a preliminary Sphere Proxy Statement with the SEC not informing Sphere that it intends to review the Sphere Proxy Statement (in either case, "SEC Clearance"), and in any event on or before the date that is sixty (60) days following receipt of SEC Clearance.

(b) Subject to the terms of this Agreement, except as required for quorum purposes or otherwise permitted under this Agreement, Sphere shall not adjourn, postpone or cancel (except as required by Law or by valid Sphere Shareholder action), the Sphere Meeting without Cathedra's prior written consent.

(c) Subject to the terms of this Agreement, and the compliance by the directors and officers of Sphere with their fiduciary duties, Sphere will use its commercially reasonable efforts to solicit proxies in favour of the approval of the Sphere Resolution.

(d) Sphere will advise Cathedra, as Cathedra may reasonably request, and if requested by Cathedra, on a daily basis on each of the last ten (10) Business Days prior to the date of the Sphere Meeting, as to the aggregate tally of the proxies received by Sphere in respect of the Sphere Resolution.

(e) Sphere shall provide notice to Cathedra of the Sphere Meeting and allow Cathedra's Representatives to attend the Sphere Meeting, either in person or electronically, unless such attendance is prohibited by Sphere's articles of incorporation, by-laws or Applicable Law.

(f) Subject to Applicable Laws, Sphere shall promptly advise Cathedra of any material oral communications, and shall furnish promptly to Cathedra a copy of each material notice, report, schedule or other document or communication delivered, filed or received by Sphere from NASDAQ, any of the Securities Authorities or any other Governmental Authority in connection with, or in any way affecting, the Sphere Meeting, the Sphere Resolution, the Arrangement or the other transactions contemplated herein.

2.5 Cathedra Circular and Sphere Proxy Statement

(a) Promptly following the entry into this Agreement, Cathedra shall prepare, together with any other documents required by the Act, Canadian Securities Laws and all other Applicable Laws, and shall use its reasonable best efforts to cause to be filed with the TSXV and the Canadian Securities Authorities as promptly as practicable after obtaining the Interim Order (with the making of such filing subject to Sphere furnishing the information required under Section 2.5(e)), the Cathedra Circular relating to matters to be submitted to the Cathedra Shareholders at the Cathedra Meeting. Cathedra shall use its reasonable best efforts to cause the Cathedra Circular to comply as to form and substance in all material respects with the rules and regulations promulgated by Canadian Securities Laws and the requirements of Applicable Law, and to respond as promptly as practicable to any comments of the TSXV, Canadian Securities Authorities or their respective staff. Cathedra will advise Sphere promptly after it receives any oral or written request by the TSXV or Canadian Securities Authorities for an amendment of the Cathedra Circular or receives any comments or has any material oral communications thereon and responses thereto or any request by the TSXV or Canadian Securities Authorities for additional information, and shall provide Sphere with copies of all substantive correspondence that is provided by or on behalf of it, on one hand, and by the TSXV or Canadian Securities Authorities, on the other hand. Cathedra shall use its reasonable best efforts to resolve any comments from the TSXV and Canadian Securities Authorities with respect to the Cathedra Circular as promptly as reasonably practicable after receipt thereof. Cathedra agrees to permit Sphere (to the extent applicable) and its counsel, to participate in all substantive meetings and conferences with the TSXV or Canadian Securities Authorities with respect to the foregoing matters. Notwithstanding the foregoing, prior to filing or mailing the Cathedra Circular (or any amendment or supplement thereto) or responding to any substantive comments of the TSXV or Canadian Securities Authorities with respect thereto, Cathedra will (A) provide Sphere with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), (B) consider in good faith for inclusion in such document or response all comments reasonably and promptly proposed by Sphere, and (C) not file or mail such document or respond to the TSXV or Canadian Securities Authorities prior to receiving the approval of Sphere, which approval shall not be unreasonably withheld, conditioned or delayed.

(b) Promptly following the entry into this Agreement, Sphere shall prepare, together with any other documents required by U.S. Securities Laws and all other Applicable Laws, and shall use its reasonable best efforts to cause to be filed with the SEC as promptly as practicable following the execution of this Agreement (with the making of such filing subject to Cathedra furnishing the information required under Section 2.5(f)), the Sphere Proxy Statement relating to matters to be submitted to the Sphere Shareholders at the Sphere Meeting. Sphere shall use its reasonable best efforts to cause the Sphere Proxy Statement to comply as to form and substance in all material respects with the rules and regulations promulgated by the SEC and the requirements of Applicable Law, and to respond as promptly as practicable to any comments of the SEC or their staff. Sphere will advise Cathedra promptly after it receives any oral or written request by the SEC for amendment of the Sphere Proxy Statement or receives any comments or has any material oral communications thereon and responses thereto or any request by the SEC for additional information, and Sphere shall provide Cathedra with copies of all substantive correspondence that is provided by or on behalf of it, on one hand, and by the SEC on the other hand. Sphere shall use its reasonable best efforts to resolve any comments from the SEC with respect to the Sphere Proxy Statement as promptly as reasonably practicable after receipt thereof. Sphere agrees to permit Cathedra (to the extent practicable) and its counsel, to participate in all substantive meeting and conferences with the SEC with respect to the foregoing matters. Notwithstanding the foregoing, prior to filing or mailing the Sphere Proxy Statement (or any amendment or supplement thereto) or responding in writing to any substantive comments of the SEC with respect thereto, Sphere will (A) provide Cathedra with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), (B) consider in good faith for inclusion in such document or response all comments reasonably and promptly proposed by Cathedra, and (C) not file or mail such document or respond to the SEC prior to receiving the approval of Cathedra, which approval shall not be unreasonably withheld, conditioned or delayed.

(c) The Cathedra Circular shall: (i) include a copy of the Cathedra Fairness Opinion; (ii) state that the Cathedra Board has reviewed the Cathedra Fairness Opinion, and, subject to the terms of this Agreement, has unanimously determined (subject to any abstentions due to entitlement to "collateral benefits" under MI 61-101 or as otherwise required under the Act), after receiving legal and financial advice, that the Consideration Shares to be received by the Cathedra Shareholders is fair to the Cathedra Shareholders and that the Arrangement and entry into this Agreement are in the best interests of Cathedra; (iii), subject to the terms of this Agreement, contain the unanimous recommendation of the Cathedra Board (subject to any abstentions due to entitlement to "collateral benefits" under MI 61-101 or as otherwise required under the Act) to Cathedra Shareholders that they vote in favour of the Arrangement Resolution; and (iv) include statements that each of the Cathedra Locked-Up Shareholders has signed a Cathedra Support Agreement, pursuant to which, and subject to the terms thereof, they have agreed to, among other things, vote their Cathedra Shares in favour of the Arrangement Resolution.

(d) The Sphere Proxy Statement shall: (i) include a copy of the Sphere Fairness Opinion; (ii) state that the Sphere Board has reviewed the Sphere Fairness Opinion and has evaluated the Arrangement in consultation with Sphere's management and legal and financial advisors, and has unanimously determined that the Arrangement and entry into this Agreement are in the best interests of Sphere; (iii) subject to the terms of this Agreement, contain the unanimous recommendation of the Sphere Board to Sphere Shareholders that they vote in favour of the Sphere Resolution; (iv) include statements that each of the Sphere Locked-Up Shareholders has signed a Sphere Support Agreement, pursuant to which, and subject to the terms thereof, they have agreed to, among other things, vote their Sphere Common Shares in favour of Sphere Resolution; and (v) state the Director Nominees who shall become members of the Sphere Board as of the Effective Time.

(e) Sphere will promptly furnish to Cathedra such data and information relating to it, its Subsidiaries (including Amalco Sub), the Consideration Shares, and the holders of Sphere Shares, as is required by Applicable Securities Laws and as Cathedra may reasonably request for the purpose of including such data and information in the Cathedra Circular and any amendments or supplements thereto, including any information required for the preparation by Cathedra of any pro forma financial statements. Sphere shall use reasonable best efforts to obtain any necessary consents from any of its auditors and other advisors to the use of any financial, technical or other expert information required to be included in the Cathedra Circular relating to it or its Subsidiaries (including Amalco Sub) and to the identification in the Cathedra Circular of each such advisor.

(f) Cathedra will promptly furnish to Sphere such data and information relating to it, its Subsidiaries and the Cathedra Securityholders as is required by Applicable Securities Laws and as Sphere may reasonably request for the purpose of preparing and filing the Sphere Proxy Statement and any amendments or supplements thereto, including any information required under applicable SEC requirements for Sphere to prepare any pro forma financial information required to be included in the Sphere Proxy Statement. Cathedra shall provide to Sphere consolidated audited financial statements for the fiscal year ended December 31, 2025 and December 31, 2024 as well as consolidated unaudited financial statements for the most recently completed fiscal quarter immediately preceding the filing of the Sphere Proxy Statement (only to the extent required by applicable rules and regulations), prepared in CAD and in accordance with IFRS and the related independent auditor report on such audited financial statements, and shall provide Sphere such additional financial information as Sphere may reasonably request to prepare any required pro forma financial statements, including the financial information necessary to prepare the adjustment column to be included in such pro formas to translate Cathedra's audited financial statements from CAD into U.S. dollars and in accordance with GAAP. Cathedra shall use reasonable best efforts to obtain any necessary consents from any of its auditors and other advisors to the use of any financial, technical or other expert information required to be included in the Sphere Proxy Statement relating to it or its Subsidiaries and to the identification in the Sphere Proxy Statement of each such advisor.

(g) In accordance with Subsection 2.2(b), the Parties will include such information in the Cathedra Circular and Sphere Proxy Statement, as applicable, as is necessary to describe the Parties' intention to rely upon the exemption from registration provided by Section 3(a)(10) of the U.S. Securities Act to issue and exchange Consideration Shares, Replacement Options, Replacement Warrants and Replacement RSUs for Cathedra Shares, Cathedra Options, Cathedra Warrants and Cathedra RSUs, respectively, pursuant to the Arrangement.

(h) The Parties shall promptly notify each other if at any time before the Effective Date either becomes aware (in the case of Cathedra, only with respect to Cathedra or its Subsidiaries, and in the case of Sphere, only with respect to Sphere or its Subsidiaries) that the Cathedra Circular or Sphere Proxy Statement, as applicable, contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Cathedra Circular and Sphere Proxy Statement, as applicable, and the Parties shall cooperate in the preparation of any amendment or supplement to the Cathedra Circular and Sphere Proxy Statement, as applicable, as required or appropriate, and the Parties shall promptly mail or otherwise publicly disseminate any amendment or supplement to the Cathedra Circular and Sphere Proxy Statement, as applicable, and, if required by the Court or Applicable Laws, file the same with the Securities Authorities and as otherwise required.

2.6 Securities Law Compliance

The Parties shall reasonably cooperate with each other in the prompt and diligent preparation of any application for regulatory approvals with the Securities Authorities and any other orders, registrations, consents, filings, rulings, exemptions, no-action letters and approvals and the preparation of any documents reasonably deemed by any of the Parties to be necessary to discharge their respective obligations under this Agreement or otherwise required or advisable under Applicable Laws in connection with the Arrangement, this Agreement or the Plan of Arrangement, including the Cathedra Circular and Sphere Proxy Statement. Sphere may elect, at its sole discretion, to make such securities and other regulatory filings in the United States or other jurisdictions as may be necessary or desirable in connection with the completion of the Sphere Resolution or the Arrangement. Cathedra shall use its commercially reasonable efforts to provide to Sphere all information regarding Cathedra and its affiliates as required by Applicable Securities Laws in connection with such filings. Cathedra shall also use commercially reasonable efforts to obtain any necessary consents from any of its auditors and any other advisors to the use of any financial, technical or other expert information required to be included in such filings and to the identification in such filings of each such advisor.

2.7 Final Order

If (i) the Interim Order is obtained, (i) the Arrangement Resolution is passed at the Cathedra Meeting by the Cathedra Shareholders as provided for in the Interim Order and as required by Applicable Law, and (iii) the Sphere Resolution is passed at the Sphere Meeting by the Sphere Shareholders as required by Applicable Law, Cathedra shall, subject to the terms of this Agreement, as soon as reasonably practicable thereafter, and, in any event, within five (5) Business Days following the later of (a) the approval of the Arrangement Resolution at the Cathedra Meeting, and  (b) the approval of the Sphere Resolution at the Sphere Meeting, take all actions necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Section 291 of the Act. The notice of petition providing notice of the hearing for approval of the Final Order shall be included in the Cathedra Circular.

2.8 Court Proceedings

Subject to the terms of this Agreement, the Parties will cooperate in seeking the Interim Order and the Final Order, including Sphere providing Cathedra on a timely basis any information required to be supplied by Sphere in connection therewith. Cathedra will provide Sphere's legal counsel with reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and shall give reasonable and due consideration to all such comments; provided that, all information relating to Sphere included in such materials shall be in form and substance satisfactory to Sphere, acting reasonably. Cathedra will also provide Sphere's legal counsel on a timely basis with copies of any notice of appearance or notice of intent to oppose and any evidence served on Cathedra or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal therefrom. Subject to Applicable Law, Cathedra will not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except as contemplated by this Section 2.8 or with Sphere's prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; provided that nothing herein shall require Sphere to agree or consent to any increase or variation in consideration or other modification or amendment to such filed or served materials that expands or increases Sphere's obligations, or diminishes or limits Sphere's rights, set forth in any such filed or served materials or under this Agreement, the Arrangement and the Support Agreements.

2.9 Section 3(a)(10) Exemption

The Parties agree that the Arrangement will be carried out with the intention that all Consideration Securities issued under the Arrangement to Cathedra Securityholders who are in the United States will be issued in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) of the U.S. Securities Act (the "Section 3(a)(10) Exemption"). In order to ensure the availability of the Section 3(a)(10) Exemption, the Parties agree that the Arrangement will be carried out on the following basis:

(a) the terms and conditions of the Arrangement will be subject to the approval of the Court in accordance with section 288 of the Act;

(b) the Court will be advised as to the intention of the Parties to rely on the Section 3(a)(10) Exemption prior to the hearing required to approve the Arrangement;

(c) the Circular shall contain a statement advising the Cathedra Securityholders that the Consideration Securities have not been registered under the U.S. Securities Act and will be issued in reliance on the Section 3(a)(10) Exemption and exemptions under applicable U.S. state securities laws and may be subject to restrictions on resale under the securities laws of the United States, including, as applicable, Rule 144 under the U.S. Securities Act with respect to affiliates;

(d) the Court will be required to satisfy itself as to the procedural and substantive fairness of the terms and conditions of the Arrangement to the Cathedra Securityholders subject to the Arrangement;

(e) the Court will hold a hearing before approving the procedural and substantive fairness of the terms and conditions of the Arrangement;

(f) the Court will have determined, prior to approving the Arrangement, that the terms and conditions of the exchanges of securities under the Arrangement are fair to the Cathedra Securityholders pursuant to the Arrangement;

(g) the order approving the Arrangement that is obtained from the Court will expressly state that the Arrangement is approved by the Court as being fair to the Cathedra Securityholders pursuant to the Arrangement;

(h) Cathedra will ensure that each Cathedra Securityholder entitled to Consideration Securities pursuant to the Arrangement will be given adequate notice advising them of their right to attend the hearing of the Court to give approval of the Arrangement and providing them with sufficient information necessary for them to exercise that right;

(i) the Interim Order will specify that each person entitled to receive Consideration Securities pursuant to the Arrangement will have the right to appear before the Court so long as they enter an appearance within a reasonable time; and

(j) the Final Order shall include statements substantially to the following effect:

"This Order will serve as a basis of a claim to an exemption, pursuant to Section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that act, regarding the distribution of securities of Sphere 3D Corp. pursuant to the Plan of Arrangement."

"The terms and conditions of the Arrangement are procedurally and substantively fair to the securityholders of Cathedra Bitcoin Inc. and are hereby approved by the Court."

2.10 United States Tax Matters

The Arrangement  is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code (a "Reorganization") and this Agreement is intended to be a "plan of reorganization" within the meaning under Section 368 of the Internal Revenue Code; however, it is expected that gain may  be required to be recognized by Cathedra and the Cathedra Shareholders as a result of the application of Section 367 of the Internal Revenue Code. No Party makes any representation, warranty, or covenant to any other Party or to any Cathedra Securityholder, Sphere Securityholder, or other holder of Cathedra securities or Sphere securities (including, but not limited to, stock options, warrants, debt instruments, or other similar rights or instruments) regarding the U.S. tax treatment of the Arrangement, including, but not limited to, whether the Arrangement will qualify as a Reorganization or the application of Section 367 of the Internal Revenue Code to the Arrangement.

2.10.1 Canada Tax Matters

The Arrangement is intended to be implemented by way of a Plan of Arrangement under section 288 of the Act and to constitute a three-cornered (or "triangular") amalgamation within the meaning of subsection 87(9) of the Income Tax Act. Provided that the Plan of Arrangement so qualifies, each of the Parties agrees to treat the Arrangement as an amalgamation to which subsection 87(9) of the ITA applies for all purposes of the ITA and applicable provincial income tax legislation, and each agrees not to take any position on any Tax Return or otherwise take any Tax reporting position inconsistent with such treatment, except as otherwise required by applicable law. Except as otherwise provided in this Agreement and the Plan of Arrangement, each of the Parties agrees to act in a manner consistent with the Parties' intention that the Arrangement qualify as an amalgamation to which subsection 87(9) of the ITA applies, including by taking such actions as are reasonably necessary to ensure that: (a) all of the property (other than property distributed to shareholders on the amalgamation) of each predecessor corporation becomes property of the amalgamated corporation by operation of law, (b) all of the liabilities of each predecessor corporation become liabilities of the amalgamated corporation, and (c) each predecessor corporation ceases to exist as a separate legal entity immediately upon the effectiveness of the Arrangement, in each case, as required under subsection 87(1) of the ITA. No Party has taken or agreed to take any action, and none of the Parties is aware of any fact or circumstance, that is reasonably likely to prevent or impede the Arrangement from qualifying as an amalgamation to which subsection 87(9) of the ITA applies; provided, however, that no assurance is given that the Canada Revenue Agency will not apply: (i) any of subsection 84(3), 84.1, 15(1), 56(2) of the ITA, or (ii) the general anti-avoidance rule in section 245 of the ITA to recharacterize any portion of the Arrangement or impose adverse Canadian income tax consequences on any shareholder. Notwithstanding the foregoing, no Party makes any representation, warranty, or covenant to any other Party or to any Cathedra Shareholder, holder of Sphere Shares, or other holder of Cathedra securities or Sphere securities (including, but not limited to, stock options, warrants, debt instruments, or other similar rights or instruments) regarding: (A) the availability of tax-deferred treatment under subsection 87(9) of the ITA, (B) the tax cost or paid-up capital of any shares of the amalgamated corporation issued pursuant to the Arrangement, (C) the possible application of either subsection 84.1 or section 245 of the ITA, or (D) the Canadian federal, provincial, territorial, or foreign income tax consequences of the Arrangement.

2.11 Effective Date

The Arrangement shall be effective on the date (the "Effective Date") agreed to by Sphere and Cathedra in writing as the effective date of the Arrangement, which date shall be no later than the fifth (5th) Business Day after the satisfaction or, where not prohibited, the waiver (subject to Applicable Law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, the waiver of those conditions as of the Effective Date) set forth in Article 6, unless another date is agreed to in writing by the Parties. From and after the Effective Time, the Plan of Arrangement will have all of the effects provided by Applicable Law, including the Act.

2.12 Issue of Consideration Shares

Sphere will, following receipt by Cathedra of the Final Order and on or prior to the Effective Time, ensure that the Depositary has been provided with a sufficient number of Sphere Common Shares and Sphere Series I Shares to issue the Consideration Shares pursuant to the Arrangement. Any Consideration Shares to be issued in exchange for Cathedra Shares that are subject to an escrow with the TSXV shall be dealt with in accordance with the terms of the applicable escrow agreement and the TSXV Corporate Finance Policies.

2.13 Cathedra Options

All unexercised outstanding Cathedra Options held by Cathedra Optionholders shall, as at the Effective Time pursuant to the Arrangement and in accordance with the Plan of Arrangement, be exchanged for Replacement Options.

Following the Effective Date, the Replacement Options may not be exercised in the United States or by, or on behalf or for the benefit of, a U.S. Person, unless an exemption is available from the registration requirements of the U.S. Securities Laws, and the holder furnishes to Sphere an opinion of counsel or other evidence of exemption satisfactory to Sphere, acting reasonably, to such effect.

2.14 Cathedra RSUs

Each unvested Cathedra RSU (other than any Accelerated Cathedra RSUs) outstanding immediately prior to the Effective Time held by Joel Block shall be exchanged for a Replacement RSU, under the equity incentive plan of Sphere, to acquire such number (rounded down to the nearest whole number) of Sphere Common Shares equal to the product of: (A) the number of Cathedra SV Shares subject to such Cathedra RSU immediately prior to the Effective Time multiplied by (B) the SVS Exchange Ratio. All terms and conditions of such Replacement RSUs, including the term to expiry, vesting, conditions to and manner of exercising,  shall reflect the same material economic and vesting terms of the applicable unvested Cathedra RSU immediately prior to the Effective Time (aside from adjustments to reflect the SVS Exchange Ratio) and shall be governed by the equity incentive plan of Sphere and the applicable Replacement RSU award agreement. All Accelerated Cathedra RSU outstanding immediately prior to the Effective Time shall, in accordance with their terms, fully vest immediately prior to the Effective Time. At the Effective Time, each holder of an Accelerated Cathedra RSUs shall receive, in full satisfaction of such Accelerated Cathedra RSUs and in consideration therefor, that number (rounded down to the nearest whole number) of fully paid and non-assessable Sphere Common Shares equal to the product of: (A) the number of Cathedra SV Shares subject to such Accelerated Cathedra RSUs immediately prior to the Effective Time multiplied by (B) the SVS Exchange Ratio.

Following the Effective Date, the Replacement RSUs may not be exercised in the United States or by, or on behalf or for the benefit of, a U.S. Person, unless an exemption is available from the registration requirements of the U.S. Securities Laws, and the holder furnishes to Sphere an opinion of counsel or other evidence of exemption satisfactory to Sphere, acting reasonably, to such effect.

2.15 Cathedra Warrants

All unexercised outstanding Cathedra Warrants held by Cathedra Warrantholders shall, as at the Effective Time and pursuant to the Arrangement, be adjusted such that, upon any exercise thereof following the Effective Time, the holders of such Cathedra Warrants shall be entitled to receive Sphere Shares in accordance with the Plan of Arrangement.

Following the Effective Date, no Replacement Warrant may be exercised in the United States or by, or on behalf of, or for the benefit of, a U.S. Person unless an exemption is available from the registration requirements of the U.S. Securities Laws and the holder furnishes to Sphere an opinion of counsel or other evidence of exemption satisfactory to Sphere, acting reasonably, to such effect.

2.16 Withholding Taxes

Sphere and the Depositary shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any person hereunder and from all dividends or other distributions otherwise payable to any former Cathedra Shareholder such amounts as may be required or permitted to deduct and withhold therefrom under any provision of Applicable Laws in respect of Taxes. To the extent that such amounts are so deducted, withheld and remitted, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid. Sphere and the Depositary are hereby authorized to sell or dispose of such portion of the Consideration Shares payable to the applicable Cathedra Shareholder as is necessary to provide sufficient funds to Sphere or the Depositary, as applicable, to enable it to comply with such deduction or withholding requirement and Sphere or the Depositary shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale. Sphere and the Depositary shall not be obligated to seek or obtain a minimum price for any of the Consideration Shares sold or disposed of by it, nor shall Sphere or the Depositary be liable for any loss arising out of any such sale or disposition.

2.17 Adjustment of Consideration

(a) If, on or after the date of this Agreement and prior to the Effective Time, Sphere issues any Sphere RSUs or Sphere Options, the number of Consideration Shares issuable to Cathedra Shareholders shall be adjusted by recalculating the SVS Exchange Ratio and the MVS Exchange Ratio to reflect the additional Sphere Shares issuable upon the settlement of such Sphere RSUs or Sphere Options, as applicable, such that, as nearly as practicable, the relative economic value and proportionate ownership of the Cathedra Shareholders immediately prior to such issuance is preserved.

(b) Nothing in this Section 2.17 shall derogate from the covenants, terms and conditions in this Agreement or be construed to permit Cathedra, Sphere or any of their respective Subsidiaries to take any action that is otherwise prohibited under the terms of this Agreement.

2.18 Board of Directors and Executive Officers

(a) Board of Directors. Sphere shall take all necessary actions (including obtaining shareholder approval, where applicable) to ensure that upon the completion of the Arrangement the Sphere Board shall be comprised of five (5) members of which one (1) shall be a nominee of Sphere, one (1) shall be a nominee of Cathedra, and three (3) independent directors (which may comprise existing independent directors of Sphere or Cathedra), the foregoing subject to NASDAQ listing and governance standards, shareholder approval and mutual agreement among the Parties. The Parties agree that the below nominees shall be appointed to the Sphere Board on the effective date of the Transaction: Tim Hanley, Chairman of the Board, independent director and Sphere nominee; Joel Block, Cathedra nominee; Marcus Dent, independent director and Cathedra nominee; Kurt Kalbfleisch, Sphere nominee; and Nicholas Gates, independent director and mutual nominee (the "Director Nominees"). In the event that, prior to the Effective Time, any individual identified herein as a Director Nominee is unwilling or unable to serve in such capacity, the Party that designated such Director Nominee shall select an individual to serve in such initial Director Nominees place.

(b) Executive Officers. The Parties shall take all action necessary (including, to the extent necessary, procuring the resignation or removal of any executive officer as of the Effective Time) to cause the Management Members to be the officers of Sphere immediately following the Effective Time.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF CATHEDRA

3.1 Representations and Warranties of Cathedra

Except as qualified in the Cathedra Disclosure Letter, Cathedra represents and warrants to and in favour of Sphere and Amalco Sub as follows and acknowledges that Sphere and Amalco Sub are relying upon these representations and warranties in connection with entering into this Agreement and agreeing to complete the Arrangement and other transactions contemplated herein:

(a) Organization. Cathedra is a corporation incorporated and validly existing under the laws of the Province of British Columbia, has all necessary corporate power and capacity to own or lease its property and assets and to carry on its business as presently owned, leased or conducted, and is duly registered, licensed or qualified to carry on business, and is in good standing, in each jurisdiction in which the character of its properties and assets, owned or leased, or the nature of its business make such qualification, registration or licensing necessary.

(b) Capitalization.

(i) Cathedra's authorized capital consists of an unlimited number of subordinate voting shares without par value and an unlimited number of multiple voting shares without par value, of which, as of the date hereof, 8,536,902 Cathedra SV Shares and 208,446 Cathedra MV Shares are validly issued and outstanding as fully paid and non-assessable shares free of any pre-emptive rights.

(ii) The issued and outstanding Cathedra SV Shares are listed and posted for trading on the TSXV and quoted on the OTCQB market of the OTC Markets.

(iii) Schedule 3.1(b)(iii) of the Cathedra Disclosure Letter sets forth, as of the date hereof, the number of outstanding Cathedra Options, Cathedra RSUs and Cathedra Warrants, and the exercise price, vested percentage, vesting terms, expiry date, where applicable, of such Cathedra Options, Cathedra RSUs and Cathedra Warrants.

(iv) Except as set forth in Schedule 3.1(b)(iii) of the Cathedra Disclosure Letter, there are not now, and at the Effective Date there will not be, any outstanding stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income, share price or any other attribute of Cathedra or its business or operations.

(v) There are not now, and at the Effective Date there will not be, any outstanding bonds, debentures or other evidences of indebtedness of Cathedra having the right to vote (or convertible into or exchangeable for securities having the right to vote) with Cathedra Shareholders or on any matter.

(vi) Except for 4,785,927 Cathedra SV Shares issuable on the due exercise,  settlement or conversion, as applicable, of outstanding Cathedra Options, Cathedra RSUs and Cathedra Warrants, there are not now, and at the Effective Date there will not be, any options, warrants, conversion privileges, rights, agreements, understandings, commitments or other obligations (whether by law, pre-eruptive or contractual) of Cathedra to: (i) issue, sell, or deliver any shares or other ownership interests in Cathedra or securities or obligations of any kind convertible into or exchangeable for shares or other ownership interests in Cathedra; or (ii) acquire any shares of or ownership interests in any other person.

(vii) All securities of Cathedra (including all options, warrants, rights or other convertible or exchangeable securities) have been issued in compliance with all Applicable Laws (including Applicable Securities Laws) and all securities to be issued upon due exercise of any such options, warrants, rights and other convertible or exchangeable securities in accordance with the respective terms thereof will be issued in compliance with all Applicable Laws (including Applicable Securities Laws) as fully paid and non-assessable securities of Cathedra.

(viii) All outstanding Cathedra Securities have been recorded in the Cathedra Financial Statements in accordance with IFRS and no such grants involved any "back dating", "forward dating", "spring loading" or similar concepts.

(ix) There are no outstanding contractual or other obligations of Cathedra or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities of Cathedra or any of its Subsidiaries.

(x) Other than the Cathedra Shares, there are no securities or other instruments or obligations of Cathedra or any of its Subsidiaries that carry (or which are convertible into, or exchangeable for, securities having, except the Cathedra Options, Cathedra RSUs and Cathedra Warrants) the right to vote generally with the Cathedra Shareholders on any matter.

(xi) All dividends or distributions on the securities of Cathedra or any of its Subsidiaries that have been declared or authorized have been paid in full.

(c) Subsidiaries.

(i) Each of the Cathedra Subsidiaries is duly incorporated and validly existing under the laws of its jurisdiction of incorporation, has all necessary corporate power and capacity to own or lease its property and assets and to carry on its business as presently owned, leased or conducted by it, and is duly registered, licensed or qualified to carry on business, and is in good standing, in each jurisdiction in which the character of its properties and assets, owned or leased, or the nature of its business makes such qualification, registration or licensing necessary.

(ii) The authorized share capital and the outstanding securities of each of the Cathedra Subsidiaries are as set out in Schedule 3.1(c)(ii) of the Cathedra Disclosure Letter. Except as set out in Schedule 3.1(c)(ii) of the Cathedra Disclosure Letter, Cathedra, directly or indirectly, beneficially owns all of the issued and outstanding shares and other ownership interests of each of the Cathedra Subsidiaries and all such shares and other ownership interests are duly authorized, validly issued, fully paid and non-assessable (and no such shares have been issued in violation of any pre-emptive or similar rights). There are no contracts, commitments, agreements, understandings, arrangements or restrictions which require any Cathedra Subsidiary to issue, sell or deliver any shares in its share capital or other ownership interests, or any securities or obligations convertible into or exchangeable for, any shares of its share capital or other ownership interests.

(d) Authority Relative to this Agreement.

(i) Cathedra has the corporate power and capacity to enter into and perform its obligations under this Agreement and all documents and agreements contemplated by this Agreement to which Cathedra is or will be a party.

(ii) The execution and delivery of this Agreement by Cathedra and the performance by Cathedra of its obligations hereunder have been duly authorized by the Cathedra Board and no other corporate proceeding on the part of Cathedra is necessary to authorize this Agreement or the transactions contemplated hereby, other than the approval of:

(A) the Cathedra Circular and other matters relating solely thereto, by the Cathedra Board;

(B) materials to be filed with the Court in connection with the applications for the Interim Order and the Final Order by the Cathedra Board;

(C) any matters required by the Interim Order or the Final Order to be authorized by the Cathedra Board or the Cathedra Shareholders; and

(D) the Arrangement Resolution by the Cathedra Shareholders.

(iii) This Agreement has been duly executed and delivered by Cathedra and constitutes a legal, valid and binding obligation of Cathedra, enforceable against Cathedra in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Applicable Laws relating to or affecting creditors' rights generally and to the availability of equitable remedies.

(iv) Except as set forth in Schedule 3.1(d)(iv) of the Cathedra Disclosure Letter, the execution and delivery by Cathedra of this Agreement does not, and the performance by Cathedra of its obligations hereunder and the completion of the Arrangement do not and will not:

(A) conflict with, violate or breach any provision of: (1) Cathedra's or any of the Cathedra Subsidiaries' constating documents or any resolution of their respective directors or shareholders; or (2) any Applicable Laws in any material respect;

(B) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, require any consents to be obtained under, or give to others any rights of termination, amendment, acceleration or cancellation of or under, any credit agreement, note, bond, mortgage, indenture or other similar contract, agreement or instrument relating to indebtedness for borrowed money to which Cathedra or any of its Subsidiaries is a party or by which Cathedra or any of its Subsidiaries or any of their respective properties or assets is bound or affected;

(C) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, require any consent to be obtained under, or give to others any rights of termination, amendments, acceleration or cancellation of or under:

(1) any licence, permit, certificate, order, consent, approval or other authorization of Cathedra or any of its Subsidiaries or by which Cathedra, any of its Subsidiaries or any of their respective properties or assets is bound or affected, that would, individually or in the aggregate, have a Material Adverse Effect on Cathedra or would prevent or delay completion of the Arrangement;

(2) any agreement, arrangement, commitment or understanding to which Cathedra or any of its Subsidiaries is a party or by which Cathedra, any of its Subsidiaries or any of their respective properties or assets is bound or affected that would, individually or in the aggregate, have a Material Adverse Effect on Cathedra or would prevent or delay completion of the Arrangement;

(D) except for the Cathedra Permitted Encumbrances, result in the imposition of an Encumbrance upon any of the properties or assets of Cathedra of any of its Subsidiaries that would, individually or in the aggregate, have a Material Adverse Effect on Cathedra; or

(E) give rise to any option, right of first refusal or similar right becoming exercisable by a third party that would have a Material Adverse Effect on Cathedra or prevent or delay the completion of the Arrangement.

(v) (A) The Cathedra Board has received an oral fairness opinion from Evans and Evans, Inc., to be subsequently confirmed in writing; (B) the Cathedra Board has unanimously determined (with the exception of any directors on the Cathedra Board that have abstained from voting due to a conflict of interest) that the Arrangement is in the best interests of Cathedra and accordingly, has approved the entering into of this Agreement and has made a recommendation that Cathedra Shareholders vote in favour of the Arrangement Resolution; and (C) each director or officer has advised Cathedra that he or she intends to vote all Cathedra Shares held by him or her, directly or indirectly, in favour of the Arrangement Resolution.

(vi) There are no shareholders' agreements, pooling agreements, voting trusts or other similar agreements to which Cathedra or the Cathedra Subsidiaries are a party, other than as set out in Schedule 3.1(d)(vi) of the Cathedra Disclosure Letter.

(e) Securities Law Matters.

(i) Cathedra is a "reporting issuer" in good standing or the equivalent under the Applicable Canadian Securities Laws of the Provinces and Territories, as applicable, of Alberta, British Columbia, Manitoba, New Brunswick, Newfoundland and Labrador, Northwest Territories, Nova Scotia, Nunavut, Ontario, Prince Edward Island, Québec, Saskatchewan and Yukon.

(ii) Except as set forth in Schedule 3.1(e)(ii) of the Cathedra Disclosure Letter, since January 1, 2025, Cathedra has prepared and timely filed with appropriate Securities Authorities all documents required to be filed by it under Applicable Canadian Securities Laws and such documents, as of the time they were filed:

(A) did not contain any misrepresentations (as defined in Applicable Canadian Securities Laws relating to such document);

(B) did not fail to state a material fact required to be stated in order to make the statements contained in such document not misleading in light of the circumstances in which they were made; and

(C) complied in all material respects with the requirements of Applicable Securities Laws.

(iii) Cathedra has not filed a confidential material change report or the equivalent thereof under Applicable Securities Laws with any Governmental Authority that currently remains confidential.

(iv) None of the Cathedra Subsidiaries are considered to be a "reporting issuer" under Applicable Securities Laws.

(v) Cathedra is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the TSXV. Except as done in connection with the Arrangement, Cathedra has not taken any action which would be reasonably expected to result in the delisting or suspension of the Cathedra SV Shares on or from the TSXV.

(f) Financial Matters.

(i) Except as set forth in Schedule 3.1(f)(i) of the Cathedra Disclosure Letter, Cathedra's audited annual consolidated financial statements as at and for the fiscal years ended December 31, 2024, 2023 and 2022 (including the notes thereto) (the "Cathedra Financial Statements") complied as to form in all material respects with the published rules and regulations of the Canadian Securities Authorities with respect thereto as of their respective date, and were prepared in accordance with IFRS consistently applied (except (i) as otherwise indicated in such financial statements and the notes thereto or, in the case of the audited consolidated financial statements, in the related report of Cathedra's independent auditors, or (ii) in the case of unaudited consolidated interim financial statements, are subject to normal period-end adjustments and may omit notes which are not required by Applicable Laws in the unaudited statements) and fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of Cathedra and the Cathedra Subsidiaries as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited consolidated interim financial statements, to normal period-end adjustments) and reflect reserves required by IFRS in respect of all material contingent liabilities, if any, of Cathedra and the Cathedra Subsidiaries on a consolidated basis. There has been no material change in Cathedra's accounting policies, except as described in the notes to the Cathedra Financial Statements, since December 31, 2024.

(ii) The accounts receivables of Cathedra as reflected on the Cathedra Financial Statements arose from bona fide transactions in the ordinary course of business, and to the knowledge of Cathedra, are good and collectible accounts in the ordinary course of business subject to an allowance for doubtful accounts taken in accordance with IFRS.

(iii) Except for Cathedra Permitted Encumbrances, neither Cathedra nor the Cathedra Subsidiaries have assigned or otherwise encumbered the revenue, if any, derived from the Cathedra Assets.

(g) Material Liabilities.  Except as disclosed in the Cathedra Public Record or Schedule 3.1(g) of the Cathedra Disclosure Letter, neither Cathedra nor any of its Subsidiaries have any material liabilities or material obligations of any nature (whether contingent or absolute, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due, including any liability for Taxes), including guarantees, support obligations or other similar obligations with respect to the obligations of any person, except liabilities and obligations adequately reflected or reserved against in the audited financial statements of Cathedra as at and for the financial year ended December 31, 2024 or incurred in the ordinary course of business since the end of such period.

(h) Books and Records.  Except as set forth in Schedule 3.1(h) of the Cathedra Disclosure Letter, the corporate records and minute books of Cathedra and the Cathedra Subsidiaries have been maintained in accordance with all Applicable Laws and are complete and accurate, in each case in all material respects. Except as set forth in Schedule 3.1(h) of the Cathedra Disclosure Letter, financial books and records and accounts of Cathedra and the Cathedra Subsidiaries: (i) have been maintained in accordance with Applicable Laws, IFRS and good business practices on a basis consistent with prior years and past practice; (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and acquisitions and dispositions of assets of Cathedra and the Cathedra Subsidiaries; and (iii) accurately and fairly reflect the basis for the consolidated financial statements of Cathedra, in each case of sub-clause (i)-(iii), in all material respects.

(i) Disclosure Controls and Procedures.  Cathedra has devised and maintained a system of "disclosure controls and procedures" (as such term is defined in National Instrument 52-109 - Certification of Disclosure in Issuers' Annual and Interim Filings) designed to ensure that information required to be disclosed by Cathedra under Applicable Securities Laws is recorded, processed, summarized and reported within the time periods specified in the Applicable Securities Laws.  Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by Cathedra in the reports and other filings under Applicable Securities Laws is accumulated and communicated to Cathedra's management, including its Chief Executive Officer and Chief Financial Officer, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

(j) Internal Control over Financial Reporting. Cathedra maintains "internal control over financial reporting" (as such term is defined in National Instrument 52-109 - Certification of Disclosure in Issuers' Annual and Interim Filings).  Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS and includes policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Cathedra and the Cathedra Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS, and that receipts and expenditures of Cathedra and the Cathedra Subsidiaries are being made only in accordance with authorizations of management and directors of Cathedra and the Cathedra Subsidiaries; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Cathedra's and the Cathedra Subsidiaries' assets that could have a material effect on its financial statements.  To the knowledge of Cathedra, prior to the date of this Agreement: (A) there are no significant deficiencies in the design or operation of, or material weaknesses in, Cathedra's internal controls over financial reporting that are reasonably likely to adversely affect the ability to record, process, summarize and report financial information on or after the Effective Time, and (B) there is no fraud, whether or not material, that involves management or other employees who have a significant role in Cathedra's internal control over financial reporting. Since January 1, 2025, Cathedra has received no (x) material complaints from any source regarding accounting, internal accounting controls or auditing matters or (y) expressions of concern from employees of Cathedra regarding questionable accounting or auditing matters.

(k) Absence of Changes. Except as disclosed in the Cathedra Public Record or Schedule 3.1(k) of the Cathedra Disclosure Letter, since January 1, 2025, Cathedra and each of its Subsidiaries has conducted its business only in the ordinary course of business and consistent with past practice and:

(i) no Material Adverse Change has occurred with respect to Cathedra;

(ii) neither Cathedra nor any of its Subsidiaries have incurred liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) which would, individually or the aggregate, have a Material Adverse Effect on Cathedra;

(iii) neither Cathedra nor any of its Subsidiaries have experienced any damage, destruction or loss, whether covered by insurance or not, that would have a Material Adverse Effect on Cathedra;

(iv) neither Cathedra nor any of its Subsidiaries have acquired or sold or committed to acquire or sell property or assets aggregating more than five percent (5%) of Cathedra's total consolidated property and assets as at December 31, 2024;

(v) neither Cathedra nor any of its Subsidiaries have entered into, amended, relinquished, terminated or failed to renew any material agreement, arrangement, commitment, understanding, licence, permit, certificate, order, consent, approval or authorization that would individually or in the aggregate, have a Material Adverse Effect on Cathedra;

(vi) there has been no increase in or modification to the compensation payable or to become payable by Cathedra to any of its directors, officers or employees, or any grant by Cathedra to any of its directors, officers or employees of any increase in severance or termination pay, except in the ordinary course of business;

(vii) there has not been any increase in or modification to any Employee Plan for any of Cathedra's current or former employees or consultants (or their relatives), except in the ordinary course of business or pursuant to ordinary course annual increases;

(viii) Cathedra has not made any material change in its accounting methods, principles or practices, including the basis upon which its assets and liabilities are recorded on its books or its earnings, profits and losses are ascertained;

(ix) Cathedra has not amended its constating documents or those of any of the Cathedra Subsidiaries;

(x) Cathedra has not declared, paid or set aside for payment any dividend or distribution of any kind in respect of any of its outstanding securities or made any repayments of capital;

(xi) Cathedra has not redeemed, repurchased or otherwise acquired any Cathedra Shares;

(xii) no resolution to approve a subdivision, consolidation or reclassification of any of the Cathedra Shares has been approved by or presented to the Cathedra Shareholders; and

(xiii) neither Cathedra nor any of its Subsidiaries have entered into any agreements, arrangements, commitments or understandings to take any action which, if taken prior to the date of this Agreement, would have made any representation or warranty of Cathedra in this Agreement materially untrue or incorrect as of the date when made.

(l) Restrictions on Business Activities.  There are no agreements, arrangements, commitments, understandings, judgments, orders, warrants, writs, injunctions or decrees binding upon Cathedra or any of its Subsidiaries that has or could have the effect of prohibiting or materially restricting or impairing any business practice of Cathedra or any of its Subsidiaries, any acquisition of property or assets by Cathedra or any of its Subsidiaries or the conduct of business by Cathedra or any of its Subsidiaries as currently conducted, other than any such agreements, arrangements, commitments, understandings, judgments, orders, awards, writs, injunctions or decrees which would not, individually or in the aggregate, have a Material Adverse Effect on Cathedra.

(m) Compliance. Cathedra and each of its Subsidiaries have complied with and is not in violation of (i) its constating documents, or any resolution of its directors or shareholders; or (ii) any Applicable Laws; other than instances of non-compliance or violations that would not, individually or in the aggregate, have a Material Adverse Effect on Cathedra. None of Cathedra or any of its Subsidiaries or, to the knowledge of Cathedra, any of their respective directors or officers, is under any investigation with respect to, has been convicted, charged or, to the knowledge of Cathedra, threatened to be charged with, or has received notice of, any violation or potential violation of any Law from any Governmental Authority, in each case, that could be expected to be material to Cathedra and its Subsidiaries.

(n) Regulatory Approvals. No consent, approval, order or authorization of, or filing with, any Governmental Authority with jurisdiction over Cathedra, the Cathedra Subsidiaries or any of their respective properties, assets or businesses is required to be obtained by Cathedra or any of its Subsidiaries in connection with the execution and delivery by Cathedra of this Agreement, the performance by Cathedra of its obligations hereunder or the completion of the Arrangement other than:

(i) in connection with or in compliance with Applicable Securities Laws;

(ii) obtaining the Interim Order and Final Order, obtaining any approvals required by the Interim Order or the Final Order and filing any documents as may be required to be filed with the Registrar; and

(iii) authorizations, consents, approvals, orders or filings, the failure of which to obtain or make would not, individually or in the aggregate, prevent or delay completion of the Arrangement or have a Material Adverse Effect on Cathedra.

(o) Licenses and Permits. Cathedra and each of its Subsidiaries owns, possesses or has obtained, and is in compliance in all material respects with, all material licenses, permits, certificates, orders, consents, approvals and other authorizations of or from any Governmental Authority required by Applicable Laws which are necessary to lawfully conduct its businesses as it is now being conducted or as intended to be conducted as set forth in the Cathedra Public Record or which are necessary for the lawful ownership, use and occupation of its properties and assets, except for such licenses, permits, certificates, orders, consents, approvals or authorizations the failure to own, possess or obtain, and be in compliance with, would not, individually or in the aggregate, have a Material Adverse Effect on Cathedra. All such permits are in full force and effect and, to the knowledge of Cathedra, there are no facts, events or circumstances that would reasonably be expected to result in a failure to obtain or be in compliance with such permits as are necessary to conduct the business of Cathedra or its Subsidiaries as it is proposed to be conducted. Each such permit can be renewed in the ordinary course of business by Cathedra or its Subsidiaries. Neither Cathedra nor any of its Subsidiaries has received a notice of any actual or threatened proceeding to modify, suspend, revoke, withdraw, terminate or otherwise limit any such permit and, to the knowledge of Cathedra, there is no valid basis for any such proceeding, including on the basis of the transactions contemplated hereby. Neither Cathedra nor any of its Subsidiaries has received any notice of any actual or threatened administrative or governmental action or proceeding in connection with the expiration, continuance or renewal of any such permit and, to the knowledge of Cathedra, there is no valid basis for any such proceeding.

(p) Material Contracts. Schedule 3.1(p) of the Cathedra Disclosure Letter sets forth a complete and accurate list of the Cathedra Material Contracts as of the date hereof. Each Cathedra Material Contract is a valid and binding agreement of Cathedra or a Cathedra Subsidiary and, to the knowledge of Cathedra, each other party thereto, and is in full force and effect, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Applicable Laws relating to or affecting creditors' rights generally and to the availability of equitable remedies. Neither Cathedra nor any of its Subsidiaries is in breach of, and no event of default (including an event which with notice or lapse of time or both would become a default) relating to Cathedra or any of the Cathedra Subsidiaries has occurred under any Cathedra Material Contract and, to the knowledge of Cathedra, none of the other parties to any of the Cathedra Material Contracts are in breach of and no event of default (including an event which with notice or lapse of time or both would become a default) relating to such other party has occurred under any of the Cathedra Material Contracts, except for breaches or events of default that have been cured or waived or breaches or events of default that would not, individually or in the aggregate, have a Material Adverse Effect on Cathedra.

(q) Employment Matters.

(i) Schedule 3.1(q) of the Cathedra Disclosure Letter contains a complete and accurate list as of the date hereof of employees and consultants (including independent contractors) of Cathedra and the Cathedra Subsidiaries with an estimated annual aggregate compensation (calculated on the basis of base salary or consulting fees as applicable and cash bonus, if any, paid during the year ended December 31, 2025) in excess of $50,000 including their respective location, hire date, position, engagement type, salary or fees, benefits and current status (full-time, part-time, consultant, active, non-active), as well as a list of all former employees and consultants of Cathedra or a Cathedra Subsidiary in the past twelve (12) months that had an annual aggregate compensation in excess of $50,000 to whom Cathedra or any of the Cathedra Subsidiaries has or may have any obligations, indicating the nature and value of such obligations.

(ii) No employee or consultant listed in Schedule 3.1(q) of the Cathedra Disclosure Letter has provided written notice to Cathedra or any of its Subsidiaries that he or she intends to resign, retire or terminate his or her employment or engagement with Cathedra or any of its Subsidiaries as a result of the transactions contemplated by this Agreement or otherwise.

(iii) All amounts due or accrued due for all salary, wages, bonuses, incentive compensation, deferred compensation, commissions, consulting fees vacation with pay, sick days and benefits under any Cathedra Employee Plans and other similar accruals have either been paid or are accrued and accurately reflected in all material respects in the books and records of Cathedra and its Subsidiaries.

(iv) Except as set forth in Schedule 3.1(q)(iv) of the Cathedra Disclosure Letter, there are no written or oral agreements, obligations or understandings providing for severance, termination or other payments to any director, officer, employee or consultant of Cathedra or any of its Subsidiaries that would be triggered by the completion of the transactions contemplated by this Agreement, except for obligations to provide reasonable notice to employees or consultants hired for indefinite terms who are dismissed without cause.

(v) All individuals who provide services to Cathedra or a Cathedra Subsidiary, including employees and consultants, have at all times been accurately classified by Cathedra and such Subsidiary with respect to such services as an employee or a non-employee for all purposes, including wages, payroll taxes and participation, and benefit accrual under each Cathedra Employee Plan.

(vi) There are no current, pending or, to the knowledge of Cathedra, threatened strikes or lockouts at any of Cathedra's or a Cathedra Subsidiary's facilities affecting employees or consultants.

(vii) None of Cathedra or any of the Cathedra Subsidiaries are subject to any claim for wrongful dismissal, constructive dismissal or any other claim in contract or in tort, nor is any such claim or any litigation, arbitration or mediation pending or, to the knowledge of Cathedra, threatened, relating to employment or termination of employment of employees or consultants (including independent contractors), other than claims, litigation, arbitration or mediation that, individually or in aggregate, amount to less than $50,000.

(viii) Cathedra and the Cathedra Subsidiaries have, at all times during the past four (4) years, operated in all material respects in accordance with all Applicable Laws with respect to employment and labour, and independent contractor relationships, including employment and labour standards, occupational health and safety laws, workers' compensation, social insurance and pension contribution, human rights and labour relations, and there are, and during the past four (4) years have been, no pending or, to the knowledge of Cathedra, threatened proceedings against Cathedra or any of the Cathedra Subsidiaries before any Governmental Authority with respect to any of the foregoing matters, other than claims, litigation, arbitration or proceedings that, individually or in aggregate, amount to less than $50,000.

(ix) None of Cathedra and the Cathedra Subsidiaries is a party to or bound by or subject to any collective agreement, has not made any commitment to, or conducted any negotiation or discussion with, any labour union or employee association with respect to any future agreement or arrangement, is not required to recognize any labour union or employee association representing its employees or any agent having bargaining rights for its employees and, to the knowledge of Cathedra, there is no current attempt to organize, certify or establish any labour union or employee association with respect to employees or consultants.

(r) Employee Plans.

(i) Schedule 3.1(r)(i) of the Cathedra Disclosure Letter contains a complete list as of the date hereof of all Employee Plans of Cathedra. All of the Employee Plans of Cathedra are and have been established, registered, qualified, funded and administered in accordance with all Applicable Laws, and in accordance with their terms, the terms of the material documents that support such Employee Plans and the terms of agreements between Cathedra and/or any of its Subsidiaries, as the case may be, and their respective employees and former employees who are members of, or beneficiaries under, the Employee Plans.

(ii) All current obligations of Cathedra or any of the Cathedra Subsidiaries regarding the Employee Plans have been satisfied in all material respects. All contributions, premiums or Taxes required to be made or paid by Cathedra or a Cathedra Subsidiary, as the case may be, under the terms of each Employee Plan or by Applicable Laws in respect of the Employee Plans have been made in a timely fashion in accordance with Applicable Laws and in accordance with the terms of the applicable Employee Plan. As at the date hereof, no currently outstanding notice of underfunding, non-compliance, failure to be in good standing or otherwise has been received by Cathedra or any of the Cathedra Subsidiaries from any applicable Governmental Authority in respect of any Employee Plan that is a pension or retirement plan.

(iii) To the knowledge of Cathedra, no Employee Plan is subject to any pending investigation, examination or other proceeding, action or claim initiated by any Governmental Authority, or by any party (other than routine claims for benefits) and, to the knowledge of Cathedra, there exists no state of facts which after notice or lapse of time or both would reasonably be expected to give rise to any such investigation, examination or other proceeding, action or claim or to affect the registration or qualification of any Employee Plan required to be registered or qualified.

(iv) Except as set forth in Schedule 3.1(r)(iv) of the Cathedra Disclosure Letter, the execution and delivery of this Agreement, the performance by Cathedra of its obligations under this Agreement and the completion of the Arrangement will not constitute an event or condition under any Employee Plan that entitles an employee or former employee to a payment, promise of payment, acceleration or vesting of any other benefit to which that individual would not otherwise be entitled.

(s) Real Property. Except as disclosed in Schedule 3.1(s) of the Cathedra Disclosure Letter (the "Cathedra Real Property"), neither Cathedra nor any Cathedra Subsidiary leases, owns, has any freehold interest in, or is a party to or bound by or subject to any agreement, contract, commitment, or option to purchase, any freehold interest in real or immovable property. Title to the owned Cathedra Real Property is good and marketable, free and clear of all Encumbrances, except for the Cathedra Permitted Encumbrances. Each lease in respect of any leased Cathedra Real Property is in good standing, legal, valid, binding and full force and effect, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Applicable Laws relating to or affecting creditors' rights generally and to the availability of equitable remedies.  There is no event of breach or default, or any event which, with the giving of notice, the lapse of time or both, would become an event of default, under any lease respecting the leased Cathedra Real Property, except for breaches or events of default that have been cured.  To the knowledge of Cathedra, the operation and maintenance by Cathedra and the Cathedra Subsidiaries of the Cathedra Real Property is in material compliance with any restrictive covenants registered or recorded against title to the Cathedra Real Property and does not materially encroach on any property owned by others. To the extent payable by Cathedra or any Cathedra Subsidiary, all payments have been made in respect of (i) local, state and/or federal taxes with respect to the Cathedra Real Property; and (ii) the use of water and electricity with respect to the Cathedra Real Property, in each case, to the extent due and owing.

(t) Intellectual Property Matters

(i) Schedule 3.1(t)(i) of the Cathedra Disclosure Letter sets forth:

(A) all Cathedra Intellectual Property of which Cathedra or a Cathedra Subsidiary is not the exclusive owner, identifying the subject matter, any related registration, and the limits on ownership by Cathedra or such Cathedra Subsidiary,

(B) all Cathedra Intellectual Property that Cathedra or a Cathedra Subsidiary uses pursuant to license or sublicense of a third party listing the subject matter, any ancillary registration, the source of authorization and the owner, and except as expressly disclosed pursuant to this subsection, neither Cathedra nor a Cathedra Subsidiary is a party to any contract or commitment to pay any royalty, license or other fee with respect to the use of the Cathedra Intellectual Property, and

(C) all Cathedra Intellectual Property that Cathedra or a Cathedra Subsidiary owns jointly with a third party;

(ii) except as set out in Schedule 3.1(t)(ii) of the Cathedra Disclosure Letter, neither Cathedra nor a Cathedra Subsidiary has registered any patent, industrial design, trademark, tradename, copyright or other registration with respect to any Cathedra Intellectual Property anywhere in the world and there is no pending application or application for registration that Cathedra or a Cathedra Subsidiary has made with respect to any Cathedra Intellectual Property anywhere in the world;

(iii) the Cathedra Intellectual Property includes all of the material Intellectual Property necessary for the operation of the ordinary course of business of Cathedra and the Cathedra Subsidiaries, as presently conducted and as presently proposed to be conducted;

(iv) except as set forth in Schedule 3.1(t)(iv) of the Cathedra Disclosure Letter, Cathedra or a Cathedra Subsidiary owns exclusively or has the right to use pursuant to license or sublicense all Cathedra Intellectual Property.  Each Cathedra Intellectual Property owned or used by Cathedra or a Cathedra Subsidiary immediately prior to the Effective Date will be owned or available for use by Cathedra or such Cathedra Subsidiary on substantially similar terms and conditions immediately subsequent to the Effective Date;

(v) no consents are required for any Cathedra Intellectual Property that is required to be licensed or sublicensed to any third party in connection with Cathedra's and the Cathedra Subsidiaries' business to be so licensed or sublicensed to any third party;

(vi) neither Cathedra nor a Cathedra Subsidiary has granted any third party any license, sublicense agreement or other permission with respect to any Cathedra Intellectual Property or the use of any Cathedra Intellectual Property;

(vii) Cathedra and the Cathedra Subsidiaries have taken all commercially reasonable actions to maintain and protect all of the Cathedra Intellectual Property owned by Cathedra or a Cathedra Subsidiary.  No owned Cathedra Intellectual Property has been abandoned.  Each Cathedra Intellectual Property used by Cathedra or a Cathedra Subsidiary pursuant to license or sublicense is being used by Cathedra or a Cathedra Subsidiary in compliance in all material respects with the terms of the applicable license and the execution, delivery and performance of this Agreement by the parties hereto will not impair such authorized use;

(viii) to the knowledge of Cathedra, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Cathedra Intellectual Property rights of Cathedra or a Cathedra Subsidiary; and

(ix) except as set forth in Schedule 3.1(t)(ix) of the Cathedra Disclosure Letter, the ordinary course of business of Cathedra and the Cathedra Subsidiaries, as presently conducted does not, and neither Cathedra nor a Cathedra Subsidiary has interfered with, infringed upon, misappropriated, misused, violated or otherwise come into conflict with any Intellectual Property rights of any third party, and neither Cathedra nor a Cathedra Subsidiary has received notice of any, and there is, no action, suit, proceeding, hearing, charge, complaint, claim, demand, or to the knowledge of Cathedra, investigation that is pending or, to the knowledge of Cathedra, threatened that challenges or limits the legality, validity, enforceability, use or ownership of the Cathedra Intellectual Property (including any claim that Cathedra or a Cathedra Subsidiary must license or refrain from using any Intellectual Property rights of any third party) and neither Cathedra nor a Cathedra Subsidiary is subject to any outstanding injunction, judgment, order, decree, ruling or charge regarding same.

(u) Digital Assets; Bitcoin Miners.

(i) Except as set forth on Schedule 3.1(u)(i) of the Cathedra Disclosure Letter, Cathedra and its Subsidiaries deposit substantially all of their crypto-assets, including any bitcoin mined, in digital wallets held or operated by Cathedra and its Subsidiaries (the "Cathedra Wallets").  There are no Encumbrances (other than Cathedra Permitted Encumbrances) on, or rights of any person to, the Cathedra Wallets or the crypto-assets contained in such Cathedra Wallets. Cathedra and its Subsidiaries have taken commercially reasonable steps to protect the Cathedra Wallets and crypto-assets, including by adopting security protocols to prevent, detect and mitigate inappropriate or unauthorized access to the Cathedra Wallets and crypto-assets.

(ii) Except as set forth on Schedule 3.1(u)(ii) of the Cathedra Disclosure Letter, Cathedra and its Subsidiaries have the exclusive ability to control, including by use of "private keys" or other equivalent means or through custody arrangements or other equivalent means, all of the crypto-currencies, blockchain-based tokens, and other blockchain asset equivalents applicable to the business of Cathedra and its Subsidiaries (collectively, the "Cathedra Digital Assets") set forth on Schedule 3.1(u)(ii) of the Cathedra Disclosure Letter, free and clear of all Encumbrances (other than Cathedra Permitted Encumbrances). Neither Cathedra nor any Cathedra Subsidiary have taken any actions where it owns a substantial portion of all outstanding tokens in the then existing issued and circulating supply of such tokens on a blockchain to effectuate change through the governance process of that relevant blockchain that would reasonably foreseeably disrupt the continued existence, validity, legality, governance or public availability of the relevant blockchains.

(iii) Cathedra and its Subsidiaries currently own and operate approximately 400 petahashes per second (PH/s) of compute capacity primarily for the mining of bitcoin.

(iv) Schedule 3.1(u)(iv) of the Cathedra Disclosure Letter provides a reasonable estimate, as of the date hereof, of all bitcoin or other cryptocurrency miners owned or leased by Cathedra and its Subsidiaries ("Cathedra Miners"). All Cathedra Miners are owned or rightfully possessed by, operated by and under the control of Cathedra and its Subsidiaries. Except as set forth in Schedule 3.1(u)(iv) of the Cathedra Disclosure Letter, there has been no failure, breakdown or continued substandard performance of any Cathedra Miners that has caused a material disruption or interruption in or to the use of the Cathedra Miners or the related operation of the business of Cathedra and its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cathedra, the Cathedra Miners are generally maintained and in good working condition to perform all computing, information technology and data processing operations necessary for the operations of Cathedra and its Subsidiaries. Cathedra and its Subsidiaries have taken commercially reasonable steps to: (i) protect the Cathedra Miners from malware and other contaminants, hacks and other malicious external or internal threats; (ii) ensure continuity of operations with adequate energy supply and minimal uptime required; and (iii) provide for the remote-site back-up of data and information critical to Cathedra and its Subsidiaries. Cathedra and its Subsidiaries have in place commercially reasonable disaster recovery and business continuity plans and procedures and information and data security policies, in each case, that are consistent with generally accepted industry standards. Cathedra's and its Subsidiaries' use, provision, disclosure and transfer of Cathedra Miners and Cathedra Digital Assets and related services, has complied with all Applicable Laws in all material respects, including all applicable financial services and Money Laundering Laws. Neither Cathedra nor any Cathedra Subsidiary has participated in any cryptocurrency tumbler or equivalent services.

(v) Environmental Matters.

(i) To the knowledge of Cathedra, neither Cathedra nor any of its Subsidiaries has been in violation of any applicable Environmental Laws in connection with the ownership, use, maintenance or operation of the Cathedra Assets. Neither Cathedra nor any of its Subsidiaries has received any inquiry from or notice of a pending investigation or threatened investigation from any governmental agency or of any administrative or judicial proceeding concerning the violation of any such Environmental Laws.

(ii) Neither Cathedra nor any of its Subsidiaries has any material environmental liabilities outstanding. To the knowledge of Cathedra, no Hazardous Substances have been used in the operation of Cathedra's and its Subsidiaries' business except those Hazardous Substances used in the ordinary course of business, and to the knowledge of Cathedra there has been no Release of any such Hazardous Substances in the operation of the Cathedra's and its Subsidiaries' business in contravention or violation of any laws, regulations, rules or approvals created by a Governmental Authority applicable to Cathedra or its Subsidiaries.

(w) Title to Assets

(i) Cathedra is the owner, directly or through the Cathedra Subsidiaries, of and has good and marketable title to all of the Cathedra Assets, including all of the Cathedra Assets listed in Schedule 3.1(w)(i) of the Cathedra Disclosure Letter and all of the Cathedra Assets reflected in the Cathedra Financial Statements, and all properties and assets acquired by Cathedra and the Cathedra Subsidiaries after the date of the Cathedra Financial Statements, free and clear to its knowledge of all Encumbrances whatsoever, except for Cathedra Permitted Encumbrances or the Encumbrances disclosed or reflected in the Cathedra Financial Statements.

(ii) Except as set out in Schedule 3.1(w)(ii) of the Cathedra Disclosure Letter or as provided for under the Cathedra Material Contracts or the Cathedra Financial Statements, no persons other than Cathedra or the Cathedra Subsidiaries owns any Cathedra Assets which are being used in the ordinary course of business of Cathedra and there are no agreements or commitments by Cathedra or the Cathedra Subsidiaries to purchase material property or assets, other than in the ordinary course of business.

(iii) The Cathedra Material Contracts include the only material documents and contracts currently in effect under and by virtue of which Cathedra and the Cathedra Subsidiaries are entitled to the Cathedra Assets or which otherwise relate to or affect the interest of Cathedra and the Cathedra Subsidiaries in the Cathedra Assets, other than documents that are not in the possession or control of Cathedra or the Cathedra Subsidiaries, of which to the knowledge of Cathedra, there are none.

(x) Cathedra and the Cathedra Subsidiaries, as lessees, have the right under valid and subsisting leases to use, possess and control all personal property forming part of the Cathedra Assets that are leased by and material to Cathedra or any of the Cathedra Subsidiaries as used, possessed and controlled by Cathedra or the Cathedra Subsidiaries, as applicable.

(y) Litigation.

(i) Except as set out in Schedule 3.1(y) of the Cathedra Disclosure Letter:

(A) there is no claim, suit, action, arbitration, review, proceeding or investigation, pending, or to the knowledge of Cathedra, threatened by or against Cathedra or any of the Cathedra Subsidiaries or affecting any of their respective properties, assets or businesses before or by any Governmental Authority that if adversely determined, individually or in the aggregate, would have a Material Adverse Effect on Cathedra or prevent or delay consummation of the Arrangement or the other transactions contemplated by this Agreement, nor to the knowledge of Cathedra is there any basis for any such claim, suit, action, arbitration, review, proceeding or investigation; and

(B) neither Cathedra, nor any of its Subsidiaries, nor any of their respective properties or assets, is subject to any outstanding judgment, order, decision, ruling, award, writ, injunction or decree that involves or may involve, or restricts or may restrict, the right or ability of Cathedra or the Cathedra Subsidiaries, as the case may be, to conduct its business in all material respects as it has been carried on prior to the date hereof, or that would prevent or delay consummation of the Arrangement or the other transactions contemplated by this Agreement.

(z) Bankruptcy. None of Cathedra or any of the Cathedra Subsidiaries is insolvent within the meaning of applicable bankruptcy, insolvency or fraudulent conveyance Laws. No act or proceeding has been taken by or against Cathedra or any of the Cathedra Subsidiaries in connection with the dissolution, liquidation, winding up, bankruptcy or reorganization of Cathedra or any of the Cathedra Subsidiaries nor, to the knowledge of Cathedra, is any threatened, or for the appointment of a trustee, receiver, manager or other administrator of Cathedra or any of the Cathedra Subsidiaries or any of their respective properties or assets. None of Cathedra or any of the Cathedra Subsidiaries has sought protection under the Bankruptcy and Insolvency Act (Canada) or the Company Creditors Arrangement Act (Canada) or applicable bankruptcy legislation outside Canada.

(aa) Insurance.  Cathedra and the Cathedra Subsidiaries have as of the date hereof policies of insurance as set forth in Schedule 3.1(aa) of the Cathedra Disclosure Letter and such policies are in full force and effect as of the date hereof and will remain in full force and effect to and including the Effective Date and will not be cancelled or otherwise terminated as a result of the Arrangement or the other transactions contemplated by this Agreement other than such cancellations as would not, individually or in the aggregate, have a Material Adverse Effect on Cathedra.

(bb) Tax Matters.

(i) Except as disclosed in Schedule 3.1(bb)(i) of the Cathedra Disclosure Letter Cathedra and each Cathedra Subsidiary has duly and in a timely manner made or prepared all Tax Returns required to be made or prepared by it, and duly and in a timely manner filed all Tax Returns required to be filed by it with the appropriate Governmental Authority, such Tax Returns are complete and correct in all material respects and Cathedra and each Cathedra Subsidiary has paid all Taxes, including instalments on account of Taxes for the current year required by Applicable Law, which are due and payable by it whether or not assessed by the appropriate Governmental Authority and Cathedra has provided adequate accruals in accordance with IFRS in the most recently published financial statements of Cathedra for any Taxes for the period covered by such financial statements that have not been paid whether or not shown as being due on any Tax Returns. Since such publication date, no material liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued, other than in the ordinary course of business;

(ii) Cathedra and each Cathedra Subsidiary have duly and timely withheld all Taxes and other amounts required by Law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the benefit or any person) and has duly and timely remitted to the appropriate Governmental Authority such Taxes or other amounts required by Applicable Law to be remitted by it;

(iii) Cathedra and each Cathedra Subsidiary have duly and timely collected all amounts on account of any sales or transfer Taxes, including goods and services, harmonized sales and provincial and territorial taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Authority such amounts required by Law to be remitted to it;

(iv) neither Cathedra nor any Cathedra Subsidiary has requested, offered to enter into or entered into any agreement or other arrangement, or executed any waiver, providing for any extension of time within which: (A) to file any Tax Return covering any Taxes for which Cathedra or any Cathedra Subsidiary is or may be liable; (B) to file any elections, designations or similar filings relating to Taxes for which Cathedra or any Cathedra Subsidiary is or may be liable; (C) Cathedra or any Cathedra Subsidiary is required to pay or remit any Taxes or amounts on account of Taxes; or (D) any Governmental Authority may assess or collect Taxes for which Cathedra or any Cathedra Subsidiary is or may be liable;

(v) Except as disclosed in Schedule 3.1(bb)(i) of the Cathedra Disclosure Letter and other than ordinary course audits and claims and/or as disclosed in Cathedra's Public Record, there are no proceedings, investigations, audits or claims in progress or pending or, to the knowledge of Cathedra, threatened against Cathedra nor any Cathedra Subsidiary in respect of Taxes and there are no matters under discussion, audit or appeal with any Governmental Authority relating to Taxes;

(vi) neither Cathedra nor any Cathedra Subsidiary has acquired property from a non-arm's length person, within the meaning of the Income Tax Act: (A) for consideration the value of which is less than the fair market value of the property; or (B) as a contribution of capital for which no shares were issued by the acquirer of the property;

(vii) Cathedra has made available to Sphere true and correct copies of: (A) all Tax Returns relating to the Taxes of Cathedra or any Cathedra Subsidiary that to the knowledge of Cathedra have been filed in the last three (3) years; and (B) all material written communications to or from any Governmental Authority relating to the Taxes of Cathedra or any Cathedra Subsidiary that to the knowledge of Cathedra has been received or sent in the last three (3) years;

(viii) for the purposes of the Income Tax Act, (A) Cathedra and Fortress Blockchain Holdings Corp. are resident in Canada and are taxable Canadian corporations; (B) for all purposes of the Internal Revenue Code Cathedra is also classified as a domestic corporation through the application of section 7874 of the Internal Revenue Code; and (C) all Cathedra Subsidiaries except for Fortress Blockchain Holdings Corp.  are non-residents of Canada; and

(ix) there are no Encumbrances for Taxes upon any properties or assets of Cathedra or of any of the Cathedra Subsidiaries (other than Liens relating to Taxes not yet due and payable and for which adequate reserves have been recorded on the consolidated balance sheet included in Cathedra audited consolidated financial statements as at and for the fiscal year ended December 31, 2024).

(cc) Finder's Fee. Except as set forth in Schedule 3.1(cc) of the Cathedra Disclosure Letter, there is no investment banker, broker, finder or other intermediary that has been retained or is authorized to act on behalf of Cathedra or any of the Cathedra Subsidiaries who might be entitled to any fee or commission from Cathedra or any of the Cathedra Subsidiaries in connection with the transactions contemplated by this Agreement.

(dd) Absence of Cease Trade Orders. No order ceasing or suspending trading of the Cathedra SV Shares, or any other securities of Cathedra has been issued by any regulatory authority and is continuing in effect and no proceedings for that purpose have been instituted or, to the knowledge of Cathedra, are pending, contemplated or threatened under and Securities Laws or by any other regulatory authority.

(ee) Related Party Transactions. Except as set forth in Schedule 3.1(ee) of the Cathedra Disclosure Letter:

(i) there are no contracts or other transactions currently in place between Cathedra or any Cathedra Subsidiary, on the one hand, and (A)  any officer or director of Cathedra or any Cathedra Subsidiary, any affiliate or associate (including any spouse, parent, sibling or descendant of such person and any trust for the benefit of any of the foregoing persons) of any such, officer, director,  or any family member of any of the foregoing; or (B) to the knowledge of Cathedra, any holder of record or beneficial owner of 10% or more of the Cathedra Shares, or any affiliate or associate (including any spouse, parent, sibling or descendant of such person and any trust for the benefit of any of the foregoing persons) of any such holder of record or beneficial owner, on the other hand; and

(ii) none of Cathedra or any of its Subsidiaries is indebted to any director, officer, employee or agent of, or independent contractor to, Cathedra or any of its Subsidiaries or any of their respective affiliates or associates, including any spouse, parent, sibling or descendant of such person and any trust for the benefit of any of the foregoing persons (except for amounts due in the ordinary course as salaries, bonuses, directors' fees or the reimbursement of ordinary course expenses).

(ff) Expropriation. No material part of the property or assets of Cathedra or any Cathedra Subsidiary has been taken, condemned or expropriated by any Governmental Authority nor has any written notice, acknowledgement or proceeding in respect thereof been received by Cathedra or any Cathedra Subsidiary.

(gg) Rights of Other Persons. Except as set out in Schedule 3.1(gg) of the Cathedra Disclosure Letter, no person has any right of first refusal or option to purchase or any other right of participation in any of the material properties or assets owned by Cathedra, any Cathedra Subsidiary or any part thereof.

(hh) Non-Governmental Organizations and Community Groups. No material dispute between Cathedra or any of the Cathedra Subsidiaries and any nongovernmental organization, community, community group or civil organization exists or, to Cathedra's knowledge, is threatened or imminent with respect to any of Cathedra's or any of the Cathedra Subsidiaries' properties or operational activities. Cathedra has provided Sphere with full and complete access to all material correspondence received by Cathedra, or the Cathedra Subsidiaries from any non-governmental organization, community, community group or civil organization.

(ii) Corrupt Practices Legislation. None of Cathedra, any of its Subsidiaries or, to the knowledge of Cathedra, any of its Representatives, has taken, committed to take or been alleged to have taken any action that would cause Cathedra or any of its Subsidiaries to be in violation in any material respect of the Foreign Corrupt Practices Act of the United States or the Corruption of Foreign Public Officials Act (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Foreign Corrupt Practices Act of 1977 of the United States of America, the Organization for Economic Co-operation and Development (OECD) Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, 1997, or  such other anti-corruption or anti-bribery laws, regulations or requirements applicable to the Cathedra (collectively, "Corrupt Practices Legislation"). None of Cathedra or any of its Subsidiaries has received any notice alleging that Cathedra, any of its Subsidiaries or Representatives has violated any Corrupt Practices Legislation and, to the knowledge of Cathedra, no condition or circumstances exist (including any ongoing proceeding) that would form the basis for any such allegations.

(jj) Money Laundering. The operations of Cathedra and each of its Subsidiaries are and have been conducted in compliance in all material respects with applicable financial record-keeping and reporting requirements and money laundering or similar Laws (collectively, "Money Laundering Laws"). None of Cathedra or any of its Subsidiaries has received any notice alleging that Cathedra, any of its Subsidiaries or Representatives has violated any Money Laundering Laws and, to the knowledge of Cathedra, no condition or circumstances exist (including any ongoing proceeding) that would form the basis for any such allegations.

(kk) United States Securities and Antitrust Laws.

(i) Cathedra is a "foreign private issuer" as defined in Rule 3b-4 under the U.S. Securities Exchange Act and Cathedra is not required to register as an "investment company" under the United States Investment Company Act of 1940, as amended.

(ii) Cathedra is not required to file reports pursuant to Sections 13(a) or 15(d) of the U.S. Securities Exchange Act and the Cathedra Shares are not registered, or required to be registered, under Section 12 of the U.S. Securities Exchange Act.

(ll) Stock Exchange Compliance. Cathedra is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the TSXV.

(mm) Change of Control. Except as set forth in Schedule 3.1(mm) of the Cathedra Disclosure Letter, neither Cathedra nor a Cathedra Subsidiary is a party to any agreement (written or oral), indenture, instrument or understanding or other obligation or restriction which includes provisions that would be triggered by this Agreement or the implementation of this Agreement including any change of control that may result, directly or indirectly, from this Agreement or the implementation of this Agreement.

(nn) Closing Payments. Other than the Cathedra Closing Payments, neither Cathedra nor any of its Subsidiaries has any Closing Payments.

(oo) Data Systems.

(i) In respect of the Systems of Cathedra and its Subsidiaries:

(A) the Systems have been maintained and supported in accordance with prudent industry practices in all material respects;

(B) commercially reasonable controls are in place to control access and security to such Systems and there are appropriate firewalls, virus protection programs and other cybersecurity measures in place that are consistent with current standards and practices of a reasonably prudent business operating in a similar industry and that such measures and policies reasonably safeguard proper access to and the security of the data of Cathedra and its Subsidiaries;

(C) all software being used is supported by valid licenses and all licenses in respect of such software are in good standing in all material respects and not in default in any material respect; and

(D) all related data, content and programs are backed-up regularly with copies stored safely and securely off-site.

(ii) There have been no written complaints relating to any improper use or disclosure of any information involving Cathedra or its Subsidiaries, nor any breach in the information security, cybersecurity or similar systems in respect of Cathedra or its Subsidiaries in the past three years.

(iii) To the knowledge of Cathedra, the computer and data processing systems, facilities and services used by Cathedra are substantially free of any material defects, bugs and errors and do not contain any disabling codes or instructions, spyware, trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement or destruction of, software, data or other materials wherein any trade secrets or proprietary information of Cathedra or its Subsidiaries has been disclosed to a third party.

(pp) Competition Act (Canada). Neither the aggregate value of the assets in Canada of Cathedra and the entities it controls nor the annual gross revenues from sales in or from Canada generated from those assets, all as determined in accordance with Part IX of the Competition Act (Canada) and the Notifiable Transaction Regulations thereunder, exceed $93 million.

(qq) No Collateral Benefit. Except as set forth is Schedule 3.1(qq) of the Cathedra Disclosure Letter, to the knowledge of Cathedra, no related party of Cathedra together with its associated entities (within the meaning of MI 61-101), beneficially owns or exercises control or direction over 1% or more of the outstanding Cathedra Shares, except for related parties who will not receive a collateral benefit (within the meaning of MI 61-101) as a consequence of the transactions contemplated by this Agreement.

(rr) Privacy.

(i) Cathedra and the Cathedra Subsidiaries are and have at all times been in compliance in all material respects with all Applicable Laws relating to the collection, use, disclosure and storage of Personal Information, including the Personal Information Protection and Electronic Documents Act (Canada) ("Privacy Laws") and industry standards relating to the processing by Cathedra and the Cathedra Subsidiaries of the type of information regulated by Privacy Laws and collected, used or disclosed by Cathedra and the Cathedra Subsidiaries, including information such as an individual's address, age, gender, income, family status, citizenship, assets, liabilities, credit information, personal references and health records, but not including the name, title or business address or telephone number of an employee (collectively, "Personal Information"), including the disclosing or transferring of Personal Information in the course of operating the business of Cathedra. To the knowledge of Cathedra, (1) there are no complaints made to, or audit, proceeding, investigation (formal or informal) or claim currently pending against, Cathedra or the Cathedra Subsidiaries by any private party or any Governmental Authority with respect to the processing of Personal Information, or in respect of any other Applicable Laws pertaining to privacy, Personal Information, anti-spam, or spyware (including consent, registration or notification requirements), and (2) there is no reasonable basis for any such complaint, audit, proceeding, investigation or claim.

(ii) Cathedra and the Cathedra Subsidiaries maintain materially appropriate privacy and security policies, procedures and systems in respect of the processing of Personal Information, including as required to safeguard Personal Information from unauthorized access, misuse, loss, destruction, disposal or damage (collectively, the "Privacy Policies"). To the knowledge of Cathedra, Cathedra and the Cathedra Subsidiaries are and have at all times been in compliance with the Privacy Policies, in all material respects. To the knowledge of Cathedra, Cathedra and the Cathedra Subsidiaries have not experienced any unauthorized access, misuse, loss, destruction, disposal or damage to any of the Personal Information under its custody or control.

(iii) None of (A) the transfer to Sphere Representatives by Cathedra and the Cathedra Subsidiaries of the Personal Information as part of the Sphere's due diligence and in connection with this Agreement; (B) the execution, delivery or performance of, or consummation of this Agreement or the Arrangement; or (C) Sphere's possession or use of any Personal Information, will result in any violation of Law or the Privacy Policies, in any material respect.

(iv) To the knowledge of the Cathedra, Cathedra and the Cathedra Subsidiaries have never experienced a security or data breach in respect of Personal Information or any information pertaining to or concerning the business of Cathedra and the Cathedra Assets, including any and all information relating to their respective businesses, affairs, finances, opportunities, projections, customers, suppliers, assets, liabilities, operations and internal practices.

3.2 Survival of Representations and Warranties

The representations and warranties of Cathedra and contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SPHERE

4.1 Representations and Warranties of Sphere

Sphere and Amalco Sub, jointly and severally, represent and warrant to and in favour of Cathedra as follows and acknowledges that Cathedra is relying upon these representations and warranties in connection with entering into this Agreement and agreeing to complete the Arrangement and other transactions contemplated herein:

(a) Organization. Sphere is a corporation amalgamated and validly existing under the laws of the Province of Ontario, has all necessary corporate power and capacity to own or lease its property and assets and to carry on its business as presently owned, leased or conducted, and is duly registered, licensed or qualified to carry on business, and is in good standing, in each jurisdiction in which the character of its properties and assets, owned or leased, or the nature of its business make such qualification, registration or licensing necessary.

(b) Capitalization.

(i) Sphere's authorized capital consists of an unlimited number of common shares; an unlimited number of Preferred Shares, issuable in series; an unlimited number of Series A Preferred Shares; an unlimited number of Series B Preferred Shares; an unlimited number of Series C Preferred Shares; an unlimited number of Series D Preferred Shares; an unlimited number of Series E Preferred Shares; an unlimited number of Series F Preferred Shares; an unlimited number of Series G Preferred Shares; and an unlimited number of Series H Preferred Shares, of which, as of the date hereof, 3,476,336 Sphere Common Shares and 161 Sphere Series H Shares are validly issued and outstanding as fully paid and non-assessable shares. As of the date hereof, there are no Series A, Series B, Series C, Series D, Series E, Series F, or Series G Preferred Shares outstanding.

(ii) The issued and outstanding Sphere Common Shares are listed and posted for trading on NASDAQ.

(iii) Schedule 4.1(b)(iii) of the Sphere Disclosure Letter sets forth, as of the date hereof, the number of outstanding Sphere Options, Sphere RSUs, Sphere RSAs, and Sphere Warrants, and the exercise price and vested percentage, vesting terms, and expiry date, where applicable, of such Sphere Options, Sphere RSUs, Sphere RSAs, and Sphere Warrants.

(iv) Except as set out in Schedule 4.1(b)(iii) of the Sphere Disclosure Letter, there are not now, and at the Effective Date there will not be, any outstanding stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income, share price or any other attribute of Sphere or its business or operations.

(v) There are not now, and at the Effective Date there will not be, any outstanding bonds, debentures or other evidences of indebtedness of Sphere having the right to vote (or convertible into or exchangeable for securities having the right to vote) with Sphere Shareholders or on any matter.

(vi) Except for 1,599,621 Sphere Common Shares issuable on the due exercise or settlement or conversion, as applicable, of Sphere Series H Shares, Sphere Options, Sphere RSUs, Sphere RSAs, and Sphere Warrants outstanding as of the date hereof, or as may be issued pursuant to Section 5.2(c)(ii), there are not now, and at the Effective Date there will not be, any options, warrants, conversion privileges, rights, agreements, understandings, commitments or other obligations (whether by law, pre-emptive or contractual) of Sphere to (i) issue, sell or deliver any shares or other ownership interests in Sphere or securities or obligations of any kind convertible into or exchangeable for shares or other ownership interests in Sphere; or (ii) acquire any shares or ownership interests in any other person.

(vii) All securities of Sphere (including all options, warrants, rights or other convertible or exchangeable securities) have been issued in compliance with all Applicable Laws (including Applicable Securities Laws) and all securities to be issued upon due exercise of any such options, warrants, rights and other convertible or exchangeable securities in accordance with the respective terms thereof will be issued in compliance with all Applicable Laws (including Applicable Securities Laws) as fully paid and non-assessable securities of Sphere.

(viii) All outstanding Sphere Common Shares, Sphere Series H Shares Sphere Options, Sphere RSUs, Sphere RSAs, and Sphere Warrants have been recorded in Sphere Financial Statements in accordance with GAAP and no such grants involved any "back dating", "forward dating", "spring loading" or similar concepts.

(ix) There are no outstanding contractual or other obligations of Sphere or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities of Sphere or any of its Subsidiaries.

(x) Other than the Sphere Common Shares and Sphere Series H Shares, there are no securities or other instruments or obligations of Sphere or any of its Subsidiaries that carry (or which is convertible into, or exchangeable for, securities having, except the Sphere Options, Sphere RSUs, Sphere RSAs, and Sphere Warrants) the right to vote generally with the Sphere Shareholders on any matter.

(xi) All dividends or distributions on the securities of Sphere or any of its Subsidiaries that have been declared or authorized have been paid in full.

(xii) Sphere has duly authorized and has all the requisite authority to create and issue the Sphere Series I Shares. Except for the filing of articles amendment to create the Sphere Series I Shares and the approval of the regulatory authorities under the OBCA, no consents, approvals or filings, including the approval of Sphere Shareholders or any other third party, are required for the creation and issuance of the Sphere Series I Shares, and the Sphere Series I Shares shall be created pursuant to and in accordance with all Applicable Law and the constating documents of Sphere.

(c) Subsidiaries.

(i) Each of the Sphere Subsidiaries is duly incorporated and validly existing under the laws of its jurisdiction of incorporation, has all necessary corporate power and capacity to own or lease its property and assets and to carry on its business as presently owned, leased or conducted by it, and is duly registered, licensed or qualified to carry on business, and is in good standing, in each jurisdiction in which the character of its properties and assets, owned or leased, or the nature of its business makes such qualification, registration or licensing necessary.

(ii) The authorized share capital and the outstanding securities of each of the Sphere Subsidiaries are set forth in Section 4.1(c)(ii) of the Sphere Disclosure Letter. Sphere, directly or indirectly, beneficially owns all of the issued and outstanding shares and other ownership interests of each of the Sphere Subsidiaries and all such shares and other ownership interests are duly authorized, validly issued, fully paid and non-assessable (and no such shares have been issued in violation of any pre-emptive rights). There are no contracts, commitments, agreements, understandings, arrangements or restrictions which require any Sphere Subsidiary to issue, sell or deliver any shares in its share capital or other ownership interests, or any securities or obligations convertible into or exchangeable for, any shares of its share capital or other ownership interests.

(d) Authority Relative to this Agreement.

(i) Each of Sphere and Amalco Sub has the corporate power and capacity to enter into and perform its obligations under this Agreement and all documents and agreements contemplated by this Agreement to which Sphere and Amalco Sub is or will be a party.

(ii) The execution and delivery of this Agreement by Sphere and Amalco Sub and the performance by Sphere and Amalco Sub of its obligations hereunder have been duly authorized by each of the Sphere Board and the board of directors of Amalco Sub and no other corporate proceeding on the part of Sphere or Amalco Sub is necessary to authorize this Agreement or the transactions contemplated hereby, other than the approval of:

(A) the Sphere Proxy Statement and other matters relating solely thereto, by the Sphere Board; and

(B) the Sphere Resolution by the Sphere Shareholders.

(iii) This Agreement has been duly executed and delivered by each of Sphere and Amalco Sub and is a legal, valid and binding obligation of Sphere and Amalco Sub, enforceable against Sphere and Amalco Sub in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Applicable Laws relating to or affecting creditors' rights generally and to the availability of equitable remedies.

(iv) The execution and delivery by Sphere and Amalco Sub of this Agreement does not, and the performance by Sphere and Amalco Sub of their respective obligations hereunder and thereunder and the completion of the Arrangement do not and will not:

(A) conflict with, violate or breach any provision of: (1) Sphere's or any of its Subsidiaries' constating documents or any resolution of their respective directors or shareholders; or (2) any Applicable Laws in any material respect;

(B) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, require any consents to be obtained under, or give to others any rights of termination, amendment, acceleration or cancellation of or under, any credit agreement, note, bond, mortgage, indenture or other similar contract, agreement or instrument relating to indebtedness for borrowed money to which Sphere or any of its Subsidiaries is a party or by which Sphere or any of its Subsidiaries or any of their respective properties or assets is bound or affected;

(C) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, require any consent to be obtained under, or give to others any rights of termination, amendments, acceleration or cancellation of or under:

(1) any license, permit, certificate, order, consent, approval or other authorization of Sphere or any of its Subsidiaries or by which Sphere, any of its Subsidiaries or any of their respective properties or assets is bound or affected, that would, individually or in the aggregate, have a Material Adverse Effect on Sphere or would prevent or delay completion of the Arrangement;

(2) any agreement, arrangement, commitment or understanding to which Sphere or any of its Subsidiaries is a party or by which Sphere, any of its Subsidiaries or any of their respective properties or assets is bound or affected that would, individually or in the aggregate, have a Material Adverse Effect on Sphere or would prevent or delay completion of the Arrangement;

(D) result in the imposition of an Encumbrance upon any of the properties or assets of Sphere or any of its Subsidiaries that would, individually or in the aggregate, have a Material Adverse Effect on Sphere; or

(E) give rise to any option, right of first refusal or similar right becoming exercisable by a third party that would have a Material Adverse Effect on Sphere or prevent or delay the completion of the Arrangement.

(v) (A) The Sphere Board has received an oral fairness opinion from Rosenblatt Securities, to be subsequently confirmed in writing; (B) the Sphere Board, after consultation with its outside legal counsel and financial advisors, has unanimously determined that the acquisition of all of the issued and outstanding Cathedra Shares pursuant to the Arrangement is in the best interests of Sphere and accordingly has approved the entering into of this Agreement and the making of a recommendation that Sphere Shareholders vote in favour of the Sphere Resolution; and (C) each director or officer has advised Sphere that he or she intends to vote all Sphere Common Shares held by him or her, directly or indirectly, in favour of the Sphere Resolution.

(vi) There are no shareholders' agreements, pooling agreements, voting trusts or other similar agreements to which Sphere or the Sphere Subsidiaries are a party.

(e) Securities Law Matters

(i) Sphere is a "reporting issuer" not in default or the equivalent under the Applicable Securities Laws of each of the Provinces of British Columbia, Alberta, and Ontario.

(ii) Since January 1, 2025, Sphere has prepared and filed with appropriate Governmental Authorities all documents required to be filed by it under Applicable Securities Laws and such documents, as of the time they were filed:

(A) did not contain any misrepresentations (as defined in Applicable Securities Laws relating to such document);

(B) did not fail to state a material fact required to be stated in order to make the statements contained in such document not misleading in light of the circumstances in which they were made; and

(C) complied in all material respects with the requirements of Applicable Securities Laws.

(iii) Sphere has not filed any confidential material change report or the equivalent thereof under Applicable Securities Laws with any Governmental Authority that currently remains confidential.

(iv) None of the Sphere Subsidiaries are considered to be a "reporting issuer" under Applicable Securities Laws.

(v) Other than as disclosed in Schedule 4.1(e)(v) of the Sphere Disclosure Letter, Sphere is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ. Sphere has not taken any action which would be reasonably expected to result in the delisting or suspension of the Sphere Common Shares on or from NASDAQ.

(f) Financial Matters.

(i) Sphere's audited annual consolidated financial statements as at and for the fiscal years ended December 31, 2024, 2023 and 2022 (including the notes thereto) (the "Sphere Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates, and were prepared in accordance with GAAP consistently applied (except (i) as otherwise indicated in such financial statements and the notes thereto or, in the case of the audited consolidated financial statements, in the related report of Sphere's independent auditors, or (ii) in the case of unaudited consolidated interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q or other rules and regulations of the SEC) and fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of Sphere and the Sphere Subsidiaries as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited consolidated interim financial statements, to normal period-end adjustments) and reflect reserves required by GAAP, in respect of all material contingent liabilities, if any, of Sphere and the Sphere Subsidiaries on a consolidated basis. There has been no material change in Sphere accounting policies, except as described in the notes to the Sphere Financial Statements, since December 31, 2024.

(ii) The accounts receivables of Sphere as reflected on the Sphere Financial Statements arose from bona fide transactions in the ordinary course of business, and to the knowledge of Sphere, are good and collectible accounts in the ordinary course of business subject to an allowance for doubtful accounts taken in accordance with GAAP.

(iii) neither Sphere nor the Sphere Subsidiaries have assigned or otherwise encumbered the revenue, if any, derived from the Sphere Assets

(g) Material Liabilities. Other than as disclosed in the Sphere Public Record, neither Sphere nor any of its Subsidiaries has any material liabilities or material obligations of any nature (whether contingent or absolute, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due, including any liability for Taxes), including guarantees, support obligations or other similar obligations with respect to the obligations of any person, except liabilities and obligations adequately reflected or reserved against in the audited consolidated financial statements of Sphere as at and for the financial year ended December 31, 2024 or incurred in the ordinary course of business since the end of such period.

(h) Books and Records.  The corporate records and minute books of Sphere and the Sphere Subsidiaries have been maintained in accordance with all Applicable Laws and are complete and accurate, in each case in all material respects. Financial books and records and accounts of Sphere and the Sphere Subsidiaries: (i) have been maintained in accordance with Applicable Laws, GAAP and good business practices on a basis consistent with prior years and past practice; (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and acquisitions and dispositions of assets of Sphere and the Sphere Subsidiaries; and (iii) accurately and fairly reflect the basis for the consolidated financial statements of Sphere, in each case of sub-clause (i)-(iii), in all material respects.

(i) Disclosure Controls and Procedures. Sphere has devised and maintained a system of "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the U.S. Exchange Act) designed to ensure that information required to be disclosed by Sphere under Applicable Securities Laws is recorded, processed, summarized and reported within the time periods specified in the Applicable Securities Laws. Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by Sphere in the reports and other filings under Applicable Securities Laws is accumulated and communicated to Sphere's management, including its Chief Executive Officer and Chief Financial Officer, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

(j) Internal Control over Financial Reporting.  Sphere maintains "internal control over financial reporting" (as defined in Rules 13a-15(f) and 15d-15(f) of the U.S. Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Sphere and the Sphere Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Sphere and the Sphere Subsidiaries are being made only in accordance with authorizations of management and directors of Sphere and the Sphere Subsidiaries; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Sphere's and the Sphere Subsidiaries' assets that could have a material effect on its financial statements.  To the knowledge of Sphere, prior to the date of this Agreement: (A) there are no significant deficiencies in the design or operation of, or material weaknesses in, Sphere's internal controls over financial reporting that are reasonably likely to adversely affect the ability to record, process, summarize and report financial information, and (B) there is no fraud, whether or not material, that involves management or other employees who have a significant role in Sphere's internal control over financial reporting. Since January 1, 2025, Sphere has received no (x) material complaints from any source regarding accounting, internal accounting controls or auditing matters or (y) expressions of concern from employees of Sphere regarding questionable accounting or auditing matters.

(k) Absence of Changes. Except as disclosed in the Sphere Public Record, since January 1, 2025, Sphere and each of its Subsidiaries has conducted its business only in the ordinary course of business and consistent with past practice and:

(i) no Material Adverse Change has occurred with respect to Sphere;

(ii) neither Sphere nor any of its Subsidiaries have incurred liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) which would, individually or in the aggregate, have a Material Adverse Effect on Sphere;

(iii) neither Sphere nor any of its Subsidiaries have experienced any damage, destruction or loss, whether covered by insurance or not, that would have a Material Adverse Effect on Sphere;

(iv) neither Sphere nor any of its Subsidiaries have acquired or sold or committed to acquire or sell property or assets aggregating more than five percent (5%) of Sphere's total consolidated property and assets as at December 31, 2024;

(v) neither Sphere nor any of its Subsidiaries have entered into, amended, relinquished, terminated or failed to renew any material agreement, arrangement, commitment, understanding, license, permit, certificate, order, consent, approval or authorization that would, individually or in the aggregate, have a Material Adverse Effect on Sphere;

(vi) there has been no increase in or modification to the compensation payable or to become payable by Sphere to any of its directors, officers or employees, or any grant by Sphere to any of its directors, officers or employees of any increase in severance or termination pay, except in the ordinary course of business;

(vii) there has not been any increase in or modification to any Employee Plan for any of Sphere's current or former employees or consultants (or their relatives), except in the ordinary course of business or pursuant to ordinary course annual increases;

(viii) Sphere has not made any material change in its accounting methods, principles or practices, including the basis upon which its assets and liabilities are recorded on its books or its earnings, profits and losses are ascertained;

(ix) neither Sphere nor any of its Subsidiaries have amended their constating documents;

(x) Sphere has not declared, paid or set aside for payment any dividend or distribution of any kind in respect of any of its outstanding securities nor made any repayments of capital;

(xi) Sphere has not redeemed, repurchased or otherwise acquired any Sphere Common Shares or Sphere Series H Shares;

(xii) no resolution to approve a subdivision, consolidation or reclassification of any of the Sphere Common Shares or Sphere Series H Shares has been approved by or presented to the Sphere Shareholders or holders of Sphere Preferred Shares, as applicable; and

(xiii) neither Sphere nor any of its Subsidiaries have entered into any agreements, arrangements, commitments or understandings to take any action which, if taken prior to the date of this Agreement, would have made any representation or warranty of Sphere in this Agreement materially untrue or incorrect as of the date when made.

(l) Restrictions on Business Activities.  There are no agreements, arrangements, commitments, understandings, judgments, orders, warrants, writs, injunctions or decrees binding upon Sphere or any of its Subsidiaries that has or could have the effect of prohibiting or materially restricting or impairing any business practice of Sphere or any of its Subsidiaries, any acquisition of property or assets by Sphere or any of its Subsidiaries or the conduct of business by Sphere or any of its Subsidiaries as currently conducted, other than any such agreements, arrangements, commitments, understandings, judgments, orders, awards, writs, injunctions or decrees which would not, individually or in the aggregate, have a Material Adverse Effect on Sphere.

(m) Compliance.  Sphere and each of its Subsidiaries has complied with and is not in violation of (i) its constating documents or any resolution of its directors or shareholders; or (ii) any Applicable Laws, other than instances of non-compliance or violations that would not, individually or in the aggregate, have a Material Adverse Effect on Sphere. None of Sphere or any of its Subsidiaries or, to the knowledge of Sphere, any of their respective directors or officers, is under any investigation with respect to, has been convicted, charged or, to the knowledge of Sphere, threatened to be charged with, or has received written notice of, any violation or potential violation of any Law from any Governmental Authority, in each case, that could be expected to be material to Sphere and its Subsidiaries.

(n) Approvals.  No consent, approval, order or authorization of, or filing with, any Governmental Authority with jurisdiction over Sphere, the Sphere Subsidiaries or any of their respective properties, assets or businesses is required to be obtained by Sphere or any of its Subsidiaries in connection with the execution and delivery by Sphere of this Agreement, the performance by Sphere of its obligations hereunder or the completion of the Arrangement other than:

(i) in connection with or in compliance with Applicable Securities Laws;

(ii) authorizations, consents, approvals, orders or filings, the failure of which to obtain or make would not, individually or in the aggregate, prevent or delay approval of the Sphere Resolution, completion of the Arrangement or have a Material Adverse Effect on Sphere; and

(iii) the filing of articles of amendment for the Sphere Series I Shares.

(o) Licences and Permits.  Sphere and each of its Subsidiaries owns, possesses or has obtained, and is in compliance in all material respects with, all material licences, permits, certificates, orders, consents, approvals and other authorizations of or from any Governmental Authority required by Applicable Laws which are necessary to lawfully conduct its businesses as it is now being conducted or as intended to be conducted as set forth in the Sphere Public Record or which are necessary for the lawful ownership, use and occupation of its properties and assets, except for such licences, permits, certificates, orders, consents, approvals or authorizations the failure to own, possess or obtain, and be in compliance with, would not, individually or in the aggregate, have a Material Adverse Effect on Sphere. All such permits are in full force and effect and, to the knowledge of Sphere, there are no facts, events or circumstances that would reasonably be expected to result in a failure to obtain or be in compliance with such permits as are necessary to conduct the business of Sphere or its Subsidiaries as it is proposed to be conducted. Each such permit can be renewed in the ordinary course of business by Sphere or its Subsidiaries. Neither Sphere nor any of its Subsidiaries has received no written notice of any actual or threatened proceeding to modify, suspend, revoke, withdraw, terminate or otherwise limit any such permit and, to the knowledge of Sphere, there is no valid basis for any such proceeding, including on the basis of the transactions contemplated hereby. Neither Sphere nor any of its Subsidiaries has received any written notice of any actual or threatened administrative or governmental action or proceeding in connection with the expiration, continuance or renewal of any such permit and, to the knowledge of Sphere, there is no valid basis for any such proceeding.

(p) Material Contracts.  Schedule 4.1(p) of the Sphere Disclosure Letter sets forth a complete and accurate list of the Sphere Material Contracts as of the date hereof. Each Sphere Material Contract is a valid and binding agreement of Sphere or a Sphere Subsidiary and to the knowledge of Sphere, each other party thereto, and is in full force and effect, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Applicable Laws relating to or affecting creditors' rights generally and to the availability of equitable remedies. Neither Sphere nor any of its Subsidiaries is in breach of, and no event of default (including an event which with notice or lapse of time or both would become a default) relating to Sphere or any of its Subsidiaries has occurred under any Sphere Material Contract and, to the knowledge of Sphere, none of the other parties to any of the Sphere Material Contracts are in breach of and no event of default (including an event which with notice or lapse of time or both would become a default) relating to such other party has occurred under any of the Sphere Material Contracts, except for breaches or events of default that have been cured or waived or breaches or events of default that would not, individually or in the aggregate, have a Material Adverse Effect on Sphere.

(q) Employment Matters.

(i) Schedule 4.1(q)(i) of the Sphere Disclosure Letter contains a complete and accurate list as of the date hereof of employees and consultants (including independent contractors) of Sphere and the Sphere Subsidiaries with an estimated annual aggregate compensation (calculated on the basis of base salary or consulting, fees, and cash bonus, if any, paid during the year ended December 31, 2025) in excess of $50,000, including their respective location, hire date, position, engagement type, salary or fees, benefits and current status (full-time, part-time, consultant, active, non-active), as well as a list of all former employees and consultants of Sphere or a Sphere Subsidiary in the past twelve (12) months that had an annual aggregate compensation in excess of $50,000 to whom Sphere or any of the Sphere Subsidiaries has or may have any obligations, indicating the nature and value of such obligations.

(ii) No employee or consultant listed in Schedule 4.1(q)(i) of the Sphere Disclosure Letter has provided written notice to Sphere or any of its Subsidiaries that he or she intends to resign, retire or terminate his or her employment or engagement with Sphere or any of its Subsidiaries as a result of the transactions contemplated by this Agreement or otherwise.

(iii) All amounts due or accrued due for all salary, wages, bonuses, incentive compensation, deferred compensation, commissions, consulting fees, vacation with pay, sick days and benefits under any Sphere Employee Plans and other similar accruals have either been paid or are accrued and accurately reflected in all material respects in the books and records of Sphere and its Subsidiaries.

(iv) Except as disclosed in Schedule 4.1(q)(iv) of the Sphere Disclosure Letter, there are no written or oral agreements, obligations or understandings providing for severance, termination or other payments to any director, officer, employee or consultant of Sphere or any of its Subsidiaries that would be triggered by the completion of the transactions contemplated by this Agreement, except for obligations to provide reasonable notice to employees or consultants hired for indefinite terms who are dismissed without cause.

(v) All individuals who provide services to Sphere or a Sphere Subsidiary, including employees and consultants, have at all times been accurately classified by Sphere and such Subsidiary with respect to such services as an employee or a non-employee for all purposes, including wages, payroll taxes and participation, and benefit accrual under each Sphere Employee Plan.

(vi) There are no current, pending or, to the knowledge of Sphere, threatened strikes or lockouts at any of Sphere's or a Sphere Subsidiary's facilities affecting employees or consultants.

(vii) Except as disclosed in Schedule 4.1(q)(vii) of the Sphere Disclosure Letter, none of Sphere or any of the Sphere Subsidiaries are subject to any claim for wrongful dismissal, constructive dismissal or any other claim in contract or in tort, nor is any such claim or any litigation, arbitration or mediation pending or, to the knowledge of Sphere, threatened, relating to employment or termination of employment of employees or consultants (including independent contractors), other than claims, litigation, arbitration or mediation that, individually or in aggregate, amount to less than $50,000.

(viii) Sphere and the Sphere Subsidiaries have, at all times during the past four (4) years, operated in all material respects in accordance with all Applicable Laws with respect to employment and labour and independent contractor relationships, including employment and labour standards, occupational health and safety laws, workers' compensation, social insurance and pension contribution, human rights and labour relations, and there are, and during the past four (4) years have been, no pending or, to the knowledge of Sphere, threatened proceedings against Sphere or any of the Sphere Subsidiaries before any Governmental Authority with respect to any of the foregoing matters, other than claims, litigation, arbitration or proceedings that, individually or in aggregate, amount to less than $50,000.

(ix) None of Sphere and the Sphere Subsidiaries is a party to or bound by or subject to any collective agreement, has not made any commitment to, or conducted any negotiation or discussion with, any labour union or employee association with respect to any future agreement or arrangement, is not required to recognize any labour union or employee association representing its employees or any agent having bargaining rights for its employees and, to the knowledge of Sphere, there is no current attempt to organize, certify or establish any labour union or employee association with respect to employees or consultants.

(r) Employee Plans.

(i) Schedule 4.1(r)(i) of the Sphere Disclosure Letter contains a complete list as of the date hereof of all Employee Plans of Sphere. All of the Employee Plans of Sphere are and have been established, registered, qualified, funded and administered in accordance with all Applicable Laws, and in accordance with their terms, the terms of the material documents that support such Employee Plans and the terms of agreements between Sphere and/or any of its Subsidiaries, as the case may be, and their respective employees and former employees who are members of, or beneficiaries under, the Employee Plans.

(ii) All current obligations of Sphere or any of the Sphere Subsidiaries regarding the Employee Plans have been satisfied in all material respects. All contributions, premiums or Taxes required to be made or paid by Sphere or a Sphere Subsidiary, as the case may be, under the terms of each Employee Plan or by Applicable Laws in respect of the Employee Plans have been made in a timely fashion in accordance with Applicable Laws and in accordance with the terms of the applicable Employee Plan. As at the date hereof, no currently outstanding notice of underfunding, non-compliance, failure to be in good standing or otherwise has been received by Sphere or any of the Sphere Subsidiaries from any applicable Governmental Authority in respect of any Employee Plan that is a pension or retirement plan.

(iii) To the knowledge of Sphere, no Employee Plan is subject to any pending investigation, examination or other proceeding, action or claim initiated by any Governmental Authority, or by any party (other than routine claims for benefits) and, to the knowledge of Sphere, there exists no state of facts which after notice or lapse of time or both would reasonably be expected to give rise to any such investigation, examination or other proceeding, action or claim or to affect the registration or qualification of any Employee Plan required to be registered or qualified.

(iv) The execution and delivery of this Agreement, the performance by Sphere of its obligations under this Agreement and the completion of the Arrangement will not constitute an event or condition under any Employee Plan that entitles an employee or former employee to a payment, promise of payment, acceleration or vesting of any other benefit to which that individual would not otherwise be entitled.

(s) Real Property. Except as disclosed in Schedule 4.1(s) of the Sphere Disclosure Letter (the "Sphere Real Property"), neither Sphere nor any Sphere Subsidiary leases, owns, has any freehold interest in, or is a party to or bound by or subject to any agreement, contract, commitment, or option to purchase, any freehold interest in real or immovable property. Title to the owned Sphere Real Property is good and marketable, free and clear of all Encumbrances. Each lease in respect of any leased Sphere Real Property is in good standing, legal, valid, binding and full force and effect, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Applicable Laws relating to or affecting creditors' rights generally and to the availability of equitable remedies. There is no event of breach or default, or any event which, with the giving of notice, the lapse of time or both, would become an event of default, under any lease respecting the leased Sphere Real Property, except for breaches or events of default that have been cured. To the knowledge of Sphere, the operation and maintenance by Sphere and the Sphere Subsidiaries of the Sphere Real Property is in material compliance with any restrictive covenants registered or recorded against title to the Sphere Real Property and does not materially encroach on any property owned by others. To the extent payable by Sphere or any Sphere Subsidiary, all payments have been made in respect of (i) local, state and/or federal taxes with respect to the Sphere Real Property; and (ii) the use of water and electricity with respect to the Sphere Real Property, in each case, to the extent due and owing.

(t) Intellectual Property Matters

(i) Schedule 4.1(t)(i) of the Sphere Disclosure Letter sets forth:

(A) all Sphere Intellectual Property of which Sphere or a Sphere Subsidiary is not the exclusive owner, identifying the subject matter, any related registration, and the limits on ownership by Sphere or such Sphere Subsidiary,

(B) all Sphere Intellectual Property that Sphere or a Sphere Subsidiary uses pursuant to license or sublicense of a third party listing the subject matter, any ancillary registration, the source of authorization and the owner, and except as expressly disclosed pursuant to this subsection, neither Sphere nor a Sphere Subsidiary is a party to any contract or commitment to pay any royalty, license or other fee with respect to the use of the Sphere Intellectual Property, and

(C) all Sphere Intellectual Property that Sphere or a Sphere Subsidiary owns jointly with a third party;

(ii) neither Sphere nor a Sphere Subsidiary has registered any patent, industrial design, trademark, tradename, copyright or other registration with respect to any Sphere Intellectual Property anywhere in the world and there is no pending application or application for registration that Sphere or a Sphere Subsidiary has made with respect to any Sphere Intellectual Property anywhere in the world;

(iii) the Sphere Intellectual Property includes all of the material Intellectual Property necessary for the operation of the ordinary course of business of Sphere and the Sphere Subsidiaries, as presently conducted and as presently proposed to be conducted;

(iv) Sphere or a Sphere Subsidiary owns exclusively or has the right to use pursuant to license or sublicense all Sphere Intellectual Property.  Each Sphere Intellectual Property owned or used by Sphere or a Sphere Subsidiary immediately prior to the Effective Date will be owned or available for use by Sphere or such Sphere Subsidiary on substantially similar terms and conditions immediately subsequent to the Effective Date;

(v) no consents are required for any Sphere Intellectual Property that is required to be licensed or sublicensed to any third party in connection with Sphere's and the Sphere Subsidiaries' business to be so licensed or sublicensed to any third party;

(vi) neither Sphere nor a Sphere Subsidiary has granted any third party any license, sublicense agreement or other permission with respect to any Sphere Intellectual Property or the use of any Sphere Intellectual Property;

(vii) Sphere and the Sphere Subsidiaries have taken all commercially reasonable actions to maintain and protect all of the Sphere Intellectual Property owned by Sphere or a Sphere Subsidiary.  No owned item of Sphere Intellectual Property has been abandoned.  Each item of Sphere Intellectual Property used by Sphere or a Sphere Subsidiary pursuant to license or sublicense is being used by Sphere or a Sphere Subsidiary in compliance in all material respects with the terms of the applicable license and the execution, delivery and performance of this Agreement by the parties hereto will not impair such authorized use;

(viii) to the knowledge of Sphere, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Sphere Intellectual Property rights of Sphere or a Sphere Subsidiary; and

(ix) the ordinary course of business of Sphere and the Sphere Subsidiaries, as presently conducted does not, and neither Sphere nor a Sphere Subsidiary has interfered with, infringed upon, misappropriated, misused, violated or otherwise come into conflict with any Intellectual Property rights of any third party, and neither Sphere nor a Sphere Subsidiary has received notice of any, and there is no action, suit, proceeding, hearing, charge, complaint, claim, demand, or to the knowledge of Sphere investigation that is pending or, to the knowledge of Sphere, threatened that challenges or limits the legality, validity, enforceability, use or ownership of the Sphere Intellectual Property (including any claim that Sphere or a Sphere Subsidiary must license or refrain from using any Intellectual Property rights of any third party) and neither Sphere nor a Sphere Subsidiary is subject to any outstanding injunction, judgment, order, decree, ruling or charge regarding same.

(u) Digital Assets; Bitcoin Miners.

(i) Sphere and its Subsidiaries deposit substantially all of its crypto-assets, including any bitcoin mined, in digital wallets held or operated by Sphere and its Subsidiaries (the "Sphere Wallets").  There are no Encumbrances on, or rights of any person to, the Sphere Wallets or the crypto-assets contained in such Sphere Wallets. Sphere and its Subsidiaries have taken commercially reasonable steps to protect the Sphere Wallets and crypto-assets, including by adopting security protocols to prevent, detect and mitigate inappropriate or unauthorized access to the Sphere Wallets and crypto-assets.

(ii) Sphere and its Subsidiaries have the exclusive ability to control, including by use of "private keys" or other equivalent means or through custody arrangements or other equivalent means, all of the crypto-currencies, blockchain-based tokens, and other blockchain asset equivalents applicable to the business of Sphere and its Subsidiaries (collectively, the "Sphere Digital Assets") set forth on Schedule 4.1(u)(ii) of the Sphere Disclosure Letter, free and clear of all Encumbrances. Neither Sphere nor any Sphere Subsidiary have taken any actions where it owns a substantial portion of all outstanding tokens in the then existing issued and circulating supply of such tokens on a blockchain to effectuate change through the governance process of that relevant blockchain that would reasonably foreseeably disrupt the continued existence, validity, legality, governance or public availability of the relevant blockchains.

(iii) Sphere and its Subsidiaries currently own and/or operates approximately 1,000,000 terahash of compute capacity primarily for the mining of bitcoin and/or other cryptocurrencies.

(iv) Schedule 4.1(u)(iv) of the Sphere Disclosure Letter provides a list as of the date hereof of all bitcoin or other cryptocurrency miners owned or leased by Sphere and its Subsidiaries ("Sphere Miners"), including each model name/number and a calculation of the total terahashes per second that can be processed by such Sphere Miner. All Sphere Miners are owned or rightfully possessed by, operated by and under the control of Sphere and its Subsidiaries. Except as set forth in Schedule 4.1(u)(iv) of the Sphere Disclosure Letter, there has been no failure, breakdown or continued substandard performance of any Sphere Miners that has caused a material disruption or interruption in or to the use of the Sphere Miners or the related operation of the business of Sphere and its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Sphere, the Sphere Miners are generally maintained and in good working condition to perform all computing, information technology and data processing operations necessary for the operations of Sphere and its Subsidiaries. Sphere and its Subsidiaries have taken commercially reasonable steps to: (i) protect the Sphere Miners from malware and other contaminants, hacks and other malicious external or internal threats; (ii) ensure continuity of operations with adequate energy supply and minimal uptime required; and (iii) provide for the remote-site back-up of data and information critical to Sphere and its Subsidiaries. Sphere and its Subsidiaries have in place commercially reasonable disaster recovery and business continuity plans and procedures and information and data security policies, in each case, that are consistent with generally accepted industry standards. Sphere's and its Subsidiaries' use, provision, disclosure and transfer of Sphere Miners and Sphere Digital Assets and related services, has complied with all Applicable Laws in all material respects, including all applicable financial services and Money Laundering Laws. Neither Sphere nor any Sphere Subsidiary has participated in any cryptocurrency tumbler or equivalent services.

(v) Environmental Matters.

(i) To the knowledge of Sphere, neither Sphere nor any of its Subsidiaries has been in violation of any applicable Environmental Laws in connection with the ownership, use, maintenance or operation of the Sphere Assets. Neither Sphere nor any of its Subsidiaries has received any inquiry from or notice of a pending investigation or threatened investigation from any governmental agency or of any administrative or judicial proceeding concerning the violation of any such Environmental Laws.

(ii) Neither Sphere nor any of its Subsidiaries has any material environmental liabilities outstanding. To the knowledge of Sphere, no Hazardous Substances have been used in the operation of Sphere's and its Subsidiaries' business except those Hazardous Substances used in the ordinary course of business, and to the knowledge of Sphere, there has been no Release of any such Hazardous Substances in the operation of the Sphere's and its Subsidiaries' business in contravention or violation of any laws, regulations, rules or approvals created by a Governmental Authority applicable to Sphere or its Subsidiaries.

(w) Title to Assets

(i) Sphere is the owner, directly or through the Sphere Subsidiaries, of and has good and marketable title to all of the Sphere Assets, including all of the Sphere Assets listed in Schedule 4.1(w)(i) of the Sphere Disclosure Letter and all of the Sphere Assets reflected in the Sphere Financial Statements, and all properties and assets acquired by Sphere and the Sphere Subsidiaries after the date of the Sphere Financial Statements, free and clear to its knowledge of all Encumbrances whatsoever.

(ii) Except as provided for under the Sphere Material Contracts or the Sphere Financial Statements, no persons other than Sphere or the Sphere Subsidiaries owns any Sphere Assets which are being used in the ordinary course of business of Sphere and its Subsidiaries and there are no agreements or commitments by Sphere or the Sphere Subsidiaries to purchase material property or assets, other than in the ordinary course of business.

(iii) The Sphere Material Contracts include the only material documents and contracts currently in effect under and by virtue of which Sphere and the Sphere Subsidiaries are entitled to the Sphere Assets or which otherwise relate to or affect the interest of Sphere and the Sphere Subsidiaries in the Sphere Assets, other than documents that are not in the possession or control of Sphere or the Sphere Subsidiaries, of which to the knowledge of Sphere, there are none.

(iv) Sphere and the Sphere Subsidiaries, as lessees, have the right under valid and subsisting leases to use, possess and control all personal property forming part of the Sphere Assets that are leased by and material to Sphere or any of the Sphere Subsidiaries as used, possessed and controlled by Sphere or the Sphere Subsidiaries, as applicable.

(x) Litigation.

(i) Except as set out in Schedule 4.1(x) of the Sphere Disclosure Letter:

(A) there is no claim, suit, action, arbitration, review, proceeding or investigation, pending, or to the knowledge of Sphere, threatened,  by or against Sphere or any of the Sphere Subsidiaries or affecting any of their respective properties, assets or businesses before or by any Governmental Authority that if adversely determined, individually or in the aggregate, would have a Material Adverse Effect on Sphere or prevent or delay consummation of the Arrangement or the other transactions contemplated by this Agreement, nor to the knowledge of Sphere is there any basis for any such claim, suit, action, arbitration, review, proceeding or investigation; and

(B) neither Sphere, nor any of its Subsidiaries, nor any of their respective properties or assets, is subject to any outstanding judgment, order, decision, ruling, award, writ, injunction or decree that involves or may involve, or restricts or may restrict, the right or ability of Sphere or the Sphere Subsidiaries, as the case may be, to conduct its business in all material respects as it has been carried on prior to the date hereof, or that would prevent or delay consummation of the Arrangement or the other transactions contemplated by this Agreement.

(y) Bankruptcy.  None of Sphere or any of the Sphere Subsidiaries is insolvent within the meaning of applicable bankruptcy, insolvency or fraudulent conveyance Laws. Except as disclosed in Schedule 4.1(y) of the Sphere Disclosure Letter, no act or proceeding has been taken by or against Sphere or any of the Sphere Subsidiaries in connection with the dissolution, liquidation, winding up, bankruptcy or reorganization of Sphere or any of the Sphere Subsidiaries nor, to the knowledge of Sphere, is any threatened, or for the appointment of a trustee, receiver, manager or other administrator of Sphere or any of the Sphere Subsidiaries or any of their respective properties or assets. None of Sphere or any of the Sphere Subsidiaries has sought protection under the Bankruptcy and Insolvency Act (Canada) or the Company Creditors Arrangement Act (Canada) or applicable bankruptcy legislation outside Canada.

(z) Insurance.  Sphere and the Sphere Subsidiaries have as of the date hereof policies of insurance as set forth in Schedule 4.1(z) of the Sphere Disclosure Letter and such policies are in full force and effect as of the date hereof and will remain in full force and effect to and including the Effective Date and will not be cancelled or otherwise terminated as a result of the Arrangement or the other transactions contemplated by this Agreement other than such cancellations as would not, individually or in the aggregate, have a Material Adverse Effect on Sphere.

(aa) Tax Matters.

(i) Except as disclosed in Schedule 4.1(aa)(i) of the Sphere Disclosure Letter, Sphere and each Sphere Subsidiary has duly and in a timely manner made or prepared all Tax Returns required to be made or prepared by it, and duly and in a timely manner filed all Tax Returns required to be filed by it with the appropriate Governmental Authority, such Tax Returns are complete and correct in all material respects and Sphere and each Sphere Subsidiary has paid all Taxes, including instalments on account of Taxes for the current year required by Applicable Law, which are due and payable by it whether or not assessed by the appropriate Governmental Authority and Sphere has provided adequate accruals in accordance with GAAP in the most recently published financial statements of Sphere for any Taxes for the period covered by such financial statements that have not been paid whether or not shown as being due on any Tax Returns. Since such publication date, no material liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued, other than in the ordinary course of business;

(ii) Sphere and each Sphere Subsidiary have duly and timely withheld all Taxes and other amounts required by Law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the benefit or any person) and has duly and timely remitted to the appropriate Governmental Authority such Taxes or other amounts required by Applicable Law to be remitted by it;

(iii) Sphere and each Sphere Subsidiary have duly and timely collected all amounts on account of any sales or transfer Taxes, including goods and services, harmonized sales and provincial and territorial taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Authority such amounts required by Law to be remitted to it;

(iv) neither Sphere nor any Sphere Subsidiary has requested, offered to enter into or entered into any agreement or other arrangement, or executed any waiver, providing for any extension of time within which: (A) to file any Tax Return covering any Taxes for which Sphere or any Sphere Subsidiary is or may be liable; (B) to file any elections, designations or similar filings relating to Taxes for which Sphere or any Sphere Subsidiary is or may be liable; (C) Sphere or any Sphere Subsidiary is required to pay or remit any Taxes or amounts on account of Taxes; or (D) any Governmental Authority may assess or collect Taxes for which Sphere or any Sphere Subsidiary is or may be liable;

(v) except as disclosed in Schedule 4.1(aa)(v) of the Sphere Disclosure Letter and other than ordinary course audits and claims and/or as disclosed in Sphere's Public Record, there are no proceedings, investigations, audits or claims in progress or pending or, to the knowledge of Sphere, threatened against Sphere nor any Sphere Subsidiary in respect of Taxes and there are no matters under discussion, audit or appeal with any Governmental Authority relating to Taxes;

(vi) neither Sphere nor any Sphere Subsidiary has acquired property from a non-arm's length person, within the meaning of the Income Tax Act: (A) for consideration the value of which is less than the fair market value of the property; or (B) as a contribution of capital for which no shares were issued by the acquirer of the property;

(vii) Sphere has made available to Cathedra true and correct copies of: (A) all Tax Returns relating to the Taxes of Sphere or any Sphere Subsidiary that to the knowledge of Sphere have been filed in the last three (3) years; and (B) all material written communications to or from any Governmental Authority relating to the Taxes of Sphere or any Sphere Subsidiary that to the knowledge of Sphere has been received or sent in the last three (3) years;

(viii) for the purposes of the Income Tax Act, (A) Sphere and Sphere 3D Inc. are resident in Canada and are taxable Canadian corporations; and (B) all Sphere Subsidiaries except Sphere 3D Inc. are non-residents of Canada; and

(ix) there are no Encumbrances for Taxes upon any properties or assets of Sphere or of any of the Sphere Subsidiaries (other than Liens relating to Taxes not yet due and payable and for which adequate reserves have been recorded on the consolidated balance sheet included in Sphere's audited consolidated financial statements as at and for the fiscal year ended December 31, 2024).

(bb) Finder's Fee.  Except as disclosed in Schedule 4.1(bb) of the Sphere Disclosure Letter, there is no investment banker, broker, finder or other intermediary that has been retained or is authorized to act on behalf of Sphere or any of the Sphere Subsidiaries who might be entitled to any fee or commission from Sphere or any of the Sphere Subsidiaries in connection with the transactions contemplated by this Agreement.

(cc) Absence of Cease Trade Orders.  No order ceasing or suspending trading of the Sphere Common Shares or any other securities of Sphere has been issued by any regulatory authority and is continuing in effect and no proceedings for that purpose have been instituted or, to the knowledge of Sphere, are pending, contemplated or threatened under any Securities Laws or by any other regulatory authority.

(dd) Related Party Transactions.

(i) There are no contracts or other transactions currently in place between Sphere or any Sphere Subsidiary, on the one hand, and (A)  any officer or director of Sphere or any Sphere Subsidiary, any affiliate or associate (including any spouse, parent, sibling or descendant of such person and any trust for the benefit of any of the foregoing persons) of any such, officer, director,  or any family member of any of the foregoing; or (B) to the knowledge of Sphere, any holder of record or beneficial owner of 10% or more of the Sphere Common Shares or Sphere Series H Shares or any affiliate or associate (including any spouse, parent, sibling or descendant of such person and any trust for the benefit of any of the foregoing persons) of any such holder of record or beneficial owner, on the other hand; and

(ii) none of Sphere or any of its Subsidiaries is indebted to any director, officer, employee or agent of, or independent contractor to, Sphere or any of its Subsidiaries or any of their respective affiliates or associates, including any spouse, parent, sibling or descendant of such person and any trust for the benefit of any of the foregoing persons (except for amounts due in the ordinary course as salaries, bonuses, directors' fees or the reimbursement of ordinary course expenses).

(ee) Expropriation.  No material part of the property or assets of Sphere or any Sphere Subsidiary has been taken, condemned or expropriated by any Governmental Authority nor has any written notice, acknowledgement or proceeding in respect thereof been received by Sphere or any Sphere Subsidiary.

(ff) Rights of Other Persons. No person has any right of first refusal or option to purchase or any other right of participation in any of the material properties or assets owned by Sphere, any Sphere Subsidiary or any part thereof.

(gg) Non-Governmental Organizations and Community Groups. No material dispute between Sphere or any of the Sphere Subsidiaries and any nongovernmental organization, community, community group or civil organization exists or, to Sphere's knowledge, is threatened or imminent with respect to any of Sphere or any of the Sphere Subsidiaries' properties or operational activities. Sphere has provided Cathedra with full and complete access to all material correspondence received by Sphere, or the Sphere Subsidiaries from any non-governmental organization, community, community group or civil organization.

(hh) Corrupt Practices Legislation. None of Sphere, any of its Subsidiaries or, to the knowledge of Sphere, any of its Representatives, has taken, committed to take or been alleged to have taken any action that would cause Sphere or any of its Subsidiaries to be in violation in any material respect of Corrupt Practices Legislation.  None of Sphere or any of its Subsidiaries has received any notice alleging that Sphere, any of its Subsidiaries or Representatives has violated any Corrupt Practices Legislation and, to the knowledge of Sphere, no condition or circumstances exist (including any ongoing proceeding) that would form the basis for any such allegations.

(ii) Money Laundering. The operations of Sphere and each of its Subsidiaries are and have been conducted in compliance in all material respects with applicable Money Laundering Laws. None of Sphere or any of its Subsidiaries has received any notice alleging that Sphere, any of its Subsidiaries or Representatives has violated any Money Laundering Laws and, to the knowledge of cathedra, no condition or circumstances exist (including any ongoing proceeding) that would form the basis for any such allegations.

(jj) United States Securities Laws and Antitrust Laws.

(i) Sphere's Common Shares are registered pursuant to Section 12(b) of the U.S. Securities Exchange Act. Other than the Sphere Common Shares, Sphere does not have, nor is it required to have, any class of securities registered under the U.S. Exchange Act.

(ii) Sphere is not an "investment company" registered, or required to register, under the United States Investment Company Act of 1940, as amended.

(iii) Sphere has timely filed or furnished with the SEC all reports, schedules, forms, statements, and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it since January 1, 2024, under the U.S. Securities Act or the U.S. Exchange Act (all such documents, collectively, the "Sphere SEC Documents"). The Sphere SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein, at the time filed or furnished (except to the extent corrected by a subsequently filed or furnished Sphere SEC Document filed or furnished prior to the Effective Time) (A) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in the light of the circumstances under which they were made) not misleading, and (B) complied in all material respects with the applicable requirements of the U.S. Exchange Act and the U.S. Securities Act, as applicable.

(kk) Stock Exchange Compliance.  Except as set forth in Schedule 4.1(kk) of the Sphere Disclosure Letter, Sphere is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

(ll) Change of Control. Except as set forth in Schedule 4.1(ll) of the Sphere Disclosure Letter, neither Sphere nor a Sphere Subsidiary is a party to any agreement (written or oral), indenture, instrument or understanding or other obligation or restriction which includes provisions that would be triggered by this Agreement or the implementation of this Agreement including any change of control that may result, directly or indirectly, from this Agreement or the implementation of this Agreement.

(mm) Closing Payments. Other than the Sphere Closing Payments, neither Cathedra nor any of its Subsidiaries has any Closing Payments.

(nn) Data Systems.

(i) In respect of the Systems of Sphere and its Subsidiaries:

(A) the Systems have been maintained and supported in accordance with prudent industry practices in all material respects;

(B) commercially reasonable controls are in place to control access and security to such Systems and there are appropriate firewalls, virus protection programs and other cybersecurity measures in place that are consistent with current standards and practices of a reasonably prudent business operating in a similar industry and that such measures and policies reasonably safeguard proper access to and the security of the data of Sphere and its Subsidiaries;

(C) all software being used is supported by valid licenses and all licenses in respect of such software are in good standing in all material respects and not in default in any material respect; and

(D) all related data, content and programs are backed-up regularly with copies stored safely and securely off-site.

(ii) There have been no written complaints relating to any improper use or disclosure of any information involving Sphere or its Subsidiaries, nor any breach in the information security, cybersecurity or similar systems in respect of Sphere or its Subsidiaries in the past three years.

(iii) To the knowledge of Sphere, the computer and data processing systems, facilities and services used by Sphere are substantially free of any material defects, bugs and errors and do not contain any disabling codes or instructions, spyware, trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement or destruction of, software, data or other materials wherein any trade secrets or proprietary information of Sphere or its Subsidiaries has been disclosed to a third party.

(oo) Competition Act (Canada). Neither the aggregate value of the assets in Canada of Cathedra and the entities it controls nor the annual gross revenues from sales in or from Canada generated from those assets, all as determined in accordance with Part IX of the Competition Act (Canada) and the Notifiable Transaction Regulations thereunder, exceed $93 million.

(pp) No Collateral Benefit. To the knowledge of Sphere, no related party of Sphere together with its associated entities (within the meaning of MI 61-101), beneficially owns or exercises control or direction over 1% or more of the outstanding Sphere Common Shares or Sphere Series H Shares, except for related parties who will not receive a collateral benefit (within the meaning of MI 61-101) as a consequence of the transactions contemplated by this Agreement.

(qq) Privacy.

(i) Sphere and the Sphere Subsidiaries are and have at all times been in compliance in all material respects with all Applicable Laws relating to Privacy Laws and industry standards relating to the processing by Sphere and the Sphere Subsidiaries of Personal Information, including the disclosing or transferring of Personal Information in the course of operating the business of Sphere. To the knowledge of Sphere, (A) there are no complaints made to, or any audit, proceeding, investigation (formal or informal) or claim currently pending against, Sphere or the Sphere Subsidiaries by any private party or any Governmental Authority with respect to the processing of Personal Information, or in respect of any other Applicable Laws pertaining to privacy, Personal Information, anti-spam, or spyware (including consent, registration or notification requirements), and (B) there is no reasonable basis for any such complaint, audit, proceeding, investigation or claim.

(ii) Sphere and the Sphere Subsidiaries maintain materially appropriate Privacy Policies. Sphere and the Sphere Subsidiaries are and have at all times been in compliance with the Privacy Policies, in all material respects. To the knowledge of Sphere, Sphere and the Sphere Subsidiaries are and have at all times been in compliance with the Privacy Policies, in all material respects. To the knowledge of Sphere, Sphere and the Sphere Subsidiaries have not experienced any unauthorized access, misuse, loss, destruction, disposal or damage to any of the Personal Information under its custody or control.

(iii) None of (A) the transfer to Cathedra Representatives by Sphere and the Sphere Subsidiaries of the Personal Information as part of the Cathedra's due diligence and in connection with this Agreement; (B) the execution, delivery or performance of, or consummation of this Agreement or the Arrangement; or (C) Cathedra's possession or use of any Personal Information, will result in any violation of Law or the Privacy Policies, in any material respect.

(iv) To the knowledge of the Sphere, Sphere and the Sphere Subsidiaries have never experienced a security or data breach in respect of Personal Information or any information pertaining to or concerning the business of Sphere and the Sphere Assets, including any and all information relating to their respective businesses, affairs, finances, opportunities, projections, customers, suppliers, assets, liabilities, operations and internal practices.

(rr) Issuance of Sphere Common Shares.  The Sphere Common Shares and Sphere Series I Shares to be issued as the Consideration Shares will, when issued pursuant to the Arrangement, be duly and validly issued as fully paid and non-assessable common shares in the capital of Sphere and fully paid and non-assessable Series I Preferred Shares in the capital of Sphere, respectively.

(ss) Share Ownership.  Neither Sphere, nor any of its affiliates, is a beneficial owner of any securities of Cathedra.

(tt) Amalco Sub.

(i) The authorized share capital of Amalco Sub consists of an unlimited number of common shares.

(ii) As of the date hereof, there are issued and outstanding 100 common shares of Amalco Sub and there are no other securities of Amalco Sub or right to acquire common shares of Amalco Sub outstanding. The stated capital of Amalco Sub is $100.00.

(iii) Since its formation, Amalco Sub has not engaged in any business activities other than as contemplated by this Agreement, does not own directly or indirectly any ownership, equity, profits or voting interest in any person and has no assets or liabilities except those incurred in connection with this Agreement and the Arrangement, and other than this Agreement, Amalco Sub is not party to or bound by any contract.

4.2 Survival of Representations and Warranties

The representations and warranties of Sphere and Amalco Sub contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 5
COVENANTS

5.1 Covenants of Cathedra Regarding the Conduct of Business

Cathedra covenants and agrees that from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except as expressly contemplated or permitted by this Agreement, required by Applicable Law or Governmental Authority or consented to by Sphere in writing, such consent not to be unreasonably withheld, conditioned or delayed:

(a) the business of Cathedra and the Cathedra Subsidiaries shall be conducted only, and Cathedra and the Cathedra Subsidiaries shall not take any action except, in the ordinary course consistent with past practice or as set forth in Schedule 5.1(a) of the Cathedra Disclosure Letter;

(b) it will use its best efforts to preserve intact its and each of its Subsidiaries' business organization, assets, properties, and goodwill, to keep available the services of its and its Subsidiaries' officers and employees as a group up to the Effective Date and to maintain satisfactory relationships with contractors, suppliers, agents and others having business relationships with Cathedra and/or its Subsidiaries;

(c) without limiting the generality of Subsection 5.1(a), it will not, and it will cause its Subsidiaries not to, without the prior written consent of Sphere, such consent not to be unreasonably withheld, conditioned or delayed:

(i) directly or indirectly, take or permit any action that would, or that reasonably may be expected to, be inconsistent with, interfere with or significantly impede the completion of the Arrangement or the transactions contemplated under this Agreement, or would render, or that reasonably may be expected to render, any representation or warranty of Cathedra to be untrue in any material respect at any time prior to the Effective Time as if made at that time;

(ii) issue or authorize the issuance of any shares or securities or financial instruments convertible or exercisable into shares other than pursuant to the exercise, settlement or conversion, as applicable, of outstanding Cathedra Options, Cathedra Warrants, Cathedra RSUs and Cathedra MV Shares; provided, however, that nothing in this Section 5.1 shall require Sphere's consent for any issuances of Cathedra RSUs pursuant to the Cathedra LTIP;

(iii) subdivide, combine or reclassify any of its outstanding securities, or amend the terms thereof, or declare, set aside or pay any dividend or other distribution payable in cash, securities, property, assets or otherwise with respect to its securities;

(iv) redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any securities of Cathedra or any of its Subsidiaries;

(v) reorganize, amalgamate, enter into an arrangement with or merge, or agree with any other person to reorganize, amalgamate, enter into an arrangement with or merge except pursuant to the Arrangement;

(vi) change, amend or modify the charter documents or by-laws of Cathedra or the Cathedra Subsidiaries, other than as disclosed to and approved by Sphere;

(vii) make any change in Cathedra's methods of accounting, policies, principles, practices or procedures, except as required by concurrent changes in IFRS;

(viii) except as disclosed to and approved by Sphere, acting reasonably, settle, pay, discharge, satisfy, compromise, waive, assign or release, (A) any material action, claim or proceeding brought against Cathedra and/or any of its Subsidiaries; or (B) any action, claim or proceeding brought by any present, former or purported holder of its securities in connection with the transactions contemplated by this Agreement or the Plan of Arrangement; or

(ix) except as done in the ordinary course of business: (A) sell, pledge, hypothecate, lease, license, sell and lease back, mortgage, dispose of or encumber or otherwise transfer, any assets, securities, properties, interests or businesses of Cathedra or any of its Subsidiaries; (B) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets or otherwise), directly or indirectly, any assets, securities, properties, interests, businesses, corporation, partnership or other business organization or division thereof, or make any investment either by the purchase of securities, contribution of capital, property transfer, or purchase of any other property or assets of any other person; (C) incur, create, assume or otherwise become liable for, any indebtedness for borrowed money or any other liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person; (D) pay, discharge or satisfy any material liabilities or obligations; (E) waive, release, grant or transfer any rights of material value; (F) enter into new commitments of a capital expenditure nature in excess of $200,000 in the aggregate (the "Cathedra CAPEX Cap"); or (G) authorize or propose any of the foregoing, or enter into any agreement to do any of the foregoing.

(d) it will promptly inform Sphere of:

(i) any material adverse change, or any change which would reasonably be expected to become a material adverse change, in respect of Cathedra and its Subsidiaries;

(ii) any event occurring prior to the Effective Time that, to the knowledge of Cathedra, would render any representation or warranty of Cathedra herein untrue in any material respect if made on and as of the Effective Date;

(iii) any breach by Cathedra of its obligations under this Agreement;

(iv) unless prohibited by Applicable Law and except if such potential consent relates solely to such person's consent as a Cathedra Shareholder with respect to the Arrangement Resolution, any notice or other communication received by Cathedra or any of its Subsidiaries from any person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such person (or another person) is or may be required in connection with this Agreement or the Arrangement (including a copy of any such written notice or communication);

(v) any notice or other communication received by Cathedra or any of its Subsidiaries from any supplier, customer or any counterparty to a Cathedra Material Contract to the effect that such supplier, customer or counterparty is terminating or otherwise materially adversely modifying (or threatening to terminate or otherwise materially adversely modify) its relationship with Cathedra or any of its Subsidiaries as a result of this Agreement or the Arrangement (including a copy of any such written notice or communication); or

(vi) any proceeding commenced or, to Cathedra's knowledge, threatened against, relating to or involving, or otherwise affecting Cathedra or any of its Subsidiaries in connection with this Agreement or the Arrangement.

(e) it will use all commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent set forth in Section 6.1 and 6.2 to the extent that satisfaction of such conditions precedent is within Cathedra's control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all Applicable Laws to complete the Arrangement, including Cathedra's commercially reasonable efforts to:

(i) provide all necessary notices, and obtain all necessary waivers, consents and approvals, required to be made or obtained by it to and from any other parties to the agreements, arrangements, commitments or understandings to which Cathedra or a Cathedra Subsidiary is a party or by which Cathedra, any of its Subsidiaries or any of their respective properties or assets are bound;

(ii) provide all necessary notices, and obtain all necessary consents, approvals and authorizations, as are required to be made or obtained by it or any of its Subsidiaries under any Applicable Laws;

(iii) effect all necessary registrations and filings and submissions of information requested by Governmental Authorities required to be effected by it in connection with the Arrangement and participate and appear in any proceedings of any Party before Governmental Authorities;

(iv) oppose, lift or rescind any injunction or restraining order or other order or action seeking to stop, or otherwise adversely affecting the ability of the Parties to consummate the Arrangement or the other transactions contemplated hereby;

(v) fulfill all conditions and satisfy all provisions of this Agreement and the Arrangement; and

(vi) cooperate with Sphere in connection with the performance of its obligations hereunder;

(f) it will use its reasonable commercial efforts to conduct its affairs, and to cause its Subsidiaries to conduct their affairs, so that the condition set forth in Section 6.2(a) is satisfied;

(g) it shall keep Sphere fully informed as to all material decisions, actions or commitments required to be made with respect to the operations of the business of Cathedra and the Cathedra Subsidiaries;

(h) it will provide Sphere and Sphere's Representatives with such information concerning Cathedra and its properties, assets and businesses as Sphere may reasonably request and such access to the properties, books and records of Sphere as Sphere may reasonably require, and shall do, and shall cause its officers and employees to do, all things necessary to ensure that the Arrangement occurs in an orderly manner, without unnecessary disruptions, at the Effective Time, including preparing for an orderly transition in respect of banking, accounting and taxation work and by transferring, as of the Effective Time, account-signing authorities to such Sphere employees as mutually agreed between Sphere and Cathedra;

(i) subject to Applicable Laws, except for non-substantive communications, furnish promptly to Sphere a copy of each notice, report, schedule or other document or communication delivered, filed or received by Cathedra in connection with any dealings with Governmental Authorities or the TSXV in connection with, or in any way affecting, the Arrangement or the other transactions contemplated herein;

(j) prior to the Effective Date, Cathedra shall use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of the TSXV to cause the delisting of the Cathedra SV Shares from the TSXV as promptly as practicable after the Effective Time;

(k) from and after the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms,  Cathedra shall, and shall cause its Subsidiaries to, except as set forth in Schedule 5.1(k) of the Cathedra Disclosure letter, only make Permitted Expenditures, unless otherwise agreed in writing by Sphere; and

(l) Cathedra will use commercially reasonable efforts to: (i) prepare and file the U.S. federal corporate income Tax Return of Cathedra on IRS Form 1120 for the fiscal year ended December 31, 2024, and (ii) restore Two Key Technologies LLC and North Campbell HoldCo LLC into good standing with the Tennessee Department of Revenue due to unfiled franchise and excise Tax Returns for the fiscal year ended December 31, 2024.

5.2 Covenants of Sphere Regarding the Conduct of Business

Sphere covenants and agrees that from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except as expressly contemplated or permitted by this Agreement, required by Applicable Law or Governmental Authority or consented to by Cathedra in writing, such consent not to be unreasonably withheld, conditioned or delayed:

(a) the business of Sphere and the Sphere Subsidiaries shall be conducted only, and Sphere and the Sphere Subsidiaries shall not take any action except, in the ordinary course consistent with past practice or as set forth in Schedule 5.2(a) of the Sphere Disclosure Letter;

(b) except as set forth in Schedule 5.2(a) of the Sphere Disclosure Letter, it will use its best efforts to preserve intact its and each of its Subsidiaries' business organization, assets, properties and goodwill, to keep available the services of its and its Subsidiaries' officers and employees as a group up to the Effective Date and to maintain satisfactory relationships with contractors, suppliers, agents and others having business relationships with Sphere and/or its Subsidiaries;

(c) without limiting the generality of Subsection 5.2(a), it will not, and it will cause its Subsidiaries not to, without the prior written consent of Cathedra, such consent not to be unreasonably withheld, conditioned or delayed:

(i) directly or indirectly, take or permit any action that would, or that reasonably may be expected to, be inconsistent with, interfere with or significantly impede the completion of the Arrangement or the transactions contemplated under this Agreement, or would render, or that reasonably may be expected to render, any representation or warranty of Sphere to be untrue in any material respect at any time prior to the Effective Time as if made at that time;

(ii) issue or authorize the issuance of any shares or securities or financial instruments convertible or exercisable into shares other than the Consideration Shares, the Replacement Options, the Replacement Warrants, the Replacement RSUs, or pursuant to the exercise of outstanding Sphere Options, Sphere Warrants, Sphere RSUs and Sphere RSAs; provided, however, that nothing in this Section 5.2 shall require Cathedra's consent for any issuance of (A) Sphere Common Shares issued as to suppliers in settlement of invoices therefrom or other amounts owed thereto; (B) Sphere Common Shares and/or Sphere RSUs issued in lieu of cash as payments to members of the Sphere Board for service thereon; (C) Sphere Common Shares pursuant to the ATM Agreement, including for net proceeds in excess of US$1,000,000; provided further that if, and to the extent that, Sphere issues Sphere Common Shares pursuant to the ATM Agreement for aggregate net proceeds in excess of US$1,000,000, the number of Consideration Shares issuable to Cathedra Shareholders shall be adjusted by recalculating the SVS Exchange Ratio and the MVS Exchange Ratio to reflect such additional Sphere Common Shares issued for the aggregate net proceeds in excess of US$1,000,000 only, such that, as nearly as practicable, the relative economic value and proportionate ownership of the Cathedra Shareholders immediately prior to such issuance is preserved; (D) Sphere Common Shares in settlement of outstanding Sphere Warrants; or (E) Sphere RSUs and Sphere Options pursuant to the Sphere PIP;

(iii) subdivide, combine or reclassify any of its outstanding securities, or amend the terms thereof, or declare, set aside or pay any dividend or other distribution payable in cash, securities, property, assets or otherwise with respect to its securities;

(iv) redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any securities of Sphere or any of its Subsidiaries (other than any outstanding Sphere Warrants);

(v) reorganize, amalgamate, enter into an arrangement with or merge, or agree with any other person to reorganize, amalgamate, enter into an arrangement with or merge except pursuant to the Arrangement;

(vi) except for the creation of the Sphere Series I Shares, change, amend or modify the charter documents or by-laws of Sphere or the Sphere Subsidiaries, other than as disclosed to and approved by Cathedra;

(vii) make any change in Sphere's methods of accounting policies, principles, practices or procedures, except as required by concurrent changes in GAAP;

(viii) except as disclosed to and approved by Cathedra, acting reasonably, settle, pay, discharge, satisfy, compromise, waive, assign or release, (A) any material action, claim or proceeding brought against Sphere and/or any of its Subsidiaries; or (B) any action, claim or proceeding brought by any present, former or purported holder of its securities in connection with the transactions contemplated by this Agreement or the Plan of Arrangement; or

(ix) except as done in the ordinary course of business, (A) sell, pledge, hypothecate, lease, license, sell and lease back, mortgage, dispose of or encumber or otherwise transfer, any assets, securities, properties, interests or businesses of Sphere or any of its Subsidiaries; (B) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets or otherwise), directly or indirectly, any assets, securities, properties, interests, businesses, corporation, partnership or other business organization or division thereof, or make any investment either by the purchase of securities, contribution of capital, property transfer, or purchase of any other property or assets of any other person; (C) incur, create, assume or otherwise become liable for, any indebtedness for borrowed money or any other liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person; (D) pay, discharge or satisfy any material liabilities or obligations other than those related to Sphere Warrantholders; (E) waive, release, grant or transfer any rights of material value; (F) enter into new commitments of a capital expenditure nature in excess of $200,000 in the aggregate (the "Sphere CAPEX Cap"); or (G) authorize or propose any of the foregoing, or enter into any agreement to do any of the foregoing.

(d) it will promptly inform Cathedra of:

(i) any material adverse change, or any change which would reasonably be expected to become a material adverse change, in respect of Sphere and its Subsidiaries;

(ii) any event occurring prior to the Effective Time that, to the knowledge of Sphere, would render any representation or warranty of Sphere untrue in any material respect if made on and as of the Effective Date;

(iii) any breach by Sphere of its obligations under this Agreement;

(iv) unless prohibited by Applicable Law and except if such potential consent relates solely to such person's consent as a Sphere Shareholder with respect to the Sphere Resolution, any notice or other communication received by Sphere or any of its Subsidiaries from any person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such person (or another person) is or may be required in connection with this Agreement or the Arrangement (including a copy of any such written notice or communication);

(v) any notice or other communication received by Sphere or any of its Subsidiaries from any supplier, customer or any counterparty to a Sphere Material Contract to the effect that such supplier, customer or counterparty is terminating or otherwise materially adversely modifying (or threatening to terminate or otherwise materially adversely modify) its relationship with Sphere or any of its Subsidiaries as a result of this Agreement or the Arrangement (including a copy of any such written notice or communication); or

(vi) any proceeding commenced or, to Sphere's knowledge, threatened against, relating to or involving, or otherwise affecting Sphere or any of its Subsidiaries in connection with this Agreement or the Arrangement.

(e) it will use all commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent set forth in Section 6.1 and 6.3 to the extent that satisfaction of such conditions precedent is within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all Applicable Laws to complete the Arrangement, including its commercially reasonable efforts to:

(i) provide all necessary notices, and obtain all necessary waivers, consents and approvals. required to be made or obtained by it to and from other parties to the agreements, arrangements, commitments, or understandings to which Sphere or any of its Subsidiaries is a party or by which Sphere, any of its Subsidiaries or any of their respective properties or assets are bound;

(ii) provide all necessary notices, and obtain all necessary consents, approvals and authorizations, as are required to be made or obtained by it or any of its Subsidiaries under any Applicable Laws,

(iii) effect all necessary registrations and filings and submissions of information requested by Governmental Authorities required to be effected by it in connection with the Arrangement and participate and appear in any proceedings of any Party before Governmental Authorities;

(iv) oppose, lift or rescind any injunction or restraining order or other order or action seeking to stop, or otherwise adversely affecting the ability of the Parties to consummate the Arrangement or the other transactions contemplated hereby;

(v) fulfil all conditions and satisfy all provisions of this Agreement and the Arrangement; and

(vi) cooperate with Cathedra in connection with the performance of its obligations hereunder;

(f) it will use its reasonable commercial efforts to conduct its affairs, and to cause its Subsidiaries to conduct their affairs, so that the condition set forth in Section 6.3(a) is satisfied;

(g) it shall keep Cathedra fully informed as to all material decisions, actions or commitments required to be made with respect to the operations of the business of Sphere and the Sphere Subsidiaries;

(h) it will provide Cathedra and Cathedra's Representatives with such information concerning Sphere and its properties, assets and businesses as Cathedra may reasonably request and such access to the properties, books and records of Sphere as Cathedra may reasonably require, and shall do, and shall cause its officers and employees to do, all things necessary to ensure that the Arrangement occurs in an orderly manner, without unnecessary disruptions, at the Effective Time, including preparing for an orderly transition in respect of banking, accounting and taxation work and by transferring, as of the Effective Time, account-signing authorities to such Cathedra employees or consultants that will become officers of Sphere at the Effective Time as mutually agreed between Sphere and Cathedra; and

(i) from and after the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms,  Sphere shall, and shall cause its Subsidiaries to, except as set forth on Schedule 5.2(i) of the Sphere Disclosure letter, only make Permitted Expenditures, unless otherwise agreed in writing by Cathedra.

5.3 Covenants of Sphere Relating to the Arrangement

Subject to Section 5.4, which shall govern in relation to Regulatory Approvals, Sphere covenants and agrees that until the Effective Time or the earlier termination of this Agreement pursuant to Section 10.1, except as expressly contemplated or permitted in this Agreement or consented to by Cathedra in writing, it will, and will cause its Subsidiaries and Representatives to:

(a) subject to Applicable Laws, except for non-substantive communications, furnish promptly to Cathedra a copy of each notice, report, schedule or other document or communication delivered, filed or received by Sphere in connection with any dealings with Governmental Authorities or NASDAQ in connection with, or in any way affecting, the Arrangement or the other transactions contemplated herein;

(b) prepare and file with all applicable Securities Authorities, all necessary applications to seek exemptions, if required, from the prospectus, registration and other requirements of the Applicable Securities Laws of the provinces of Canada and the United States for the issue by Sphere of Sphere Common Shares  and Sphere Series I Shares pursuant to the Arrangement and the resale of such securities (other than by "control persons" of Sphere, as that term or its equivalent is used in applicable Canadian Securities Laws, or "affiliates" of Sphere as that term is used in the U.S. Securities Act);

(c) at or prior to the Effective Time, allot and reserve for issuance a sufficient number of Sphere Common Shares and Sphere Series I Shares to meet the obligations of Sphere under the Arrangement (including upon the exercise, settlement or conversion, as applicable, of the Replacement Options, Replacement Warrants and Replacement RSUs);

(d) at or prior to the Effective Time, authorize, allot and reserve for issuance a sufficient number of Replacement Options, Replacement Warrants, and Replacement RSUs to meet the obligations of Sphere under the Arrangement; and

(e) take all necessary actions to have the Sphere Common Shares issued in connection with the Arrangement and upon the exercise, settlement or conversion, as applicable, of the Sphere Series I Shares, Replacement Options, Replacement RSUs and Replacement Warrants listed and to have such Sphere Common Shares posted for trading on NASDAQ.

5.4 Regulatory Approvals

(a) As soon as reasonably practicable after the date of this Agreement, the Parties shall prepare and file all necessary documents, registrations, statements, petitions, filings and applications with any Governmental Authority, NASDAQ, FINRA and the TSXV, as applicable required to obtain any Regulatory Approvals and use their commercially reasonable efforts to obtain and maintain all Regulatory Approvals.

(b) The Parties shall co-operate and coordinate with one another in connection with obtaining the Regulatory Approvals, including by providing or submitting as promptly as possible all documentation and information that is required or, in the opinion of a Party, acting reasonably, advisable in connection with obtaining the Regulatory Approvals and use their commercially reasonable efforts to ensure that such information does not contain a misrepresentation.

(c) With respect to obtaining the Regulatory Approvals, each Party shall:

(i) co-operate with the other Party and keep the other Party fully informed as to the status of and the processes and proceedings relating to obtaining the Regulatory Approvals;

(ii) promptly notify the other Party of any communication from any Governmental Authority, NASDAQ, FINRA and the TSXV relating to any Regulatory Approval and provide the other Party with copies of any written communications from any Governmental Authority, NASDAQ and the TSXV relating to any Regulatory Approval; and

(iii) use its commercially reasonable efforts to respond as promptly as reasonably possible to any inquiries or requests received from a Governmental Authority, NASDAQ, FINRA and the TSXV, in respect of any Regulatory Approval;

(d) permit the other Party to review in advance any proposed written communications of any material nature with a Governmental Authority, NASDAQ, FINRA and the TSXV in respect of any Regulatory Approval, give due consideration to any comments or suggestions received from the other Party and provide the other Party with final copies of all such written communications; and

(e) not participate, or permit a Representative to participate, in any substantive meeting (whether in person, by phone or otherwise) with a Governmental Authority, NASDAQ, FINRA and the TSXV in respect of any Regulatory Approval unless it consults with the other Party in advance and gives such other Party an opportunity to attend.

5.5 Financial Statements.  No later than March 31, 2026, each Party shall provide to the other Party audited annual consolidated financial statements for the fiscal year ended December 31, 2025.

ARTICLE 6
CONDITIONS

6.1 Mutual Conditions Precedent

The respective obligations of the Parties to complete the transactions contemplated herein are subject to the fulfilment of the following conditions at or prior to the Effective Time, each of which may only be waived, in whole or in part, with the mutual consent of the Parties:

(a) the Court shall have granted the Interim Order in form and substance satisfactory to Sphere and Cathedra, acting reasonably, and the Interim Order shall not have been set aside or modified in a manner unacceptable to Sphere or Cathedra, each acting reasonably, on appeal or otherwise;

(b) the Cathedra Shareholders shall have approved the Arrangement Resolution at the Cathedra Meeting in accordance with the Interim Order, the articles and notice of articles of Cathedra and any Applicable Laws, and the Arrangement Resolution shall not have been rescinded or amended in a manner unacceptable to Sphere or Cathedra, acting reasonably;

(c) the Court shall have granted the Final Order in form and substance satisfactory to both Sphere and Cathedra, acting reasonably, and will not have been modified or set aside in a manner that is unacceptable to Sphere or Cathedra, acting reasonably, on appeal or otherwise;

(d) the Sphere Shareholders shall have approved the Sphere Resolution at the Sphere Meeting in accordance with the articles and by-laws of Sphere and any Applicable Laws, and the Sphere Resolution shall not have been rescinded or amended in a manner unacceptable to Cathedra or Sphere, acting reasonably;

(e) there shall not exist any prohibition at Law, including a cease trade order, injunction or other prohibition or order of Law or under any applicable legislation, against Sphere or Cathedra which shall prevent the consummation of the Arrangement;

(f) there shall have been no action taken under any Applicable Law or by any Governmental Authority which:

(i) makes it illegal or otherwise directly or indirectly restrains, enjoins or prohibits the completion of the Arrangement; or

(ii) results or would reasonably be expected to result in a judgment, order, decree or assessment of damages, directly or indirectly, relating to the Arrangement which has, or could have, a Material Adverse Effect on Sphere or Cathedra, including due to any impact upon the assets, rights or interests of any of the Sphere Subsidiaries or the Cathedra Subsidiaries, subsequent to the Effective Date;

(g) all consents, waivers, permits, exemptions, orders and approvals of, and any registrations and filings with, any Governmental Authority and the expiry of any waiting periods, required to permit the completion of the Arrangement, and all Required Consents shall have been obtained or received on terms that are reasonably satisfactory to each Party;

(h) NASDAQ shall not have objected, nor indicated any final intent to object, to the listing thereon and to the ongoing inclusion of the Sphere Common Shares to be issued to Cathedra Shareholders on NASDAQ pursuant to the Arrangement and the Sphere Common Shares issuable pursuant to the Sphere Series I Shares, Replacement Options, Replacement RSUs and Replacement Warrants, subject only to such conditions, including the filing of documentation, as are acceptable to Sphere and Cathedra, acting reasonably; provided, that in the event of receipt by Sphere of a notice from the Nasdaq Listing Qualifications Department of a deficiency with respect to NASDAQ's continued listing standards, Cathedra shall be permitted to determine in its sole discretion acting reasonably, whether such deficiency constitutes a failure to meet the condition set forth in this Section 6.1(h), it being understood that, solely relating to noncompliance with respect to NASDAQ continued listing standards relating to the price per Sphere Common Share, the market value of Sphere's listed securities and/or the number of publicly held Sphere Common Shares, only a notice of delisting from the Nasdaq Listing Qualifications Department or a notice of deficiency that, in Cathedra's sole discretion acting reasonably, cannot be cured within the cure period provided by NASDAQ, may constitute a failure to meet the condition set forth in this Section 6.1(h).

(i) the TSXV shall have accepted notice of Arrangement;

(j) the distribution of the Consideration Securities pursuant to the Arrangement shall (i) be exempt from registration and prospectus requirements of Applicable Canadian Securities Laws, and (ii) except with respect to persons deemed to be "control persons" of Sphere or the equivalent under Canadian Securities Laws, the Consideration Shares to be distributed in Canada pursuant to the Arrangement shall not be subject to any resale restrictions under applicable Canadian Securities Laws;

(k) the distribution of the Consideration Securities pursuant to the Arrangement shall be exempt from the registration requirements of the U.S. Securities Act and, except with respect to persons who are "affiliates" (as that term is used in the U.S. Securities Act) of Sphere, the Consideration Shares to be issued in the United States pursuant to the Arrangement shall not be subject to resale restrictions under the U.S. Securities Laws; provided, however, that Cathedra shall not be entitled to rely on the provisions of this Subsection 6.1(k) in failing to consummate the Arrangement in the event that Cathedra fails to advise the Court prior to the hearing in respect of the Final Order, as required by the terms of the foregoing exemption, that Sphere will rely on the foregoing exemption based on the Court's approval of the Arrangement (including the fairness thereof);

(l) the Arrangement Agreement shall not have been terminated pursuant to Article 10;

(m) Sphere and Joel Block shall have executed the Management Member Employment Agreement effective as of the Effective Time and in a form mutually agreed on by Sphere,  Cathedra and Joel Block, each acting reasonably, which Management Member Employment Agreement will include the material terms set forth in Schedule "C";

(n) Sphere and Thomas Masiero shall have either (i) executed an employment agreement in form and substance reasonably acceptable to Sphere, Cathedra and Thomas Masiero, effective as of the Effective Time, or (ii) caused the consulting agreement between Poimen Trust, Cathedra and Fortress Blockchain (US) Holdings Corp. to remain in effect;

(o) Joel Block and Sphere shall have executed a sale based non-compete agreement in form and substance reasonably acceptable to Sphere, Cathedra and Joel Block, effective as of the Effective Time;

(p) the Consideration Securities to be issued pursuant to the Arrangement shall be exempt from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof.

The conditions precedent in this Section 6.1 are for the mutual benefit of the Parties and may be waived, in whole or in part, at any time if waived by both Parties, such waiver being without prejudice to any other rights that each Party may have.

6.2 Conditions to Obligations of Sphere

The obligations of Sphere to complete the transactions contemplated herein are subject to the fulfilment of the following conditions at or prior to the Effective Time:

(a) the representations and warranties of Cathedra set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or Material Adverse Effect qualifications contained in them, as of the Effective Time, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where any failure or failures of any such representations and warranties to be so true and correct in all respects would not reasonably be expected to have a Material Adverse Effect on Cathedra; and Sphere shall have received a certificate of two senior officers of Cathedra (in each case without personal liability) addressed to Sphere and dated as of the Effective Date confirming the same, such certificate to be in a form and substance satisfactory to Sphere, acting reasonably;

(b) all covenants of Cathedra under this Agreement to be performed on or before the Effective Time shall have been duly performed by Cathedra in all material respects, and Sphere shall have received a certificate of two senior officers of Cathedra (in each case without personal liability) addressed to Sphere and dated as of the Effective Date confirming the same, and certifying a list of Transaction Expenses and Cathedra Closing Payments incurred by Cathedra and its Subsidiaries for the period from the date hereof to the Effective Time, such certificate to be in a form and substance satisfactory to Sphere, acting reasonably;

(c) from the date of this Agreement to the Effective Date, there shall not have occurred,  or have been disclosed to the public (if previously undisclosed to the public), any event, change, occurrence or state of facts that, either individually or in the aggregate, have or would reasonably be expected to have a Material Adverse Effect on Cathedra, and Sphere shall have received a certificate of two senior officers of Cathedra (in each case without personal liability) addressed to Sphere and dated as of the Effective Date confirming the same, such certificate to be in a form and substance satisfactory to Sphere, acting reasonably;

(d) Sphere shall have received resignations and releases in favour of Cathedra from such directors and officers of Cathedra or a Cathedra Subsidiary as Sphere may indicate in writing, as agreed to by Cathedra, acting reasonably, such resignations to be effective as of the Effective Time and in form and substance satisfactory to Sphere, acting reasonably;

(e) holders of no more than 5% of the outstanding Cathedra Shares (calculated on an as-converted basis into Cathedra SV Shares) shall have exercised Dissent Rights (or, if exercised, remain unwithdrawn), and Sphere shall have received a certificate dated as of the Effective Date setting out in detail all Dissent Rights exercised or purported to have been exercised;

(f) Sphere shall have received duly executed voting agreements, from the Principal Holders in form and substance mutually agreed by Cathedra and Sphere, acting reasonably, pursuant to which, for a period of twenty four (24) months following the Effective Date, each of the Principal Holders agree to vote all Sphere Common Shares held by them at any meeting of Sphere's shareholders in accordance with the recommendations of Sphere's Board, so long as such Principal Holder is not materially and disproportionately adversely impacted by the proposal compared to other Sphere shareholders. For clarity, the creation of a new class or series of shares equal or superior to the Sphere Series I Shares shall not constitute a proposal that will materially and disproportionately adversely impact a Principal Holder;

(g) except as set forth in Schedule 6.2(g) of the Cathedra Disclosure letter, no "put" rights, conversion rights, exercise rights or similar right of shareholders or the holders of convertible securities of any kind, in each case of Cathedra or any of its subsidiaries, shall be triggered by the consummation of this Agreement; and

(h) Cathedra shall have delivered to Sphere all documents reasonably necessary to document its compliance with Subsection 5.1(h).

The foregoing conditions precedent are for the benefit of Sphere and may be waived, in whole or in part, by Sphere in writing at any time.

6.3 Conditions to Obligations of Cathedra

The obligation of Cathedra to complete the transactions contemplated herein is subject to the following conditions on or before the Effective Time or such other time as specified below:

(a) the representations and warranties of Sphere set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or Material Adverse Effect qualifications contained in them, as of the Effective Time as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where any failure or failures of any such representations and warranties to be so true and correct in all respects would not reasonably be expected to have a Material Adverse Effect on Sphere; and Cathedra shall have received a certificate of two senior officers of Sphere (in each case without personal liability) addressed to Cathedra and dated as of the Effective Date confirming the same, such certificate to be in a form and substance satisfactory to Cathedra, acting reasonably;

(b) all covenants of Sphere under this Agreement to be performed on or before the Effective Time shall have been duly performed by Sphere in all material respects, and Cathedra shall have received a certificate of two senior officers of Sphere (in each case without personal liability) addressed to Cathedra and dated as of the Effective Date confirming the same,  and certifying a list of Transaction Expenses and Sphere Closing Payments incurred by Sphere and its Subsidiaries for the period from the date hereof to the Effective Time, such certificate to be in a form and substance satisfactory to Cathedra, acting reasonably;

(c) from the date of this Agreement to the Effective Date, there shall not have occurred, or have been disclosed to the public (if previously undisclosed to the public), any event, change, occurrence or state of facts that, either individually or in the aggregate, have or would reasonably be expected to have a Material Adverse Effect on Sphere, and Cathedra shall have received a certificate of two senior officers of Sphere (in each case without personal liability) addressed to Cathedra and dated as of the Effective Date confirming the same, such certificate to be in a form and substance satisfactory to Cathedra, acting reasonably;

(d) the Sphere Series I Shares shall have been created and Sphere will have allotted and issued the Consideration Shares to be exchanged for Cathedra Shares pursuant to the Arrangement and delivered such Consideration Shares to the Depositary in accordance with the terms of the Arrangement and the Depositary Agreement;

(e) Sphere will have granted the Replacement Options, Replacement RSUs and Replacement Warrants in exchange for the Cathedra Options, Cathedra RSUs and Cathedra Warrants (as the case may be), as at the Effective Time pursuant to the Arrangement and will have executed and delivered counterparts for stock option agreements in respect of such Replacement Options, award agreements for Replacements RSUs and warrant certificates in respect of such Replacement Warrants (as may be necessary);

(f) Sphere shall have submitted to NASDAQ a Listing of Additional Shares Notification Form with respect to the Sphere Common Shares to be issued pursuant to the Arrangement and upon the exercise, settlement or conversion of Replacement Options, Replacement RSUs, Replacement Warrants and the Sphere Series I Shares, as applicable;

(g) (i) The directors of Sphere immediately prior to the Effective Time who are not Director Nominees shall have delivered executed resignation letters in form and substance reasonably satisfactory to Sphere and Cathedra, (ii) Kurt Kalbfleisch shall be terminated as Chief Executive Officer of Sphere, (iii) the Director Nominees (to the extent they consented to their appointment) shall have been appointed or elected to the Sphere Board effective as of the Effective Time and (iv) Joel Block shall have been appointed as Chief Executive Officer of Sphere effective as of the Effective Time; and

(h) except as set forth in Schedule 6.3(h) of the Sphere Disclosure letter, no "put" rights, conversion rights, exercise rights or similar right of shareholders or the holders of convertible securities of any kind, in each case of Sphere or any of its subsidiaries, shall be triggered by the consummation of this Agreement.

The foregoing conditions precedent are for the benefit of Cathedra and may be waived, in whole or in part, by Cathedra in writing at any time.

6.4 Co-operation

Each of the Parties shall use all reasonable commercial efforts to satisfy each of the conditions precedent to its obligations and take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable under Applicable Laws, to permit the completion of the Arrangement and the other transactions contemplated in this Agreement in accordance with the provisions of this Agreement and to complete and make effective the Arrangement and the other transactions contemplated in this Agreement and to co-operate with each other in connection with the foregoing.

6.5 Notice and Cure

(a) Each Party shall give prompt notice to the other Party of the occurrence, or failure to occur, at any time from the date hereof until the Effective Date, of any event or state of facts which occurrence or failure would be likely to or could:

(i) cause any of the representations or warranties of such Party contained herein to be untrue or inaccurate in any material respect between the date hereof and the Effective Date;

(ii) result in the failure to comply with or satisfy any covenant or agreement to be complied with or satisfied by such Party prior to the Effective Date; or

(iii) result in the failure to satisfy any of the conditions precedent in favour of the other Party contained in Section 6.1, 6.2 or 6.3, as the case may be.

(b) Sphere may not exercise its right to terminate this Agreement pursuant to Subsection 10.2(d)(i) and Cathedra may not exercise its right to terminate this Agreement pursuant to Subsection 10.2(c)(i) unless the Party seeking to terminate this Agreement shall have delivered a written notice to the other Parties specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the termination right. If any such notice is delivered, providing that a Party is diligently proceeding to cure such matter and such matter is reasonably capable of being cured, no Party may exercise such termination right until the earlier of (i) the Outside Date and (ii) the date that is fifteen (15) Business Days following receipt of such notice by the Party to whom the notice was delivered, if such matter has not been cured by such date. If such notice has been delivered prior to the making of the application for the Final Order, such application shall, unless the Parties agree otherwise, be postponed or adjourned until the expiry of such period.

6.6 Merger of Conditions

The conditions in Sections 6.1, 6.2 and 6.3 shall be conclusively deemed to have been satisfied, waived or released at the Effective Time as contemplated herein.

ARTICLE 7
NON-SOLICITATION, RIGHT TO MATCH AND TERMINATION FEE

7.1 Non-Solicitation

(a) Except as expressly provided in this Article 7, each Party agrees that, from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, it shall not, directly or indirectly, through any Representative, or otherwise, and shall not permit any such Representative to:

(i) solicit, assist, initiate, encourage or otherwise facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any information, permitting any visit to any facilities or properties of the Party or any of its Subsidiaries, or entering into any form of written or oral agreement, arrangement or understanding) any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, an Acquisition Proposal or potential Acquisition Proposal;

(ii) enter into or otherwise engage or participate in any discussions or negotiations with any person (other than the other Party and its affiliates) regarding any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to an Acquisition Proposal or potential Acquisition Proposal;

(iii) make a Change in Recommendation; or

(iv) accept, approve, endorse or recommend, or propose to accept, approve, endorse or recommend, or take no position or remain neutral with respect to, any Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal for a period of no more than two (2) Business Days following the formal announcement of such Acquisition Proposal shall not be considered to be in violation of this Section 7.1 provided the Party's Board has rejected such Acquisition Proposal and affirmed its recommendation in favour of the Arrangement before the end of such two (2) Business Day period).

(b) Each Party shall, and shall cause its Subsidiaries and its Representatives to, immediately cease and terminate, and cause to be terminated, any solicitation, encouragement, discussion, negotiation, or other activity commenced prior to the date of this Agreement with any person (other than the Parties and their affiliates) with respect to any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, an Acquisition Proposal or potential Acquisition Proposal, and in connection therewith shall:

(i) discontinue access to and disclosure of all information, including any data room and any non-public or confidential information, properties, facilities, books and records of the Party or any Subsidiary of the Party; and

(ii) request, and exercise all rights it has to require: (A) the return or destruction of copies of any information regarding the Party or any Subsidiary of the Party provided to any person other than the other Party, and (B) the destruction of all material including or incorporating or otherwise reflecting such information regarding the Party or any Subsidiary of the Party, using all necessary efforts to ensure that such requests are fully complied with in accordance with the terms of such rights or entitlements.

(c) Each Party represents and warrants that it has not waived any confidentiality, standstill or similar agreement or restriction to which the Party or any of its Subsidiaries is a party, except to permit submissions of expressions of interest prior to the date of this Agreement, and further covenants and agrees: (i) that the Party shall take all necessary action to enforce each confidentiality, standstill or similar agreement or restriction to which the Party or any of its Subsidiaries is a party, and (ii) that neither the Party nor any of its Subsidiaries or any of their respective Representatives have or will, without the prior written consent of the other Party (which may be withheld or delayed in the other Party's sole and absolute discretion), release any person from, or waive, amend, suspend or otherwise modify such person's obligations respecting the Party or any of its Subsidiaries under any confidentiality, standstill or similar agreement or restriction to which the Party or any of its Subsidiaries is a party.

(d) Notwithstanding Subsection 7.1(a) hereof and any other provision of this Agreement, if at any time following the date of this Agreement and prior to obtaining the approval of such Party's shareholders at the Cathedra Meeting or Sphere Meeting, as applicable, a Party that receives a request for material non-public information, or to enter into discussions, from a person that proposes to such Party an unsolicited bona fide written Acquisition Proposal that did not result from a breach of this Article 7 and that its Board determines in good faith after consultation with its financial advisors and outside legal counsel that such Acquisition Proposal constitutes or would reasonably be expected to constitute a Sphere Superior Proposal or Cathedra Superior Proposal, as the case may be, then such Party may: (i) provide the person making such Acquisition Proposal with access to material non-public information regarding such Party and its Subsidiaries; and/or (ii) enter into, participate, facilitate and maintain discussions or negotiations with, and otherwise cooperate with or assist, the person making such Acquisition Proposal, provided that such Party shall not, and shall not allow any of its Subsidiaries or Representatives to disclose any non-public information with respect to such person without having (A) entered into a confidentiality and standstill agreement on substantially the same terms as the other Party's Confidentiality Agreement, including a standstill provision at least as stringent as contained in the Confidentiality Agreement, and provided a copy of such confidentiality and standstill agreement promptly upon execution to the other Party; and (B) provided to the other Party a list of and access to the information made or to be made available to such person. Any such confidentiality and standstill agreement may not include any provision calling for an exclusive right to negotiate with such Party and may not restrict such Party or any of its Subsidiaries from complying with Article 7.

(e) If a Party or any of its Subsidiaries or any of their respective Representatives, receives or otherwise become aware of any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, an Acquisition Proposal, or any request for copies of, access to, or disclosure of, information relating to the Party or any of its Subsidiaries, including but not limited to information, access, or disclosure relating to the properties, facilities, books or records of the Party or any of its Subsidiaries, the Party shall promptly (and in any event within 24 hours) notify the other Party, at first orally and then in writing, of such Acquisition Proposal, inquiry, proposal, offer or request, including a description of its material terms and conditions; the identity of all persons making the Acquisition Proposal, inquiry, proposal, offer or request; copies of all documents, correspondence or other material received in respect of, from or on behalf of any such person; and any other information which the other Party may reasonably request. The Party shall keep the other Party promptly and fully informed of the status of developments and negotiations with respect to such Acquisition Proposal, inquiry, proposal, offer or request, including any changes, modifications or other amendments to any such Acquisition Proposal, inquiry, proposal, offer or request.

(f) Each Party shall ensure that the Representatives of the Party and its Subsidiaries are aware of the provisions of this Section 7.1 and agree to be bound thereby, and it shall be responsible for any breach of such provisions by any of such persons.

(g) The Parties agree that nothing in this Section 7.1 will prevent either Party from taking any actions (or from continuing with any activity commenced prior to the date of this Agreement) in the circumstances where a Party has received the other Parties written consent, such consent to be in the sole and unfettered discretion of such Party.

7.2 Superior Proposal and Right to Match

(a) If a Party receives a Sphere Superior Proposal or Cathedra Superior Proposal prior to the approval of the Arrangement Resolution by the Cathedra Shareholders or the approval of the Sphere Resolution by the Sphere Shareholders, as the case may be, the Party's Board may, subject to compliance with Subsection 10.2(c)(ii) or Subsection 10.2(d)(ii), as applicable, terminate this Agreement in order to enter into a definitive agreement with respect to such Sphere Superior Proposal or Cathedra Superior Proposal, if and only if:

(i) the Board of the Party in receipt of the Acquisition Proposal determines, in good faith, that the Acquisition Proposal constitutes a Cathedra Superior Proposal or Sphere Superior Proposal, as the case may be;

(ii) the person making the Sphere Superior Proposal or Cathedra Superior Proposal, as the case may be, was not restricted from making such Sphere Superior Proposal or Cathedra Superior Proposal pursuant to an existing standstill or similar restriction;

(iii) such Party has been, and continues to be, in compliance with its obligations under this Article 7;

(iv) such Party has delivered to the other Party a written notice of the determination of the Party's Board that such Acquisition Proposal constitutes a Sphere Superior Proposal or Cathedra Superior Proposal, as the case may be, and of the intention of the Party's Board to enter into such definitive agreement, together with a written notice from the Party's Board regarding the value and financial terms that the Party's Board, in consultation with its financial advisors, has determined should be ascribed to any non-cash consideration offered under such Acquisition Proposal (the "Superior Proposal Notice");

(v) such Party has provided the other Party with a copy of such Acquisition Proposal in accordance with Subsection 7.1(e).

(vi) at least five (5) Business Days (the "Matching Period") have elapsed from the date that is the later of the date on which the other Party received the Superior Proposal Notice and the date on which the other Party received a copy of such Acquisition Proposal from the Party;

(vii) during any Matching Period, the other Party has had the opportunity (but not the obligation), in accordance with Subsection 7.2(b), to offer to amend this Agreement and the Arrangement in order for such Acquisition Proposal to cease to be a Sphere Superior Proposal or Cathedra Superior Proposal, as the case may be; and

(viii) such Party has:

(A) paid to the other Party the Termination Fee payable under Section 7.3;

(B) terminated this Agreement pursuant to Subsections 10.2(c)(ii) or 10.2(d)(ii), as applicable; and

(C) entered into a binding agreement, understanding or arrangement with respect to the Sphere Superior Proposal or Cathedra Superior Proposal, as the case may be.

(b) During the Matching Period, or such longer period as the Party issuing the Superior Proposal Notice may approve in writing for such purpose, the other Party shall have the right, but not the obligation, to offer to amend the terms of this Agreement and the Plan of Arrangement. The Party's Board shall review any proposal made by the other Party under Subsection 7.2(a)(vii) to amend the terms of this Agreement and the Plan of Arrangement in good faith in order to determine whether such proposal would, upon acceptance, result in the Acquisition Proposal previously constituting a Sphere Superior Proposal or Cathedra Superior Proposal, as the case may be, ceasing to be a Sphere Superior Proposal or Cathedra Superior Proposal, as the case may be, and shall negotiate in good faith with the other Party to make such amendments to the terms of this Agreement and the Arrangement as would enable the Party to proceed with the transactions contemplated by this Agreement on such amended terms. If the Party's Board determines that such Acquisition Proposal would cease to be a Sphere Superior Proposal or Cathedra Superior Proposal, as the case may be, the Party shall promptly so advise the other Party and the Parties shall amend this Agreement to reflect such proposal made by the other Party, and shall take and cause to be taken all such actions as are necessary to give effect to the foregoing. If the Party's Board continues to believe, in good faith after consultation with its financial advisors and outside legal counsel, that such Sphere Superior Proposal or Cathedra Superior Proposal, as the case may be, remains a Sphere Superior Proposal or Cathedra Superior Proposal, as the case may be, and therefore rejects the other Party's amended proposal, the Party may, on termination of this Agreement in accordance with Subsections 10.2(c)(ii) or 10.2(d)(ii), as applicable, and payment of the Termination Fee as required pursuant to Section 7.3, accept, approve, recommend, or enter into an agreement, understanding or arrangement in respect of such Sphere Superior Proposal or Cathedra Superior Proposal, as the case may be.

(c) Each successive amendment to any Acquisition Proposal shall constitute a new Acquisition Proposal for the purposes of this Section 7.2, and the other Party shall be afforded a new five (5) Business Day Matching Period from the later of the date on which the other Party received the Superior Proposal Notice and a copy of the Acquisition Proposal from the Party in respect of each such new Acquisition Proposal.

(d) The Party's Board shall promptly reaffirm its recommendation of the Arrangement by press release after any Acquisition Proposal which is not determined to be a Sphere Superior Proposal or Cathedra Superior Proposal, as the case may be, is publicly announced or the Party's Board determines that a proposed amendment to the terms of this Agreement as contemplated under Subsection 7.2(b) would result in an Acquisition Proposal no longer being a Sphere Superior Proposal or Cathedra Superior Proposal, as the case may be. The Party shall provide the other Party and its outside legal counsel with a reasonable opportunity to review the form and content of any such press release and shall make all reasonable amendments to such press release as requested by the other Party and its counsel.

(e) If the Party provides a Superior Proposal Notice to the other Party after a date that is less than ten (10) Business Days before the Cathedra Meeting or Sphere Meeting, as the case may be, the Party shall either proceed with or shall postpone the Meeting, as directed by the other Party acting reasonably, to a date that is not more than fifteen (15) Business Days after the scheduled date of the Cathedra Meeting or Sphere Meeting, as the case may be.

7.3 Termination Fee

(a) If:

(i) Cathedra shall terminate this Agreement pursuant to Subsection 10.2(c)(ii) in order to enter into a definitive written agreement with respect to a Cathedra Superior Proposal;

(ii) Sphere shall terminate this Agreement pursuant to Subsection 10.2(d)(iii) (but not including a termination by Sphere pursuant to Subsection 10.2(d)(iii) in circumstances where the Change in Recommendation resulted from the occurrence of a Material Adverse Effect in respect of Sphere);

(iii) either Party shall terminate this Agreement pursuant to Subsection 10.2(b)(i), but only if prior to such Cathedra Meeting, a bona fide Acquisition Proposal, or the intention to make a bona fide Acquisition Proposal with respect to Cathedra, other than an Acquisition proposed permitted by Section 7.1(g), has been publicly announced and not withdrawn and within 12 months of the date of such termination: (A) such Acquisition Proposal is consummated by Cathedra; or (B) Cathedra and/or one or more of its Subsidiaries enters into a definitive agreement in respect of, or the Cathedra Board approves or recommends such Acquisition Proposal and that transaction is consummated at any time thereafter, provided that, for the purposes of this Subsection 7.3(a)(iii), all references to "20%" in the definition of "Acquisition Proposal" shall be deemed to be references to "50%".

then, in any such case, Cathedra shall pay to Sphere by wire transfer the Termination Fee in immediately available funds to an account designated by Sphere, prior to or concurrent with the termination of this Agreement.

(b) If:

(i) Sphere shall terminate this Agreement pursuant to Subsection 10.2(d)(ii) in order to enter into a definitive written agreement with respect to a Sphere Superior Proposal;

(ii) Cathedra shall terminate this Agreement pursuant to Subsection 10.2(c)(iii)  (but not including a termination by Cathedra pursuant to Subsection 10.2(c)(iii) in circumstances where the Change in Recommendation resulted from the occurrence of a Material Adverse Effect in respect of Cathedra);

(iii) either Party shall terminate this Agreement pursuant to Subsection 10.2(b)(ii), but only if prior to such Sphere Meeting, a bona fide Acquisition Proposal, or the intention to make a bona fide Acquisition Proposal with respect to Sphere, other than an Acquisition proposed permitted by Section 7.1(g), has been publicly announced and not withdrawn and within 12 months of the date of such termination: (A) such Acquisition Proposal is consummated by Sphere; or (B) Sphere and/or one or more of its Subsidiaries enters into a definitive agreement in respect of, or the Sphere Board approves or recommends such Acquisition Proposal and that transaction is consummated at any time thereafter, provided that, for the purposes of this Subsection 7.3(b)(iii), all references to "20%" in the definition of "Acquisition Proposal" shall be deemed to be references to "50%".

then, in any such case, Sphere shall pay to Cathedra by wire transfer the Termination Fee in immediately available funds to an account designated by Cathedra, prior to or concurrent with the termination of this Agreement.

(c) For greater certainty, no Party shall be obligated to make more than one payment pursuant to Subsections 7.3(a) or 7.3(b).

(d) Each Party acknowledges that the amount set out in this Section 7.3 in respect of the Termination Fee represents liquidated damages which are a genuine pre-estimate of the damages, including opportunity costs, which the Party shall suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement, and is not a penalty. Each Party irrevocably waives any respective rights it may have to raise as a defence that any such liquidated damages are excessive or punitive.

ARTICLE 8
INDEMNIFICATION AND INSURANCE

8.1 Indemnification of Directors and Officers

For a period of six (6) years after the Effective Date, Sphere shall: (i) maintain in effect the current or substantially similar provisions regarding indemnification of directors and officers contained in the constating documents of Cathedra (or any successor entity thereto) and any director, officer or employee indemnification agreements of Cathedra; and (ii) indemnify the directors and officers of Cathedra to the fullest extent to which Cathedra is permitted to indemnify such directors and officers under its constating documents and the Act.

8.2 Insurance

In addition to its obligations in Section 8.1, Sphere shall maintain in effect for a period of six (6) years after the Effective Date on a "trailing" or "run-off" basis, Cathedra's current policy or policies or comparable policies of directors' and officers' liability insurance and fiduciary liability insurance providing coverage to the directors and officers of Sphere with respect to claims arising from facts or events which occurred on or before the Effective Date. Such coverage shall be on the same terms, in all material respects, as the coverage currently provided under policies maintained by Cathedra for the protection of directors and officers.

8.3 Beneficiaries

This Article 8 shall survive the consummation of the Arrangement and is intended to be for the benefit of, and shall be enforceable by, the persons described above and their respective heirs, executors, administrators and personal representatives and shall be binding on Cathedra and its successors and assigns, and, for such purpose, Cathedra hereby confirms that it is acting as agent and trustee on behalf of the persons described above and Sphere acknowledges that this provision shall enure to the benefit of any successor corporation of Cathedra, including by way of wind-up or dissolution.

ARTICLE 9
AMENDMENT AND WAIVER

9.1 Amendment

Subject to the provisions of the Interim Order, the Plan of Arrangement and Applicable Laws, this Agreement may, at any time, and from time to time before and after the holding of the Cathedra Meeting and the Sphere Meeting but not later than the Effective Date, be amended by written agreement of the Parties without further notice to or authorization on the part of the Cathedra Shareholders or Sphere Shareholders, and any such amendment may without limitation:

(a) change the time for performance of any of the obligations or acts of any of the Parties;

(b) waive any inaccuracies or modify any representation or warranty contained herein or in any documents to be delivered pursuant hereto;

(c) waive compliance with or modify any of the covenants or conditions herein contained or waive or modify performance of any of the obligations of any of the Parties hereto;

(d) waive compliance with or modify any mutual conditions precedent set out herein; and

(e) complete or modify any Schedule of this Agreement, whether or not it is in substantially the form attached hereto.

9.2 Waiver

(a) At any time prior to the Effective Date, any Party may:

(i) extend the time for the performance of any of the obligations or other acts of the other Party; or

(ii) waive compliance with any of the covenants or agreements of the other Party or with any conditions to its own obligations, but in each case only to the extent such obligations, agreements and conditions are intended for its benefit.

(b) No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision (whether or not similar). No waiver shall be binding unless executed in writing by the Party to be bound by the waiver. A Party's failure or delay in exercising any right under this Agreement shall not operate as a waiver of that right. A single or partial exercise of any right shall not preclude a Party from any other or further exercise of that right or the exercise of any other right under this Agreement.

ARTICLE 10
TERMINATION

10.1 Term

This Agreement shall be effective from the date hereof until the earlier of the Effective Date and the termination of this Agreement in accordance with its terms.

10.2 Termination

This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual written consent of Sphere and Cathedra;

(b) by either Sphere or Cathedra upon notice to the other Party if:

(i) the Arrangement Resolution shall not have been approved or adopted by the Cathedra Shareholders at the Cathedra Meeting in accordance with the Interim Order;

(ii) the Sphere Resolution shall not have been approved or adopted by the Sphere Shareholders at the Sphere Meeting;

(iii) after the date hereof, any final and non-appealable Applicable Law shall be effected by a Governmental Authority of competent jurisdiction that makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins any of the Parties from consummating the Arrangement;

(iv) the Effective Date does not occur on or prior to the Outside Date, provided that the failure of the Effective Date to so occur is not due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth herein; or

(v) either party (but solely to the extent such determination is permissible and within the discretion of such party pursuant to Section 6.1(h)), in its discretion, acting reasonably and in good faith, believes that the mutual condition in Section 6.1(h) has not been satisfied.

(c) by Cathedra:

(i) subject to Section 6.5, if (A) Sphere has not complied in all material respects with its covenants or obligations under this Agreement; or (B) any representation or warranty of Sphere set out in this Agreement shall have been at the date hereof untrue or incorrect or shall have become untrue or incorrect in a material respect at any time prior to the Effective Time (except for those expressly stated to speak at or as of any earlier time), in each case, that would cause one or more conditions set forth in Sections 6.1 or 6.3 not to be satisfied, and such conditions are incapable of being satisfied by the Outside Date;

(ii) in order to enter into a binding written definitive agreement with respect to a Cathedra Superior Proposal in compliance with Sections 7.1 and 7.2, provided that Cathedra has paid the Termination Fee to Sphere; or

(iii) if prior to the Effective Time: (a) the Sphere Board shall have made a Change in Recommendation; (B) Sphere shall have accepted or entered into or publicly proposes to accept or enter into (other than a confidentiality and standstill agreement permitted by Section 7.1) a legally binding written agreement, arrangement or understanding with respect to an Acquisition Proposal; or (C) Sphere breaches Article 7 in any material respect.

(d) by Sphere:

(i) subject to Section 6.5, if (A) Cathedra has not complied in all material respects with its covenants or obligations under this Agreement; or (B) any representation or warranty of Cathedra set out in this Agreement shall have been at the date hereof untrue or incorrect or shall have become untrue or incorrect in a material respect at any time prior to the Effective Time (except for those expressly stated to speak at or as of any earlier time), in each case, that would cause one or more conditions set forth in Sections 6.1 or 6.2 not to be satisfied, and such conditions are incapable of being satisfied by the Outside Date;

(ii) in order to enter into a binding written definitive agreement with respect to a Sphere Superior Proposal in compliance with Sections 7.1 and 7.2, provided that Sphere has paid the Termination Fee to Cathedra; or

(iii) if prior to the Effective Time: (a) the Cathedra Board shall have made a Change in Recommendation; (B) Cathedra shall have accepted or entered into or publicly proposes to accept or enter into (other than a confidentiality and standstill agreement permitted by Section 7.1) a legally binding written agreement, arrangement or understanding with respect to an Acquisition Proposal; or (C) Cathedra breaches Article 7 in any material respect.

10.3 Effect of Termination

If the termination rights are exercised in accordance with Section 10.1, written notice thereof shall be given to the other Party, specifying the provisions hereof pursuant to which such termination is made and except as set out in this Section 10.3, Sections 7.3, 10.1, and Article 11, which provisions shall survive the termination of this Agreement, no Party shall have any further liability to perform its obligations under this Agreement. Each Party hereby agrees that, upon any termination of this Agreement under circumstances where such Party is entitled to the Termination Fee and such Termination Fee is paid in full to the Party, the Party shall be precluded from any other remedy against the other Party, at law or in equity or otherwise, and the Party shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the other Party or any of its Subsidiaries, or any of their respective directors, officers, employees, partners, managers, members, shareholders or affiliates in connection with this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, no termination of this Agreement and nothing in this Section 10.3 shall relieve any Party to this Agreement of liability for willful or intentional breach or any liability arising prior to such termination.

10.4 Remedies

Subject to Section 10.3, the Parties acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any Party or its Representatives and any such breach would cause the non-breaching Party irreparable harm. Accordingly, the Parties agree that prior to the termination of this Agreement pursuant to Section 10.2, in the event of any breach or threatened breach of this Agreement by one of the Parties, the non-breaching Party will be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the Parties.

ARTICLE 11
GENERAL

11.1 Access to Information and Confidentiality

From the date hereof until the earlier of the Effective Time and the termination of this Agreement, subject to compliance with Applicable Law and the terms of any existing contracts, Each Party shall, and shall cause its Subsidiaries and their respective Representatives to, afford to the other Parties and to the Representatives of such other Party such access as such other Party may reasonably require at all reasonable times, including for the purpose of facilitating integration business planning, to their officers, employees, agents, properties, books, records and contracts, and shall furnish such other Party with all data and information as such other Party may reasonably request. Sphere and Cathedra acknowledge and agree that information furnished pursuant to this Section 11.1 shall be subject to the terms and conditions of the Confidentiality Agreement.

11.2 Expenses

Except as otherwise provided in this Agreement, the Parties agree that all out-of-pocket third-party transaction expenses of the Arrangement, including legal fees, financial advisor fees, regulatory filing fees, all disbursements by advisors and printing and mailing costs, will be paid by the Party incurring such expense.

11.3 Notice

(a) Any notice, direction or other instrument required or permitted to be given hereunder will be in writing and may be given by delivering the same or sending the same by email transmission addressed as follows:

if to Sphere or Amalco Sub:

Sphere 3D Corp.
243 Tresser Blvd., 17th Floor
Stamford, CT 06901
United States of America

Email: Kurt.Kalbfleisch@sphere3d.com
Attention: Kurt Kalbfleisch

with a copy to (which shall not constitute notice):

Meretsky Law Firm
121 King Stret West, Sute 2150
Toronto, ON M5H 3T9
Canada

Email: jason@meretsky.com
Attention: Jason D. Meretsky

- and -

Pryor Cashman LLP
7 Times Square, 40th Floor
New York, NY 10036-6569
United States of America

Email: mpanjwani@pryorcashman.com; ewisotsky@pryorcashman.com
Attention: M. Ali Panjwani and Eric Wisotsky

if to Cathedra:

Cathedra Bitcoin Inc.
422 Richards Street, Unit 170
Vancouver, BC V6B 2Z4
Canada

Email:  joel@cathedra.com

Attention: Joel Block

with a copy to (which shall not constitute notice):

DuMoulin Black LLP
10th Floor, 595 Howe Street

Vancouver, BC, V6C 2T5

Email: jkates@dumoulinblack.com
Attention: Justin G. Kates

- and -

Greenberg Traurig, LLP
333 SE 2nd Avenue
Miami, FL 33131
United States of America

Email: Daniella.Silberstein@gtlaw.com; Sami.Ghneim@gtlaw.com
Attention: Daniella Genet Silbrerstein and Sami Ghneim

(b) Any such notice, direction or other instrument, whether delivered or transmitted by email transmission, will be deemed to have been given at the time and on the date on which it was delivered to or received in the office of the addressee, as the case may be, if delivered or transmitted prior to 4:30 p.m. (local time) on a Business Day or at 9:00 a.m. (local time) on the subsequent Business Day if delivered or transmitted subsequent to such time.

(c) Either Party hereto may change its address for service from time to time by notice given to the other Party hereto in accordance with this Section 11.3.

(d) Any notice, direction or other instrument delivered under this Agreement will be signed by one or more duly authorized officers of the Party delivering it.

(e) The delivery of any notice, direction or other instrument, or a copy thereof, to a Party hereunder will be deemed to constitute the representation and warranty of the Party who has delivered it to the other Party that such delivering Party is authorized to deliver such notice, direction or other instrument at such time under this Agreement (unless the receiving Party has actual knowledge to the contrary) and the receiving Party will not be required to make any inquiry to confirm such authority.

11.4 Public Announcement

No Party shall make any press release, public announcement or public statement regarding the Arrangement or the other transactions contemplated herein which has not been previously reviewed and commented on by the other Party, except that any Party may issue a press release or make a filing with a regulatory authority if counsel for such Party advises that such press release or filing is necessary in order to comply with Applicable Laws or the rules and policies of any stock exchange, in which case such Party shall first make a reasonable effort to obtain the approval of the other Party and provided further that nothing herein shall restrict either Party from including in any press release, material change report, continuous disclosure document or other document required to be prepared, sent, delivered, distributed, disseminated or filed, any statement regarding this Agreement, the Arrangement or the other transactions contemplated herein previously approved by the other Party or previously disclosed as permitted pursuant to this section. In addition, each Party shall consult with the other Party regarding, and provide the other Party a draft of, any press release, public announcement or public statement regarding the business, operations, results of operations, properties, assets, liabilities or financial condition of the respective Party or its Subsidiaries, and shall not issue any press release, public announcement or public statement inconsistent with the results of such consultation, and shall consider in good faith any comments or revisions requested by the other Party, provided that a Party may issue any such press release or make such a filing with a regulatory authority if its counsel advises that such press release or filing is necessary to comply with Applicable Laws or the rules and policies of any stock exchange, in which case such Party shall first make a reasonable effort to enable the other Party to review and comment on any such press release or filing and to obtain the approval of the other Party and shall consider in good faith any comments or revisions requested by the other Party.

11.5 Time of Essence

Time is of the essence of this Agreement.

11.6 Enurement

This Agreement will be binding upon and enure to the benefit of the Parties hereto and their respective successors and permitted assigns.

11.7 Entire Agreement

This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement and understanding between the Parties with respect to the Arrangement and other transactions contemplated hereby and supersede all other prior agreements, understandings, negotiations and discussions, whether oral or written, between the Parties with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Parties except as expressly set forth in this Agreement and the Confidentiality Agreement.

11.8 Governing Law

(a) This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

(b) Each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the courts of the Province of British Columbia in respect of all matters arising under or in relation to this Agreement and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

11.9 Prohibition Against Assignment

None of the Parties hereto may assign its rights or obligations under this Agreement without the prior written consent of the other Party.

11.10 Third Party Beneficiaries

Except as provided in Article 8 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons at any time), each Party hereto intends that this Agreement will not benefit or create any right or give rise to any action on behalf of any person other than the Parties hereto, and no person other than the Parties hereto will be entitled to rely on the provisions hereof.

11.11 Further Assurances

Each Party shall, from time to time, and at all times hereafter at the reasonable request of the other Party, but without further consideration, do all such other acts and execute and deliver all such further documents and instruments as shall reasonably be required in order to fully perform and carry out the terms and intent hereof, including the Plan of Arrangement.

11.12 Counterpart Executions and Electronic Transmissions

This Agreement may be executed in counterparts, each of which when delivered (whether in originally executed form or by facsimile or other electronic transmission) will be deemed to be an original and all of which together will constitute one and the same document.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first above written.

SPHERE 3D CORP.

By:        /s/ Kurt Kalbfleisch

Name: Kurt Kalbfleisch

Title: Chief Executive Officer

S3D ACQUISITION CORP.

By:        /s/ Kurt Kalbfleisch

Name: Kurt Kalbfleisch

Title: Chief Executive Officer

CATHEDRA BITCOIN INC.

By:        /s/ Joel Block
 Name: Joel Block
 Title: Chief Executive Officer

SCHEDULE "A"

PLAN OF ARRANGEMENT UNDER THE PROVISIONS OF DIVISION 5 OF PART 9 OF

THE BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

ARTICLE 1
INTERPRETATION

1.1 Definition

In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below, and grammatical variations of such terms shall have corresponding meanings:

"Accelerated Cathedra RSUs" means the outstanding Cathedra RSUs that will fully vest immediately prior to the Effective Time in accordance with their terms;

"Act" means the Business Corporations Act (British Columbia) as now in effect and as it may be amended from time to time prior to the Effective Date;

"Amalco" has the meaning given to it in Section 3.1(d);

"Amalco Share" means the common shares without par value in the capital of Amalco;

"Amalco Sub" means S3D Acquisition Corp.;

"Amalgamation" has the meaning given to it in Section 3.1(d);

"Amalgamation Application" means the Form 13 amalgamation application as contemplated in Section 275 of the Act in substantially the form attached as Appendix I to this Plan of Arrangement;

"Arrangement" means an arrangement under section 288 of the Act, on the terms set forth in this Plan of Arrangement, subject to any amendment or supplement thereto in accordance with the Arrangement Agreement and this Plan of Arrangement or made at the direction of the Court in the Final Order;

"Arrangement Agreement" means the arrangement agreement dated March 5, 2026 between Sphere, Cathedra and Amalco Sub, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof;

"Arrangement Resolution" means the special resolution of each class of the Cathedra Shareholders approving this Plan of Arrangement to be considered by the Cathedra Shareholders at the Cathedra Meeting, substantially in the form set out in Schedule "B" to the Arrangement Agreement;

"Business Day" means a day which is not a Saturday, Sunday or a civic or statutory holiday in the Provinces of British Columbia and Ontario or in the State of New York on which banks are open for business in the Cities of Vancouver, Toronto and New York;

"Cathedra" means Cathedra Bitcoin Inc., a corporation existing under the laws of the Province of British Columbia;

"Cathedra Board" means the board of directors of Cathedra;

"Cathedra Circular" means the notice of the Cathedra Meeting and accompanying management information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular, to be sent to the Cathedra Shareholders in connection with the Cathedra Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of the Arrangement Agreement;

"Cathedra Disclosure Letter" means the disclosure letter dated March 5, 2026 executed by Cathedra and delivered to Sphere;

"Cathedra Locked-up Shareholders" means each of the directors and senior officers of Cathedra and other person that signs a Cathedra Support Agreement;

"Cathedra LTIP" means Cathedra's long term incentive plan as approved by the Cathedra Board on June 18, 2024;

"Cathedra Meeting" means the annual general and special meeting of the Cathedra Shareholders, including any adjournment or adjournments thereof, to be held pursuant to the Interim Order for the purpose of considering and, if thought fit, approving the Arrangement Resolution and for any other purpose as may be set out in the Cathedra Circular;

"Cathedra MV Shares" means multiple voting shares in the authorized capital of Cathedra;

"Cathedra Optionholders" means the holders from time to time of Cathedra Options;

"Cathedra Options" means options to acquire Cathedra SV Shares granted under the Cathedra LTIP;

"Cathedra RSUholders" means the holders from time to time of Cathedra RSUs, other than holders from time to time of the Accelerated Cathedra RSUs;

"Cathedra RSUs" means restricted share units to acquire Cathedra SV Shares granted under the Cathedra LTIP;

"Cathedra Shareholders" means the holders from time to time of Cathedra Shares;

"Cathedra Shares" means the Cathedra SV Shares and the Cathedra MV Shares;

"Cathedra Support Agreements" means the voting support agreements dated as of the date hereof in the form provided to Cathedra and duly executed by Cathedra, Sphere and each of the Cathedra Locked-up Shareholders;

"Cathedra SV Shares" means subordinate voting shares in the authorized capital of Cathedra;

"Cathedra Warrantholders" means the holders from time to time of Cathedra Warrants;

"Cathedra Warrants" means warrants to acquire Cathedra SV Shares;

"Certificate of Amalgamation" means the certificate to be issued by the Registrar pursuant to Section 281(a) of the Act giving effect to the Amalgamation;

"Consideration Shares" means the Sphere Common Shares and the Sphere Series I Shares to be issued in exchange for Cathedra Shares and Accelerated Cathedra RSUs pursuant to the Arrangement;

"Court" means the Supreme Court of British Columbia;

"Depositary" means any trust company, bank or financial institution agreed to in writing between Sphere and Cathedra for the purpose of, among other things, exchanging certificates representing Cathedra Shares for certificates representing Consideration Shares in connection with the Arrangement;

"Dissent Procedures" has the meaning set out in Section 4.1;

"Dissent Rights" has the meaning set out in Section 4.1;

"Dissenting Shareholder" means a Cathedra Shareholder who dissents in respect of the Arrangement in strict compliance with the Dissent Procedures;

"DRS Advice" has the meaning set out in Section 5.1(b).

"Effective Date" means the date agreed to by Sphere and Cathedra in writing as the effective date of the Arrangement, which date shall be no later than the fifth (5th) Business Day after the satisfaction or, where not prohibited, the waiver (subject to Applicable Law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, the waiver of those conditions as of the Effective Date) set forth in Article 6 of the Arrangement Agreement, unless another date is agreed to in writing by Cathedra, Sphere and Amalco Sub;

"Effective Time" means the time on the Effective Date when the Arrangement will be deemed to be completed as may be agreed to by the Parties and as denoted on the filings with the Registrar, to the extent that such filings are required;

"Encumbrance" means any hypothecs, mortgages, pledges, assignments, liens, charges, security interests, adverse rights or claims, other third-party interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

"Existing Cathedra Directors and Officers" means those persons who are directors or officers of Cathedra immediately prior to the Effective Time;

"Final Order" means the final order of the Court in a form acceptable to Sphere and Cathedra, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of both Sphere and Cathedra, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

"Governmental Authority" means any (a) multinational, federal, provincial, state, county, regional, municipal, local or other government, governmental or public department or ministry, central bank, court, tribunal, arbitral body, commission, commissioner, stock exchange, board, official, minister, bureau or agency, whether domestic or foreign; (b) subdivision, agent or representative of any of the foregoing; or (c) quasi-governmental or private body exercising any administrative, regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

"Interim Order" means the interim order of the Court providing for, among other things, the calling and holding of the Cathedra Meeting, as the same may be amended, supplemented or varied (with the consent of Sphere and Cathedra, each acting reasonably);

"Internal Revenue Code" means the United States Internal Revenue Code of 1986, and the regulations promulgated thereunder, as now in effect and as they may be promulgated or amended from time to time;

"Key Holders" means Joel Block, Thomas Masiero and Jialin "Gavin" Qu;

"Law" or "Laws" means all:

(a) laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, statutory rules, principles of law, published policies or guidelines of any Governmental Authority;

(b) judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, orders, decisions, rulings, decrees or awards, including general principles of common and civil law; and

(c) terms and conditions of any grant of approval, permission, authority or license of any Governmental Authority,

domestic or foreign, and the term "Applicable" with respect to such Laws and in a context that refers to one or more persons, means that such Laws apply to such person or persons or its or their business, undertaking, property, assets or securities and emanate from a Governmental Authority having jurisdiction over the person or persons or its or their business, undertaking, property, assets or securities;

"Letter of Transmittal" means the letter of transmittal delivered to Cathedra Shareholders for use in connection with the Arrangement;

"MVS Exchange Ratio" means 12.3014:1, representing 12.3014 Sphere Common Shares for each Cathedra MV Share;

"Plan of Arrangement" means this Plan of Arrangement, as from time to time amended, supplemented or restated in accordance with Article 6 hereof, the Arrangement Agreement or at the direction of the Court in the Final Order with the consent of Sphere, Cathedra and Amalco Sub, each acting reasonably;

"Registrar" means the "registrar" as defined in the Act;

"Regulation S" means Regulation S promulgated under the U.S. Securities Act;

"Replacement Option" has the meaning set out in Section 3.1(g)(ii);

"Replacement RSU" has the meaning set out in Section 3.1(g)(iii);

"Replacement Warrant" has the meaning set out in Section 3.1(g)(i);

"Sphere" means Sphere 3D Corp., a corporation existing under the laws of the Province of Ontario;

"Sphere Common Shares" means the common shares in the capital of Sphere;

"Sphere Options" means options granted to acquire Sphere Common Shares;

"Sphere PIP" means Sphere's 2025 Performance Incentive Plan as approved by the Sphere Shareholders on May 29, 2025;

"Sphere Preferred Shares" means the Sphere Series H Shares and once created, the Series I Preferred Shares in the authorized capital of Sphere;

"Sphere RSUs" means restricted share units to acquire Sphere Common Shares granted under the Sphere PIP;

"Sphere Series I Shares" means the shares of Sphere to be created pursuant to Section 3.1 of the Plan of Arrangement and to be designated as Series I Preferred Shares;

"Subco Shares" means the common shares without par value in the capital of Amalco Sub;

"SVS Exchange Ratio" means 0.123014:1, representing 0.123014 Sphere Common Shares for each Cathedra SV Share;

"Tax Act" means the Income Tax Act (Canada) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

"United States" means the United States as that term is defined in Regulation S;

"U.S. Person" means a U.S. Person as that term is defined in Regulation S; and

"U.S. Securities Act" means the United States Securities Act of 1933, as amended.

1.2 Other Defined Terms

Any capitalized terms used in the Plan of Arrangement and not otherwise defined herein shall have the meanings ascribed thereto in the Arrangement Agreement.

1.3 Headings

The section and article headings in this Plan have been inserted for convenience of reference only and shall not be construed to affect the meaning, construction or effect of this Plan.

1.4 Interpretation

Words importing the singular number only shall include the plural and vice versa. Words importing gender shall include all genders. Where the word "including" or "includes" is used in this Plan it means "including without limitation" or "includes without limitation", respectively.

The words "herein", "hereof", "hereby", "hereunder" and similar expressions refer to this Plan and include every instrument supplemental or ancillary to or in implementation of this Plan and, except where the context otherwise requires, not to any particular article, section or other portion hereof or thereof. Any reference to any document shall include a reference to any schedule, amendment or supplement thereto or any agreement in replacement thereof, all as permitted under such document.

1.5 Currency

UNLESS OTHERWISE STATED, ALL REFERENCES IN THIS PLAN OF ARRANGEMENT TO SUMS OF MONEY ARE EXPRESSED IN LAWFUL MONEY OF CANADA, AND ''$'' REFERS TO CANADIAN DOLLARS. ALL REFERENCES IN THIS AGREEMENT TO SUMS OF MONEY EXPRESSED IN LAWFUL MONEY OF THE UNITED STATES REFERS TO ''US$''.

1.6 Calculation of Days

Unless otherwise specified, time periods within or following which any act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following, if the last day of the period is not a Business Day.

In the event that any day on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.7 Governing Law

The provisions of this Plan shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

1.8 Statutory References

A reference to a statute includes all regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation which amends, supplements or supersedes any such statute or any such regulation.

1.9 Time

Time is of the essence in the performance of the parties' respective obligations.

ARTICLE 2
ARRANGEMENT AGREEMENT

2.1 Arrangement Agreement

This Plan of Arrangement is made pursuant and subject to the provisions of, and forms part of, the Arrangement Agreement.

2.2 Arrangement

While this Plan of Arrangement (a) constitutes an arrangement as referred to in Section 288 of the Act and (b) is intended to be a "plan of reorganization" within the meaning of Section 368 of the Internal Revenue Code, it is expected that any gain will be required to be recognized as a result of the application of Section 367 of the Internal Revenue Code. This Plan of Arrangement will become effective at, and be binding at and after, the Effective Time on (i) Cathedra, (ii) Sphere, (iii) Amalco Sub, (iv) Amalco (upon and following the Amalgamation), (v) all holders and all beneficial owners of Cathedra Shares, including the Dissenting Shareholders (vi) all holders and all beneficial owners of Cathedra Options, Cathedra Warrants and Cathedra RSUs, and (vii) the Depositary.

2.3 Conclusive Evidence

The issuance of the Certificate of Amalgamation will be conclusive evidence that the Arrangement has become effective and that each of the provisions of Article 3 has become effective in the sequence set out therein.

ARTICLE 3
ARRANGEMENT

3.1 Steps

(a) Prior to the Effective Time, Sphere shall have filed articles of amendment to create the Sphere Series I Shares and to provide for the special rights and restrictions attaching to the Sphere Series I Shares set out in Appendix III to Schedule A of this Plan of Arrangement;

(b) Commencing at the Effective Time and provided that the terms and conditions of the Arrangement Agreement have been met or waived, the following events or transactions will occur sequentially unless otherwise noted and will be deemed to occur without any further act or formality required on the part of any person, except as expressly provided herein:

(c) at the Effective Time:

(i) each Cathedra Share held by a Dissenting Shareholder who is ultimately determined to be entitled to be paid the fair value of the Cathedra Shares in respect of which such Dissenting Shareholder has exercised Dissent Rights will be, and will be deemed to be, transferred by the holder thereof, without any further act or formality on its part, to Cathedra (free and clear of all Encumbrances) and such Dissenting Shareholder will cease to be the holder thereof or have any rights as a holder in respect of such Dissenting Share other than the right to be paid the fair value of such Dissenting Share determined and payable in accordance with Article 4 hereof; and

(ii) the name of each Dissenting Shareholder will be removed from the register of the Cathedra Shares and such Dissenting Shares will be automatically cancelled as of the Effective Time;

(d) immediately after the steps in Section 3.1(c) occur, Cathedra and Amalco Sub will amalgamate (the "Amalgamation") pursuant to the provisions of Division 3 of Part 9 of the Act and their continuation as one corporation ("Amalco") will become irrevocable, which corporation will be a wholly-owned subsidiary of Sphere, with the effect that:

(i) except as set out in this Plan of Arrangement, the property of each of Cathedra and Amalco Sub will continue to be the property of Amalco, and, without limiting the provisions hereof, all rights of creditors or others will be unimpaired by such amalgamation, and all obligations of Cathedra and Amalco Sub whether arising by contract or otherwise, may be enforced against Amalco to the same extent as if such obligations had been incurred or contracted by it;

(ii) Amalco will continue to be liable for the obligations of each of Cathedra and Amalco Sub;

(iii) all rights, contracts, permits and interests of each of Cathedra and Amalco Sub will continue as rights, contracts, permits and interests of Amalco and, for greater certainty, the Amalgamation will not constitute a transfer or assignment of the rights or obligations of either of Cathedra and Amalco Sub under any such rights, contracts, permits and interests;

(iv) any existing cause of action, claim or liability to prosecution with respect to either or both of Cathedra and Amalco Sub will be unaffected;

(v) any civil, criminal or administrative action or proceeding pending by or against any of Cathedra and Amalco Sub may be continued to be prosecuted by or against Amalco;

(vi) any conviction against, or ruling, order or judgment in favour of or against, any of Cathedra and Amalco Sub may be enforced by or against Amalco;

(vii) the notice of articles generated upon filing the Amalgamation Application will be the Notice of Articles of Amalco and the Certificate of Amalgamation will evidence recognition of the corporate existence of Amalco; and

(viii) the articles of Amalco will be in substantially the form attached as Appendix II to Schedule A of this Plan of Arrangement;

(e) at the same time as the steps in Section 3.1(d) occur:

(i) each registered holder of Cathedra Shares will exchange their Cathedra Shares for Consideration Shares, and in respect of which Cathedra Shares:

(A) subject to Section 3.1(f), each registered holder of Cathedra SV Shares (other than the Dissenting Shareholders) will receive that number of fully paid and non-assessable Sphere Common Shares equal to the product determined by multiplying the number of Cathedra SV Shares held by such holder by the SVS Exchange Ratio;

(B) subject to Section 3.1(f), each registered holder of Cathedra MV Shares (other than the Dissenting Shareholders) will receive that number of fully paid and non-assessable Sphere Common Shares equal to the product determined by multiplying the number of Cathedra MV Shares held by such holder by the MVS Exchange Ratio;

(C) the registered holder of such Cathedra Shares will cease to be the holder of such Cathedra Shares and will be deemed to be the registered holder of the Consideration Shares to which they are entitled;

(D) all such Cathedra Shares will be cancelled and the registered holder's name will be removed from the securities register of Cathedra with respect to such Cathedra Shares; and

(E) the registered holder of such Cathedra Shares will be deemed to have executed and delivered all consents, assignments and waivers, statutory or otherwise, required to effect such transfer;

(ii) Sphere will receive one (1) fully paid and non-assessable Amalco Share for each one (1) Subco Share held by Sphere, following which all such Subco Shares will be cancelled;

(iii) Sphere will add an amount to the paid-up capital account maintained in respect of the Sphere Common Shares equal to the aggregate paid-up capital for income tax purposes of the Cathedra Shares immediately prior to the Effective Time (less the paid-up capital of any Cathedra Shares held by Dissenting Shareholders who do not exchange their Cathedra Shares for Consideration Shares pursuant to the Arrangement); and

(iv) Amalco will add an amount to the paid-up capital account maintained in respect of the Amalco Shares such that the paid-up capital of the Amalco Shares will be equal to the aggregate paid-up capital for income tax purposes of the Subco Shares immediately prior to the Effective Time;

(f) Notwithstanding anything to the contrary in this Plan of Arrangement or the Agreement, the Parties agree that, to the extent that, as of immediately following the Effective Time, the aggregate number of Sphere Common Shares that would otherwise be issuable to any of the Key Holders, or any entity controlled or directed by such Key Holder, pursuant to the Arrangement would result in such Key Holder beneficially owning, together with such Key Holder's affiliates and any persons acting jointly or in concert with such Key Holder, more than seven percent (7%) of the then-outstanding Sphere Common Shares calculated on a non-diluted basis (the "Ownership Cap"), such Key Holder shall instead receive, in lieu of the number of Sphere Common Shares in excess of the Ownership Cap, an equivalent number of Sphere Series I Shares. For greater certainty, the portion of the consideration up to the Ownership Cap shall be satisfied in Sphere Common Shares and only the portion exceeding the Ownership Cap shall be satisfied in Sphere Series I Shares, and such issuance shall be effected as part of the issuance of the Consideration Shares under the Arrangement. For purposes of determining compliance with the Ownership Cap, the number of "then-outstanding" Sphere Common Shares shall be calculated on a non-diluted basis immediately following the Effective Time after giving effect to the issuance of Consideration Shares pursuant to the Arrangement. Any calculation mechanics necessary to implement the foregoing, including rounding and withholding, shall be applied in a manner consistent with the Plan of Arrangement, including Section 3.2 (No Fractional Shares) and Article 5 (Delivery of Consideration), mutatis mutandis.

(g) at the same time as the steps in Section 3.1(d) occur:

(i) each Cathedra Warrant outstanding immediately prior to the Effective Time, shall be exchanged for a warrant issued by Sphere (a "Replacement Warrant") to acquire such number (rounded down to the nearest whole number) of Sphere Common Shares equal to the product of: (A) the number of Cathedra SV Shares issuable upon the exercise of such Cathedra Warrant immediately prior to the Effective Time multiplied by (B) the SVS Exchange Ratio. The exercise price per Sphere Common Share subject to any such Replacement Warrant shall be the amount (rounded up to the nearest one-hundredth of a cent) equal to the quotient of (A) the exercise price per Cathedra SV Share issuable upon exercise of such Cathedra Warrant immediately before the Effective Time divided by (B) the SVS Exchange Ratio. No Replacement Warrant may be exercised in the United States or by or on behalf of a U.S. Person unless an exemption from registration under the U.S. Securities Act and applicable state securities laws is available;

(ii) each Cathedra Option outstanding immediately prior to the Effective Time, whether or not vested, shall be exchanged for an option issued by Sphere (a "Replacement Option") under the equity incentive plan of Sphere, to acquire such number (rounded down to the nearest whole number) of Sphere Common Shares equal to the product of: (A) the number of Cathedra SV Shares subject to such Cathedra Option immediately prior to the Effective Time multiplied by (B) the SVS Exchange Ratio. The exercise price per Sphere Common Share subject to any such Replacement Option shall be the amount (rounded up to the nearest one-hundredth of a cent) equal to the quotient of (A) the exercise price per Cathedra SV Share subject to such Cathedra Option immediately before the Effective Time divided by (B) the SVS Exchange Ratio. Notwithstanding the foregoing, if required, the exercise price of each Replacement Option will be increased such that (A) the excess (if any) of the aggregate fair market value of the Sphere Common Shares issuable under the Replacement Option immediately following the exchange over (B) the aggregate exercise price of such Replacement Option otherwise determined does not exceed (C) the excess (if any) of the aggregate fair market value of the Cathedra SV Shares issuable under the corresponding Cathedra Option immediately before the exchange over (D) the aggregate exercise price of such Cathedra Option, such that the exchange complies with the requirements of paragraph 7(1.4)(c) of the Tax Act and section 1.409A-1(b)(5)(v)(D) of the treasury regulations promulgated under the  Internal Revenue Code, and any such adjustment will be made nunc pro tunc. All terms and conditions of the Replacement Options (other than the term to expiry), including the terms, conditions and manner of exercising shall be governed by the equity incentive plan of Sphere, subject to that any change in such terms, conditions and manner of exercising, shall not be, in the aggregate and viewed as a whole, economically prejudicial to the holders of such Cathedra Options, and any document evidencing a Cathedra Option shall thereafter evidence and be deemed to evidence such Replacement Option;

(iii) each unvested Cathedra RSU, other than an Accelerated Cathedra RSU, outstanding immediately prior to the Effective Time held by Joel Blocka shall be exchanged for a restricted share unit issued by Sphere (a "Replacement RSU"), under the equity incentive plan of Sphere,  to acquire  such number (rounded down to the nearest whole number) of Sphere Common Shares equal to the product of: (A) the number of Cathedra SV Shares subject to such Cathedra RSU immediately prior to the Effective Time multiplied by (B) the SVS Exchange Ratio. All terms and conditions of a Replacement RSU, including the term to expiry, vesting, conditions to and manner of exercising, shall reflect the same material economic and vesting terms of the applicable unvested Cathedra RSU immediately prior to the Effective Time (aside from adjustments to reflect the SVS Exchange Ratio) and shall be governed by the equity incentive plan of Sphere and the applicable Replacement RSU award agreement;

(iv) each Accelerated Cathedra RSU, outstanding immediately prior to the Effective Time, shall be exchanged for such number (rounded down to the nearest whole number) of Sphere Common Shares equal to the product of: (A) the number of Cathedra SV Shares subject to such Accelerated Cathedra RSU immediately prior to the Effective Time multiplied by (B) the SVS Exchange Ratio; and

(v) each holder of Cathedra Shares, Cathedra Warrants, Cathedra Options and Cathedra RSUs outstanding immediately prior to the Effective Time, with respect to each step set out above applicable to such holder, will be deemed, at the time such step occurs, to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer all Cathedra Shares, Cathedra Warrants, Cathedra Options and Cathedra RSUs held by such holder in accordance with such step.

3.2 No Fractional Shares

In no event shall any fractional Sphere Common Shares or Sphere Series I Shares be issued under this Plan of Arrangement. Where the aggregate number of Sphere Common Shares or Sphere Series I Shares to be issued to a Cathedra Shareholder as consideration under this Plan of Arrangement would result in a fraction of a Sphere Common Share or Sphere Series I Share being issuable, then the number of Sphere Common Shares or Sphere Series I Shares to be issued, as applicable, to such Cathedra Shareholder shall be rounded down to the closest whole number and no former Cathedra Shareholder will be entitled to compensation in respect of a fractional Cathedra Share.

3.3 Amalgamated Corporation (Amalco)

(a) Unless and until otherwise determined in the manner required by Applicable Laws, by Amalco or by its directors or the holder of the Amalco Shares, the following provisions shall apply:

(i) the name of Amalco will be "Cathedra Holdings Inc." or such other name as mutually agreed to by Cathedra and Sphere;

(ii) the address of the registered and records office of Amalco will be 25th Floor, 700 West Georgia Street, Vancouver, BC V7Y 1B3.

(iii) the authorized capital of Amalco will consist of an unlimited number of Amalco Shares;

(iv) the initial directors of Amalco will be as follows:

(A) Joel Block; and

(B) Kurt Kalbfleisch.

(C) and such persons will hold office until the first annual or general meeting of the shareholders of Amalco or until their successors are duly appointed or elected. The subsequent directors will be elected each year thereafter as provided for in the articles of Amalco. The management and operation of the business and affairs of Amalco will be under the control of the board of directors as it is constituted from time to time;

(v) the initial officers of Amalco will be as follows:

(A) Joel Block - Chief Executive Officer;

(B) Kurt Kalbfleisch - Chief Financial Officer; and

(C) Tiah Reppas - Chief Accounting Officer.

(vi) the auditors of Amalco will be the auditors of Sphere;

(vii) the fiscal year end of Amalco will be December 31st of each calendar year; and

(viii) there will be no restrictions on the business that Amalco may carry on;

3.4 Paramountcy

From and after the Effective Time:

(a) this Plan of Arrangement will take precedence and priority over any and all securities of Cathedra issued prior to the Effective Time;

(b) the rights and obligations of the holders the securities of Cathedra, and any trustee and transfer agent therefor, will be solely as provided in this Plan of Arrangement; and

(c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any securities of Cathedra will be deemed to have been settled, compromised, released and determined without liability except as set out in this Plan of Arrangement.

3.5 U.S. Securities Laws Matters

Notwithstanding any provision herein to the contrary, Sphere, Cathedra and Amalco Sub acknowledge and agree that this Plan of Arrangement will be carried out with the intention that all Consideration Shares, Replacement Options and Replacement RSUs issued on completion of this Plan of Arrangement will be issued by Sphere in reliance on the exemption from the registration requirements of the U.S. Securities Act, as provided by section 3(a)(10) thereof, and pursuant to exemptions from registration under any other applicable United States state securities laws and pursuant to the terms, conditions and procedures set forth in the Arrangement Agreement.

Each holder of Cathedra Options, Cathedra Warrants and Cathedra RSUs entitled to receive Replacement Options, Replacement Warrants and Replacement RSUs and each holder of the Cathedra Shares entitled to receive Sphere Series I Shares, will be advised that the Section 3(a)(10) exemption does not exempt the issuance of securities upon the exercise or conversion, as applicable, of Replacement Options, Replacement RSUs, Replacement Warrants and Sphere Series I Shares and that therefore, the Sphere Common Shares issuable upon exercise or conversion, as applicable, of the Replacement Options, Replacement Warrants, Replacement RSUs and Sphere Series I Shares cannot be issued in the United States or to, or for the account or benefit of, a U.S. Person, in reliance on the exemption from registration provided by Section 3(a)(10) of the U.S. Securities Act, and such Sphere Common Shares issuable upon exercise or conversion, as applicable, of the Replacement Options, Replacement Warrants, Replacement RSUs and Sphere Series I Shares may only be issued and subsequently resold pursuant to one or more alternative exemptions from registration or an effective registration statement under the U.S. Securities Act and in compliance with applicable state securities law.

ARTICLE 4
DISSENTING SHAREHOLDERS

4.1 Rights of Dissent

Registered holders of Cathedra Shares may exercise rights of dissent ("Dissent Rights") in connection with this Plan of Arrangement in the manner set forth in sections 237 to 247 of the Act as modified by the Interim Order, the Final Order and this Section 4.1 (the "Dissent Procedures"). In particular, notwithstanding subsection 242(1)(a) of the Act, the written objection to the special resolution approving the Arrangement referred to in subsection 238(2) of the Act must be received by Cathedra not later than 5:00 p.m. (Vancouver Time) on the second Business Day preceding the date of the Cathedra Meeting or any date to which the Cathedra Meeting may be postponed or adjourned and provided further that Dissenting Shareholders who:

(a) are ultimately entitled to be paid the fair value of their Cathedra Shares, (i) shall be deemed to have transferred such Cathedra Shares to Cathedra as of the Effective Time without any further act or formality, free and clear of all Encumbrances, in consideration for the payment by Cathedra of the fair value thereof, in cash; and (ii) will not be entitled to any other payment or consideration including any payment that would be payable under the Arrangement had such Dissenting Shareholders not exercised their Dissent Right; or

(b) are ultimately not entitled, for any reason, to be paid the fair value of their Cathedra Shares, shall be deemed to have participated in the Arrangement, as of the Effective Time, on the same basis as a non-dissenting holder of Cathedra Shares, and shall receive Consideration Shares on the basis determined in accordance with Section 3.1(e)(i)(A) or Section 3.1(e)(i)(B), as applicable.

4.2 Recognition of Dissenting Shareholders

(a) In no circumstances shall Sphere, Cathedra or any other person be required to recognize a person exercising Dissent Rights unless such person is the registered holder of those Cathedra Shares in respect of which such Dissent Rights are sought to be exercised.

(b) For greater certainty, in no case shall Sphere, Cathedra, the Depositary, the registrar and transfer agent in respect of the Cathedra Shares or any other person be required to recognize Dissenting Shareholders as holders of the Cathedra Shares in respect of which Dissent Rights have been validly exercised after the completion of the transfers under Section 3.1(c) and the names of such Dissenting Shareholders shall be removed from the registers of holders of the Cathedra Shares in respect of which Dissent Rights have been validly exercised at the same time as the event in Section 3.1(c) occurs.

(c) In addition to any other restrictions under section 246 of the Act, none of the following shall be entitled to exercise Dissent Rights: (i) Cathedra Shareholders who vote or have instructed a proxyholder to vote such Cathedra Shares in favour of the Arrangement Resolution (but only in respect of such Cathedra Shares); (ii) Cathedra Locked-up Shareholders; and (iii) holders of Cathedra Options, Cathedra Warrants and Cathedra RSUs.

ARTICLE 5
DELIVERY OF CONSIDERATION

5.1 Deposit and Payment of Consideration

(a) Following receipt of the Final Order and prior to the Effective Time, Sphere shall deposit, or arrange to be deposited, with the Depositary, for the benefit of the Cathedra Shareholders (other than Sphere or Dissenting Shareholders) the Consideration Shares to be delivered to Cathedra Shareholders (other than Sphere or Dissenting Shareholders) pursuant to Section 3.1 hereof upon the exchange of the Cathedra Shares, which Consideration Shares shall be held by the Depositary  as agent and nominee for such former Cathedra  Shareholders for distribution to such persons in accordance with the terms of this Article 5.

(b) As soon as practicable following the later of the Effective Time and the date of deposit with the Depositary of a duly completed Letter of Transmittal, the certificates or direct registration system advice (a "DRS Advice") which immediately prior to the Effective Time represented the Cathedra Shares, and such other documents and instruments as the Depositary may reasonably require, Sphere shall cause the Depositary:

(i) to forward or cause to be forwarded by first class mail (postage prepaid) to each Cathedra Shareholder (other than Dissenting Shareholders) at the address specified in the Letter of Transmittal;

(ii) if requested by such Cathedra Shareholder in the Letter of Transmittal, to make available at the Depositary for pick-up by such Cathedra Shareholder; or

(iii) if the Letter of Transmittal neither specifies an address nor contains a request for pick-up, to forward or cause to be forwarded to such Cathedra Shareholder at the address of such Cathedra Shareholder on the share register of Cathedra, by first class mail (postage prepaid), certificates or a DRS Advice representing that number of Consideration Shares and which such Cathedra Shareholder has the right to receive and the certificate or DRS Advice representing the Cathedra Shares so surrendered shall be cancelled.

(c) After the Effective Time, until surrendered as contemplated by this Section 5.1, each certificate which immediately prior to the Effective Time represented Cathedra Shares that were transferred and exchanged pursuant to Article 3 shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender, subject to Section 3.2, the entitlements described in this Article 5.

5.2 Withholding and Sale Rights

Sphere and the Depositary, as the case may be, will be entitled to deduct and withhold from any consideration payable to any person hereunder all amounts that Sphere or the Depositary, as the case may be, is required to deduct and withhold with respect to that payment under the Tax Act, the Internal Revenue Code, or any provision of Applicable Laws, and to remit such withheld amounts to the relevant taxation authorities. To the extent that amounts are so withheld, those withheld amounts will be treated for all purposes of this Arrangement as having been paid to such person in respect of which that deduction and withholding was made, provided that those withheld amounts are actually remitted to the appropriate taxation authority. Sphere and the Depositary are hereby authorized to sell or otherwise dispose of, at such times and at such prices as it determines, in its sole discretion, such portion of the Consideration Shares otherwise issuable or payable to such holder as is necessary to provide sufficient funds to Sphere or the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement, and shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale or disposition (after deducting applicable sale commissions and any other reasonable expenses relating thereto) in lieu of the Consideration Shares or other consideration so sold or disposed of. To the extent that Consideration Shares or other consideration are so sold or disposed of, such withheld amounts or shares or other consideration so sold or disposed of, shall be treated for all purposes as having been paid to the holder of the Cathedra Shares in respect of which such deduction, withholding, sale or disposition was made, provided that such withheld amounts, or the net proceeds of such sale or disposition, as the case may be, are actually remitted to the appropriate taxing authority. Neither Sphere nor the Depositary, as the case may be, shall be obligated to seek or obtain a minimum price for any of the Consideration Shares or other consideration sold or disposed of by it hereunder, nor shall any of them be liable for any loss arising out of any such sale or disposition.

5.3 Distributions with Respect to Unsurrendered Certificates

No dividends or other distributions declared or made effective after the Effective Time with respect to Sphere Common Shares or Sphere Series I Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate which immediately prior to the Effective Time represented outstanding Cathedra Shares that were exchanged pursuant to Section 3.1 unless and until the holder of such certificate shall surrender such certificate in accordance with Section 5.1. Subject to Applicable Law, at  the time of such surrender of any such certificate (or, in the case of clause (ii) below, at the appropriate payment date), there shall be paid to the holder of record of those certificates formerly representing Cathedra Shares, without interest: (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the Consideration Shares, to which such holder is entitled; and (ii) on the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender, payable with respect to the Consideration Shares, to which such holder is entitled.

5.4 Extinguishment of Rights

Notwithstanding any of the other provisions hereof, any certificate or DRS Advice which immediately prior to the Effective Time represented outstanding Cathedra Shares that were exchanged pursuant to Section 3.1, if it has not been surrendered with all other instruments required by this Section 5.4 on or prior to the sixth (6th) anniversary of the Effective Date, shall cease to represent a claim or interest of any kind or nature against any party. In such circumstances, the Consideration Shares to which such former registered holder of the Cathedra Shares was ultimately entitled to receive hereunder shall be deemed to have been surrendered to Sphere, together with all entitlement to dividends, distributions and cash thereon held for such former Cathedra Shareholder, for no consideration.

5.5 Adjustment to the Exchange Ratio

If, on or after the date hereof and prior to the Effective Time, Sphere issues any Sphere Common Shares pursuant to the ATM Agreement for aggregate net proceeds in excess of US$1,000,000, Sphere RSUs (excluding any Sphere RSUs issued in lieu of cash as payments to members of the Sphere Board for service thereon) or Sphere Options, the number of Consideration Shares issuable to Cathedra Shareholders shall be adjusted by recalculating the SVS Exchange Ratio and the MVS Exchange Ratio to reflect such additional Sphere Common Shares issued for aggregate net proceeds in excess of US$1,000,000 and/or the additional Sphere Common Shares issuable upon the settlement of such Sphere RSUs or exercise of such Sphere Options, as applicable, such that, as nearly as practicable, the relative economic value and proportionate ownership of the Cathedra Shareholders immediately prior to such issuance is preserved.

5.6 Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Cathedra Shares that were to be exchanged pursuant to Section 3.1 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such  certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, any certificates pursuant to this Section 5.6 deliverable in accordance with such holder's Letter of Transmittal. When authorizing such issuance in exchange for any lost, stolen or destroyed certificate, the holder to whom certificates are to be delivered and issued shall, as a condition precedent to the delivery and issuance thereof, give a bond satisfactory to Sphere and its transfer agent in such sum as Sphere may direct, or otherwise indemnify Sphere and its successor entities, in a manner satisfactory to Sphere, against any claim that may be made against Sphere, or its successor entities, with respect to the certificate alleged to have been lost, stolen or destroyed.

ARTICLE 6
GENERAL

6.1 Right to Amendment

Sphere, Cathedra and Amalco Sub reserve the right to amend, modify or supplement this Plan of Arrangement from time to time and at any time prior to the Effective Time, provided that any such amendment, modification or supplement must be (a) set out in writing; (b) agreed in writing by Sphere, Cathedra and Amalco Sub; (c) filed with the Court and, if made following the Meeting, approved by the Court; and (d) communicated to the Cathedra Shareholders in the manner required by the Court (if so required).

6.2 Amendments Before Meeting

Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Cathedra at any time prior to or at the Cathedra Meeting (provided that Sphere shall have consented thereto in writing) with or without any other prior notice or communication, and if so proposed and accepted by the Cathedra Shareholders voting at the Cathedra Meeting, in the manner required by the Interim Order, shall become part of this Plan of Arrangement for all purposes.

6.3 Amendment After Meeting

Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Cathedra Meeting shall be effective only if (a) it is consented to in writing by each of Cathedra and Sphere; and (b) if required by the Court, it is consented to by the Cathedra Shareholders voting in the manner directed by the Court.

6.4 Amendment After Final Order

Any amendment, modification or supplement to this Plan of Arrangement may be made following the granting of the Final Order without filing such amendment, modification or supplement with the Court or seeking Court approval; provided that: (a) it concerns a matter which, in the reasonable opinion of Sphere and Cathedra, is of an administrative nature required to give effect to the implementation of this Plan of Arrangement and is not adverse to the interest of any Cathedra Shareholder or any holder of Cathedra Options, Cathedra Warrants or Cathedra RSUs (b) is an amendment contemplated in Section 6.5.

6.5 Amendments of an Administrative Nature

Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by Sphere, provided that it concerns a matter which, in the reasonable opinion of Sphere, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and provided that it is not materially adverse to interests of a former Cathedra Shareholder or any former holder of Cathedra Options, Cathedra Warrants or Cathedra RSUs.

6.6 Withdrawal

This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the terms of the Arrangement Agreement.

ARTICLE 7
FURTHER ASSURANCES

7.1 Further Assurances

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of Cathedra, Sphere and Amalco Sub shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to further document or evidence any of the transactions or events set out herein.

APPENDIX I TO SCHEDULE A

AMALGAMATION APPLICATION

[see attached]

APPENDIX II TO SCHEDULE A

ARTICLES OF AMALCO

[see attached]

APPENDIX III TO SCHEDULE A

SPHERE ARTICLES OF AMENDMENT

[see attached]

B-1

SCHEDULE "B"

ARRANGEMENT RESOLUTION

BE IT RESOLVED THAT:

1. The arrangement (the "Arrangement") under Section 288 of the Business Corporations Act (British Columbia) (the "BCCA") involving Cathedra Bitcoin Inc. (the "Company"), as more particularly described and set forth in the management information circular (the "Circular") of the Company dated [●], 2026, accompanying the notice of this meeting (as the Arrangement may be amended, modified or supplemented in accordance with its terms), is hereby authorized, approved and adopted.

2. The plan of arrangement (the "Plan of Arrangement") involving the Company (as it has been or may be amended, modified or supplemented in accordance with its terms) and the implementation of the Arrangement, the full text of which is set out in Schedule "A" to the Arrangement Agreement, is hereby authorized, approved and adopted.

3. The (i) arrangement agreement dated as of March 5, 2026 between Sphere 3D Corp., the Company and S3D Acquisition Corp. (the "Arrangement Agreement") and related transactions, (ii) actions of the directors of the Company in approving the Arrangement Agreement, and (iii) actions of the directors and officers of the Company in executing and delivering the Arrangement Agreement, and any amendments, modifications or supplements thereto, are hereby ratified and approved.

4. The Company be and is hereby authorized to apply for a final order (the "Final Order") from the Supreme Court of British Columbia to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement (as they may be amended, modified or supplemented and as described in the Circular).

5. Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the shareholders of the Company or that the Arrangement has been approved by the Supreme Court of British Columbia, the directors of the Company are hereby authorized and empowered to, without notice to or approval of the shareholders of the Company, (i) amend, modify or supplement the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement and related transactions.

6. Any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute and deliver for filing with the Registrar under the BCCA such documents as are necessary or desirable to give effect to the Arrangement in accordance with the Arrangement Agreement and the Final Order, such determination to be conclusively evidenced by the execution and delivery of such documents.

7. Any one officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute or cause to be executed and to deliver or cause to be delivered all such other documents and instruments and to perform or cause to be performed all such other acts and things as such person determines may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or instrument or the doing of any such act or thing.

C-1

SCHEDULE "C"

MATERIAL TERMS OF MANAGEMENT MEMBER EMPLOYMENT AGREEMENT

The parties agree that the Management Member Employment Agreement shall be based on Sphere's standard form of executive employment agreement, subject to changes to be mutually agreed to by Sphere and Joel Block, and will include the following terms:

  Base Salary: US$425,000

  Target Bonus: 125% of base salary

  Severance: period of 18 months at 100% of base salary and target bonus

D-1

SCHEDULE "D"

REQUIRED CONSENTS

None.